SCHEDULE 14A INFORMATION

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

NUANCE COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Nuance Communications, Inc.

One Wayside Road

Burlington, MA 01803

NOTICE OF THE 2020 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

The 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) of Nuance Communications, Inc. (“we,” “us,” “our,” “Nuance” or the “Company”) will be held at the Company’s headquarters located at One Wayside Road, Burlington, MA 01803, on January 22, 2020 at 8:00 a.m. local time, for the following purposes:

(1)	Election of the nine directors named in the proxy statement;

(2)	Approval of the adoption of the Company’s 2020 Stock Plan;

(3)	Approval of a non-binding advisory resolution regarding the compensation of the Company’s named executive officers;

(4)	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020;

(5)	Approval of a non-binding shareholder proposal as described in the proxy statement; and

(6)	Transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Company is relying upon the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to its shareholders via the Internet. Pursuant to these rules, instead of mailing a printed copy of the Company’s proxy materials to each shareholder, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, with the exception of certain shareholders who requested to receive printed copies of the Company’s proxy materials by mail, shareholders of record will receive a Notice of Internet Availability of Proxy Materials that explains how to access and review the Company’s proxy materials on the Internet, how to submit the proxy card on the Internet, and how to request to receive a printed copy of the Company’s proxy materials. The Company expects to mail the Notice of Internet Availability of Proxy Materials on or about December 13, 2019.

The Board of Directors has fixed the close of business on November 25, 2019 as the record date for determination of shareholders entitled to notice of, and to vote at, the 2020 Annual Meeting and at any postponements or adjournments thereof. A list of shareholders entitled to vote at the 2020 Annual Meeting will be available at the meeting being held at One Wayside Road, Burlington, MA 01803 and for ten days prior to the 2020 Annual Meeting.

The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 accompanies this Notice of the 2020 Annual Meeting of Shareholders and the proxy statement. These documents may also be accessed free of charge at www.proxyvote.com.

Please refer to the proxy statement for further information with respect to the business to be transacted at the 2020 Annual Meeting.

By Order of the Board of Directors,

Wendy Cassity

Secretary

Burlington, Massachusetts

December 13, 2019

Dear Fellow Shareholders:

Fiscal 2019 was a year of significant change for Nuance. I am extremely pleased with how we have executed against the strategic and financial objectives that we laid out in November 2018. We have transformed Nuance into a simpler, more growth-oriented company, with an emphasis on driving growth in recurring revenue by leveraging the power of our conversational AI capabilities.

We have positioned Nuance as a company that will create value for our customers and our shareholders by embracing innovation and growth and focusing on what matters most. During the year, we made significant progress on our strategic transformation, including:

•	Sale of our Imaging business ahead of schedule, with proceeds used to pay down debt;
•	Successful spin-off of our Automotive business;
•

Increasing investments and efforts in our Healthcare and Enterprise businesses, driving higher growth in our cloud-based solutions in both businesses, and expanding our international Healthcare business;

•	Accelerated sale of our non-core SRS business and continued wind down of our Devices business, both included in our Other segment; and
•	Exceeding expectations on our cost savings program, taking $50 million of cost out of the business at an accelerated pace, allowing for the reallocation to strategic growth initiatives.

Our focus in the execution of this strategic transformation has been on simplifying Nuance and strengthening the Company to unlock long-term growth and value for all stakeholders. Our new strategy is driving solid financial and total shareholder returns. Since I took over in April 2018, the total shareholder return of Nuance has been approximately 35%. Additionally, our strategic transformation has allowed us to focus on growth and to diligently improve operating margins and, as a result, to continue to generate meaningful free cash flow.

As we unlock Nuance’s potential and shareholder value, we are also committed to defining and building a new culture at Nuance. Our new culture is driven by purpose and focused on delivering business-led solutions for our customers. These, in turn, will power innovation and drive growth in our Company while creating incremental value. Our culture is integrated into everything we do, from business strategy and operations, to every element of our ESG programs and practices. Our Board and management team will continue to ensure that we foster a diverse, inclusive and collaborative environment for all employees, which will ultimately underpin our long-term success.

We’ve come a long way in a year and are taking the right steps as an organization. We see terrific opportunities ahead, and we’re confident that we have a great deal of greenfield to capture, and the right strategies and excellent team to achieve our strategic goals and deliver value for all our stakeholders. Over the course of the past year, I’ve spoken about our conscious approach to enhancing the Nuance culture, and I believe our efforts have paid significant dividends; the team is more engaged and collaborative than ever.

It is an exciting time at the Company and on behalf of our management team and employees, we thank you, our valued shareholders, for your continued support and confidence as we execute on our commitments to you.

We hope that you will join us at the 2020 Annual Meeting to discuss our results and learn more about our strategic agenda. Details of the business to be conducted at the 2020 Annual Meeting are included in the attached Notice of the 2020 Annual Meeting of Shareholders and Proxy Statement, which we encourage you to read carefully.

Sincerely,

Mark Benjamin

Chief Executive Officer

Dear Shareholders:

It is our privilege to serve on the Board of Nuance, and we would like to thank all of you for your continued support and investment. Our Board works together to continually assess how we can operate responsibly and effectively to protect and increase the value of your investment. We play a key advisory role in the mission and strategic direction of Nuance, and we are actively committed to our oversight responsibilities across all areas of the Company.

This annual general meeting marks our first year as a reconstituted Board, and we remain committed to continuing our shareholder engagement program and upholding strong corporate governance practices. This past year, we focused on overseeing the execution of Nuance’s new strategic plan and engaging with shareholders to inform the refinement of our corporate governance and executive compensation practices. As we approach the 2020 Annual Meeting, I would like to highlight some of the ways our Board has been working on your behalf.

Engaging with Our Shareholders

We continued to build upon our year-round engagement program with shareholders to better understand their perspectives on a variety of relevant issues. Specifically, the Board was disappointed by the low support for our executive pay program at last year’s annual meeting, and was focused on understanding shareholder feedback to develop a compensation program aligned to performance outcomes and shareholder experience and to provide the relevant disclosure to meet our shareholders’ expectations. Sanjay Vaswani, our Compensation Committee Chair, led a process to review the Company’s executive compensation structure, engaging with shareholders representing approximately 35% of outstanding shares during an extensive outreach effort. While the 2019 vote was primarily a reflection of legacy compensation decisions, we did receive additional feedback that was taken into account and helped inform boardroom discussions.

Evolving Our Compensation Program

We believe the compensation plan we designed last year addressed several areas of feedback raised in last year’s engagement efforts, and the decisions we have made for 2020 are responsive to recent feedback in the context of our recent business transformation. These changes to the compensation program include:

2019:

•	Enhanced our proxy disclosure of the MBO (strategic) portion of the annual incentive
•	Lengthened the performance-period of PSUs from one year to three years and aligned payouts to relative total shareholder return (TSR)
•	Established and clearly disclosed a minimum threshold and payout cap for PSUs

2020:

•	Increased the percentage of the performance-based restricted stock units (PSU) portion of the annual long-term incentive plan for CEO Mark Benjamin from 50% to 60%
•	Maintained relative TSR as the sole performance metric for PSUs granted under our fiscal 2020 LTI Plan, but committed to incorporating an operational metric in the fiscal 2021 PSU award

The Compensation Committee remains focused on ensuring our compensation program continues to support our strategic goals, demonstrates pay and performance alignment and reflects the views of our shareholders.

Continuing Our Momentum

We are confident that Nuance will continue to build on its momentum with the Board’s active involvement and support. We will continue to build upon the foundation we have laid out for Nuance’s corporate governance practices and executive compensation program, propelling Nuance forward. We have begun developing and improving processes around oversight of corporate culture. As part of Nuance’s strategic transformation, the Company has focused on defining the culture, leading with purpose and introducing a number of new corporate giving and social responsibility programs.

We Ask for Your Support

We take seriously the trust you place in us through your investment in Nuance and vote for our election, and we look forward to continuing on this positive trajectory. Your vote is very important to us. We strongly encourage you to read both our proxy statement and annual report in their entirety, and ask that you vote with our recommendations.

Sincerely,

The Nuance Board of Directors

Proxy Statement Summary

This proxy statement (the “Proxy Statement”) provides information for shareholders of the Company as part of the solicitation of proxies by the Company and its board of directors (the “Board” or “Board of Directors”) from holders of the outstanding shares of the Company’s common stock (“Common Stock”), for use at the Company’s annual meeting of shareholders to be held at the Company’s headquarters located at One Wayside Road, Burlington, MA 01803 on January 22, 2020 at 8:00 a.m. local time, and at any adjournments or postponements thereof.

This summary highlights select information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the full Proxy Statement before casting your vote.

Meeting Information

2020 Annual Meeting of Shareholders

Date and Time:	January 22, 2020, at 8:00 a.m. local time
Location:	One Wayside Road, Burlington, MA
Record Date:	November 25, 2019

Voting Items

The following table summarizes the proposals to be considered at the 2020 Annual Meeting and the Board voting recommendations with respect to each proposal.

Proposal Number	Proposal	Your Board’s Recommendation	Page Number
1	Elect the nine nominees named in this Proxy Statement as directors	FOR each Director Nominee	4
2	Approve adoption of the Company’s 2020 Stock Plan	FOR	62
3	Approve a non-binding advisory resolution regarding compensation of the Company’s named executive officers	FOR	71
4	Ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020	FOR	72
5	Approve the non-binding shareholder proposal to require an independent chair as described in this Proxy Statement	AGAINST	76

Nuance at a Glance

We are a pioneer and leader in conversational artificial intelligence (“AI”) innovations that bring intelligence to everyday work and life. We deliver solutions that understand, analyze, and respond to people—amplifying human intelligence to increase productivity and security. With decades of domain and AI expertise, we work with thousands of organizations globally across healthcare, financial services, telecommunications, government, and retail—to create stronger relationships and better experiences for their customers and workforce. We offer our customers high accuracy in automated speech recognition (“ASR”), natural language understanding (“NLU”) capabilities, dialog and information management, biometric speaker authentication, text-to-speech (“TTS”), and domain knowledge, along with professional services and implementation support. In addition, our solutions increasingly utilize our innovations in AI, including cognitive sciences and machine learning to create smarter, more natural experiences with technology.

i

Using advanced analytics and algorithms, our technologies create personalized experiences and transform the way people interact with information and the technology around them. We market and sell our solutions and technologies around the world directly through a dedicated sales force, and also through a global network of resellers, including system integrators, independent software vendors, value-added resellers, distributors, hardware vendors, telecommunications carriers and e-commerce websites.

Fiscal 2019 Nuance Business Segments

Healthcare	Enterprise	Automotive[2]	Other[3]

53% of Revenues[1]	27% of Revenues[1]	17% of Revenues[1]	3% of Revenues[1]

Intelligent solutions to support a more natural and insightful approach to clinical documentation across the continuum of care	Intelligent customer service and engagement solutions powered by artificial intelligence	Unique infotainment systems that enable drivers and passengers to effortlessly interact with their cars	Non-core lines of business built on voice recognition and artificial intelligence technologies

✓ Real-time medical Automatic Speech Recognition (ASR) and transcription ✓ Diagnostics Reporting, Image Sharing & Analytics ✓ Medical coding, documentation improvement, Consumer ASR	✓ Omni-Channel Engagement ✓ Security, Engines & Analytics ✓ Professional Services	✓ Conversational Artificial Intelligence (AI) platforms ✓ Automotive & Mobility Digital Assistants ✓ Driver & Passenger User Experience (UX)	✓ Speech recognition solutions and predictive text technologies for handset devices

[1]

Represents our non-GAAP revenue percentage by business segment for fiscal 2019. GAAP revenue percentages by business segment for fiscal 2019 are as follows: Healthcare (52%), Enterprise (28%), Automotive (17%) and Other (3%).

[2]	Our Automotive business segment was spun off on October 1, 2019 into a publicly traded company called Cerence Inc. (NASDAQ: CRNC).
[3]

The Company is in the process of winding down its Devices and Subscription Revenue Services businesses within its non-core Other business segment, and completed the sale of its Mobile Operator Services business in July 2019.

Recent Events

The below graphic provides a timeline of recent events highlighting changes to Board, executive team, and governance and compensation practices in conjunction with our business transformation.

Revamped Executive Team

Following his appointment in April 2018, CEO Mark Benjamin worked diligently with the Board and the management team to conduct a thorough strategic and operational review of Nuance and its businesses. This review included in-depth analysis of the Company’s portfolios, products, services and offerings for every business to determine what each needed to thrive long-term. Over the past year, one of the steps the Company took was putting in place a world class management team to help lead the execution of our new strategy and establish the Nuance for the future. The following individuals were hired, or in the case of Mr. Petro promoted, to join Nuance’s management team:

Mark Sherwood, Senior Vice President and Chief Information Officer (July 2018)	Wendy Cassity, Executive Vice President and Chief Legal Officer (September 2018)

Joe Petro, Executive Vice President and Chief Technology Officer (September 2018)	Beth Conway, Executive Vice President and Chief People Officer (December 2018)

Rob Dahdah, Executive Vice President and Chief Revenue Officer (April 2019)	Tracy Krumme, Senior Vice President— Investor Relations (April 2019)

Significant Progress Against New Strategic Initiatives

Following a transformative fiscal 2018 in which we accelerated our efforts to position the Company for growth and long-term value creation, we continue to implement strategic initiatives designed to make us a more focused, growth-oriented company. We believe that our new management team has positioned the Nuance of the future to be a company that embraces a culture of innovation and growth. As a result of the strategic review undertaken by the Board and management, led by CEO Mark Benjamin, we have made several significant strategic changes intended to simplify the business from five segments down to two through a series of sales, wind-downs and a spin-off. In November 2018, we agreed to sell our Imaging business segment for approximately $400 million, and the sale closed on February 1, 2019. On October 1, 2019, we completed the spin-off of our Automotive segment into a separate publicly-traded company, Cerence Inc. (NASDAQ: CRNC), and we are currently in the process of winding down our Devices and SRS businesses within our “Other” business segment. As part of this wind-down, we completed the sale of our SRS business in July 2019. The chart below shows our non-GAAP revenues by business segment for fiscal 2018 (“Old” Nuance) compared against the non-GAAP revenues for fiscal 2018 for the Healthcare and Enterprise segments (“New” Nuance).

In just over one year, Nuance has made meaningful progress in our ongoing effort to drive transformation and simplification by continuing to execute on our strategic plan. Nuance’s new strategic plan is to focus on growth, invest significantly in key business segments, diligently scale operating margins and generate meaningful free cash flow. Progress in these areas to date includes:

2019 Performance Update

We completed the transformative fiscal 2019 year on strong footing, delivering on our strategic and financial objectives and posting strong operational performance. Consistent with our strategic initiatives and ongoing effort to drive transformation and simplification, we achieved the following in fiscal 2019:

We adopted the new ASC 606 revenue recognition standard using the modified retrospective approach, effective October 1, 2018. Under this adoption methodology, we do not recast our historical financials for the provisions of ASC 606. ASC 605 financial results are presented below to help investors understand relevant year over year comparisons.

ASC 606 Performance Summary: Fiscal 2019

•	Revenue. Our GAAP revenue was $1,823.1 million and our non-GAAP revenue was $1,829.4 million.
•

Net Income. We recognized a GAAP net income from continuing operations of $114.3 million, or $0.39 per share. Non-GAAP net income from continuing operations was $332.1 million or $1.14 per diluted share.

ASC 605 Performance Summary: Fiscal 2019

•	Revenue. Our GAAP revenue was $1,858.7 million, up 0.9% from $1,842.3 million in fiscal 2018. Our non-GAAP revenue was $1,866.3 million, up 0.5% from $1,856.5 million in fiscal 2018.
•	Recurring Revenue. Our total GAAP recurring revenue for fiscal 2019 was $1,445.6 million, up 4.7% year over year representing 77% of total revenue.
•	Gross Margin. Our GAAP gross margin was 58.2%, compared to 55.2% in fiscal 2018. Our non-GAAP gross margin was 62.0%, compared to 60.2% in fiscal 2018.
•

Net Income. We recognized a GAAP net income from continuing operations of $144.8 million, or $0.50 per share, compared to a GAAP net loss from continuing operations of $(184.9) million or $(0.63) per share in fiscal 2018. Non-GAAP net income from continuing operations in fiscal 2019 was $359.1 million or $1.24 per diluted share, compared to $295.7 million or $1.00 per diluted share in fiscal 2018.

v

•	Operating Margin. GAAP operating margin in fiscal 2019 was 8.9%, compared to (6.4)% in fiscal 2018. Non-GAAP operating margin in fiscal 2019 was 28.0%, compared to 25.3% in fiscal 2018.
•

Net New Bookings. Our net new bookings were $1,075.2 million for fiscal 2019. In fiscal 2019 we changed the manner in which we value net new bookings for our Healthcare segment from total contract value to annual contract value. The annual value is calculated by taking the total contractual value and dividing it by the contractual term. This has the effect of lowering the overall booking value and therefore 2019 net new bookings result is not comparable with our previously reported net new bookings for 2018 and earlier.

•

Capital Allocation. Repurchased a total of 8.2 million shares at an aggregate purchase price of $126.9 million. In addition, during fiscal 2019, we repaid $300.0 million of our 2020 5.375% high-yield bonds at par, which is expected to reduce our fiscal 2020 cash interest expense by $16.1 million.

A reconciliation of the GAAP to non-GAAP financial measures is set forth in Annex A to this Proxy Statement.

Board of Directors

Over the course of the past two years, in addition to undergoing a comprehensive Board refreshment process which resulted in the appointment of seven new directors, the Board conducted an in-depth review of the Company’s corporate governance practices and approved a number of significant changes highlighted below.

•	Separating the Chairman / CEO Roles: Established the Chairman role and assigned him robust responsibilities to ensure effective independent oversight of the Board.
•	Recruiting a New, Independent Chairman of the Board: Recruited Lloyd Carney as independent Chairman of the Board.
•

Reconstituting Committee Membership: Completely refreshed the Compensation Committee and named Sanjay Vaswani as Chair of the Compensation Committee. We also refreshed the Audit Committee adding new board members, and appointing Bob Finocchio as Chair of the Audit Committee. Finally, we combined the Nominating Committee and Governance Committee into the Nominating & Governance Committee, appointing Mark Laret as Chair of the Committee.

•

Establishing Robust Shareholder Engagement Program: In both 2018 and 2019, Nuance reached out to shareholders owning more than 60% of shares outstanding and engaged with shareholders owning ~35% of shares outstanding, with director participation in a majority of meetings each year.

•	Amending the Company’s Amended and Restated Bylaws (the “Bylaws”) to include a majority voting standard.
•	Amending the Bylaws to allow shareholders the right to call a special meeting, and subsequently reducing the threshold to allow holders of 15% of shares to call a special meeting (reduced from 20%).

Diverse Perspectives and Experience

Our Board members’ comprehensive set of skills and diverse backgrounds are designed to ensure effective oversight of our business strategy and our corporate governance practices. The Board includes two women, and members from varying ethnic and professional backgrounds. The members of our newly-constituted Board are:

[1]	As of July 31, 2019

Name and Title	Committee Memberships*
	AUD	COMP	GOV
Lloyd Carney - Independent Chairman Former Chief Executive Officer Brocade Communication Systems
Mark Benjamin Chief Executive Officer Nuance Communications
Daniel Brennan Chief Financial Officer Boston Scientific	✓
Thomas Ebling Former Chief Executive Officer Demandware		✓
Bob Finocchio Retired Tech Executive, Current Dean’s Executive Professor Santa Clara University	C
Laura Kaiser Chief Executive Officer SSM Health		✓
Michal Katz Head of Corporate Investment Banking for the Americas Mizuho Financial Group, Inc.			✓
Mark Laret Chief Executive Officer University of California San Francisco Medical Center	✓		C
Sanjay Vaswani Managing Partner Center for Corporate Innovation		C	✓

AUD: Audit    COMP: Compensation    GOV:  Nominating & Governance    C: Chair

*	As of December 12, 2019

Each of our non-employee directors has extensive professional experience. The chart below highlights areas in which we believe certain directors have particularly deep experience relevant to the Company’s current profile and strategic needs:

Skills and Qualifications

Senior Leadership/CEO

The Company is a complex, global organization benefiting from experienced oversight of its overall strategy and management, including assessing the Company’s strategies and operations.

	✓	✓	✓	✓	✓		✓

Knowledge of Business/Industry

The Company is a software, solutions and professional services organization benefiting from experienced directors knowledgeable in the industry and multiple marketplaces in which the Company operates.

			✓	✓	✓	✓	✓	✓

Financial Markets and Accounting Experience

The Company is a global publicly traded corporation conducting complex financial transactions requiring oversight in order to oversee the processes associated with its financial management and the integrity of its financial results.

		✓		✓		✓

Technology/Innovation

The Company is a leading provider of voice recognition and natural language understanding solutions in highly dynamic and competitive market and benefits from experience in understanding market trends and disruptive technologies and solutions.

	✓		✓	✓

Risk Oversight

The Company is an organization requiring compliance with a variety of global laws, regulations and standards and requires experienced oversight in order to understand and oversee risks facing the Company and ensuring there are appropriate risk frameworks and policies in place to both manage and identify emerging risks.

	✓	✓			✓		✓
Global/Emerging Markets Experience The Company is a global organization participating in mature and emerging markets, and benefits from a Board with prior international exposure and experience.	✓	✓	✓	✓		✓		✓

Comprehensive Approach to Shareholder Engagement

2019 Shareholder Engagement on Compensation

Our annual say-on-pay vote is one of our opportunities to receive feedback from shareholders regarding our executive compensation program. We were disappointed with the results of our advisory say-on-pay proposal at our last annual meeting. In order to address this, during the fall of 2018, Nuance actively sought feedback from shareholders to better understand what motivated their votes and reached out to shareholders owning approximately 60% of our outstanding shares and speaking with shareholders owning approximately 40% of our outstanding shares. Our Compensation Committee Chair, Sanjay Vaswani, participated in a majority of these conversations. All shareholder feedback was shared with the full Board and helped to shape changes made to our executive compensation program.

Over the course of this engagement, we learned that shareholders were generally satisfied with the fiscal 2018 compensation program that the Compensation Committee designed for our CEO, Mark Benjamin, which was generally implemented for all NEOs in fiscal 2019. Nevertheless, shareholders voted on our fiscal 2018 executive compensation program as a whole and many were displeased with the compensation and severance program the previous Compensation Committee designed and put in place for our former CEO, which we believe was the reason for a significant portion of “against” votes. As a result, the Compensation Committee has confidence that our 2019 executive compensation program, which was designed to incentivize achievement of short-term goals and reward long-term shareholder value creation, will be well received by our shareholders. A general overview of our fiscal 2019 annual executive compensation program is below.

The 2019 compensation plan design shown in the graphic above reflects long-term incentive award target value and excludes transition and other one-time awards that are not considered part of our standard annual compensation program. A full discussion of Fiscal 2019 compensation decisions related to our Long-Term Incentive Plan begins on page 37 of the Proxy Statement.

The fiscal 2019 executive compensation program incorporates the following changes in response to prior shareholder feedback:

•	Increased disclosure pertaining to the achievement of MBOs (strategic goals) and the corresponding payouts under the Annual Incentive Plan (“AIP”);
•	Transitioned to a 3-year cliff vesting period for performance-based restricted stock units (“PSUs”) under our Long-Term Incentive (“LTI”) Plan; and
•	Unified PSU metric across NEOs and increased transparency around the payout range for PSUs in the LTI Plan, including what achievement of relative TSR is needed to achieve the specified payout levels.

Fiscal 2020 Compensation Program Changes

While our shareholders were generally supportive of the fiscal 2019 executive compensation program during the shareholder engagement process, shareholders also provided feedback for the Compensation Committee to consider in the evolution of our executive compensation program in the future. In designing our fiscal 2020 executive compensation program, a key priority for the Compensation Committee was to be responsive to the shareholder feedback it had received. During the shareholder engagement process, the Compensation Committee sought further input on our fiscal 2020 executive compensation program design specifically with regard to:

•	Increasing the percentage of PSUs in our CEO’s fiscal 2020 LTI Plan awards to 60% (assuming target performance); and
•	Maintaining relative TSR as the sole performance metric for PSUs granted under our fiscal 2020 LTI Plan.

Overall, the shareholders we engaged with were supportive of the proposed increase in the proportion of PSUs in our CEO’s fiscal 2020 LTI Plan to 60% of the target value of his annual award, which would more heavily weight his annual equity awards towards performance-based equity as compared to other CEOs in the market generally and at our peer companies. Additionally, these shareholders generally understood our Compensation Committee’s determination that, given the ongoing business transformation occurring at Nuance (including the sale of the Imaging business, spin-off of the Automotive business and sale and wind-down of the SRS and Devices businesses), relative TSR is the most appropriate performance metric for the PSU awards in the fiscal 2020 LTI Plan, and that it appropriately ties pay outcomes to the overall shareholder experience. However, shareholders did also express their desire for the Compensation Committee to incorporate an operational metric once the business was further through this transformation. In response to the feedback, the Compensation Committee committed to incorporating an operational metric in the fiscal 2021 PSU awards and plans to engage with shareholders in the fall of 2020 to provide shareholders an opportunity to share their perspectives on the metric(s) under consideration. The below table summarizes shareholder feedback and actions the Compensation Committee took in direct response.

Feedback Received	2020 Program Changes
Performance Share Units: Asked Nuance to consider increasing the PSU portion of our CEO’s fiscal 2020 LTI Plan to be greater than 50% (assuming target performance)	Approved fiscal 2020 LTI Plan for our CEO to consist of 60% PSUs (assuming target performance), an increase from 50% in fiscal 2019
New Metrics in LTI Plan: Request Compensation Committee to consider adding an operational metric to LTI Plan in addition to relative TSR

As discussed above, due to the business transformation the Company will still be undergoing in fiscal 2020, the Compensation Committee determined that relative TSR is the most appropriate performance metric for fiscal 2020 PSUs. In response to shareholder feedback, the Board committed to incorporating an operational metric in fiscal 2021 PSU awards.

Our executive compensation program has undergone meaningful change in response to shareholder feedback. The Compensation Committee and management team are committed to continued engagement on an ongoing basis.

2019 Shareholder Engagement on Governance

At the Company’s 2019 Annual Meeting, a shareholder proposal requesting Nuance to provide shareholders with the right to act by written consent received the approval of approximately 61.9% of the votes cast on the proposal, representing approximately 50.6% of the outstanding shares of the Company. In light of the vote outcome on this proposal, during the 2019 shareholder outreach campaign discussed above, the Company solicited shareholders’ input on adopting action by written consent in order to understand the driving factors behind shareholders’ support.

A majority of shareholders consulted, holding shares representing about 22% of shares outstanding, indicated that, while they had voted for last year’s shareholder proposal, they had done so in order to signal their desire for the Company to permit shareholders to call a special meeting at a lower threshold than the current 20%, not to express support for the written consent right specifically. Additionally, a notable portion of shareholders consulted, representing 11% of shares outstanding, who had previously voted against action by written consent, expressed the concern that granting shareholders the right to act by written consent would disenfranchise some shareholders if other shareholders are able to act by written consent without notifying all shareholders, noting that special meetings are the more effective tool for shareholder action.

In light of the shareholder feedback we received, in November 2019, the Board, on the recommendation of the Nominating & Governance Committee, amended the Company’s Bylaws to decrease the threshold necessary for shareholders to call a special meeting from 20% of outstanding shares to 15%.

x

Strong Governance and Compensation Practices

We are committed to good corporate governance, which encompasses properly managing compensation risk in order to promote the long-term interests of our shareholders. The Board actively seeks input from our shareholders and is committed to continuous monitoring of sound and effective governance practices within the market. Below are highlights of some of our key governance and compensation practices. Details on our corporate governance can be found starting on page 7.

✓  Annual elections of all directors

✓  Separate Chairman and CEO (as of 2018)

✓  Board composed of all non-employee directors (other than CEO)

✓  100% independent committee members

✓  Majority voting for directors (as of 2018)

✓  Shareholder right to call special meetings (as of 2018, reduced threshold as of 2019)

✓  Proxy access (as of 2017)

✓  Pay-for-performance philosophy and program structure

✓  Balance between short-term and long-term pay to incentivize sustainable long-term value creation

✓  Robust clawback policy

✓  Anti-hedging and pledging policies

✓  No excise tax gross-ups

✓  No automatic acceleration of equity awards on a “change of control”

✓  Utilization of independent compensation consultant to advise Compensation Committee

✓  Increased stock ownership requirements for non-employee directors from 3x to 5x the annual Board retainer (as of 2019)

✓  Established 5-year deadline for directors and executive officers to meet stock ownership requirements (as of 2019)

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

January 22, 2020

This Proxy Statement is furnished in connection with the solicitation by Nuance Communications, Inc. on behalf of the Board of Directors of proxies for use at the 2020 Annual Meeting of Shareholders of the Company to be held on January 22, 2020 at 8:00 a.m., local time, at the Company’s office located at One Wayside Rd Burlington, MA 01803. We intend to mail a Notice of Internet Availability of Proxy Materials, and this Proxy Statement and the accompanying form of proxy to shareholders to certain requesting shareholders, on or about December 13, 2019.

i

ii

VOTING RIGHTS

Each share of Common Stock entitles the holder thereof to one vote on matters to be acted upon at the 2020 Annual Meeting, including the election of directors. Votes cast in person or by proxy at the 2020 Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc., the Inspector of Elections. Any proxy that is voted according to the instructions included in the Notice of Internet Availability of Proxy Materials or on the proxy card will be voted in accordance with the instructions thereon, and if no instructions are given, will be voted: (i) ”FOR” the election of all of the director nominees as described in Proposal One; (ii) ”FOR” the adoption of the Company’s 2020 Stock Plan as described in Proposal Two; (iii) “FOR” the nonbinding advisory resolution regarding the compensation of the Company’s named executive officers under Proposal Three; (iv) “FOR” ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm described in Proposal Four; (v) “AGAINST” the shareholder proposal described in Proposal Five; and (vi) as the proxy holders deem advisable in their sole discretion on any other matters that may properly come before the 2020 Annual Meeting. A shareholder may indicate when it votes by the Internet, by telephone or on the enclosed proxy that it is abstaining from voting on a particular matter (an “abstention”). A broker may indicate that it does not have discretionary authority as to certain shares to vote on a particular matter (a “broker non-vote”). Abstentions and broker non-votes are each tabulated separately.

The Inspector of Elections will determine whether or not a quorum is present at the 2020 Annual Meeting. In general, Delaware law and the Bylaws provide that a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum. Abstentions and broker non-votes of shares that are entitled to vote are treated as shares that are present in person or represented by proxy for purposes of determining the presence of a quorum.

In determining whether a proposal has been approved, abstentions are treated as present in person or represented by proxy and entitled to vote, but not as voting for such proposal, and hence have the same effect as votes against such proposal, while broker non-votes are not treated as present in person or represented by proxy but not entitled to vote, and hence have no effect on the vote for such proposal.

RECORD DATE AND SHARE OWNERSHIP

Holders of record of Common Stock as of the close of business on November 25, 2019 have the right to receive notice of and to vote at the 2020 Annual Meeting. On November 25, 2019, the Company had 284,174,622 shares of Common Stock issued and outstanding.

PROXIES

Proxies for use at the 2020 Annual Meeting are being solicited by the Company from its shareholders. Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (i) filing with the Secretary of the Company a signed written statement revoking his or her proxy or (ii) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy may also be revoked by attendance at the 2020 Annual Meeting and the election to vote in person. Attendance at the 2020 Annual Meeting will not by itself constitute the revocation of a proxy.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

Shareholders may present proper proposals or nominations for inclusion in the Company’s proxy statement and for consideration at next year’s annual meeting of shareholders by submitting their proposals or nominations in writing to the Company’s Secretary in a timely manner. The Bylaws require that certain information and acknowledgments with respect to the proposal or nomination be set forth in the shareholder’s notice. A copy of the relevant Bylaw provision is available upon written request to Nuance Communications, Inc., One Wayside Road, Burlington, MA 01803, Attention: Investor Relations. In addition, the Bylaws were filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2019 and may be accessed through the SEC’s website at www.sec.gov/edgar.

Inclusion of Shareholder Proposals in Proxy Statement

Proposals of shareholders that are intended to be presented at the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) must comply with the requirements of SEC Rule 14a-8. A shareholder’s proposal must be delivered to or mailed and received by us no later than August 6, 2020 in order for it to be included in the Company’s proxy statement and form of proxy relating to the meeting.

Inclusion of Director Nominees in Proxy Statement

The Bylaws provide that a shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years an aggregate of at least 3% of the outstanding Common Stock, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the number of directors in office as of the deadline for such nomination, provided that the shareholder(s) and nominee(s) satisfy the requirements in the Bylaws. To be timely, a nomination notice and required information must be delivered to or mailed and received by the Secretary at our principal executive offices not later than the close of business on the 120th day and not earlier than the close of business on the 150th day prior to the anniversary of the date (as stated in our proxy materials) the definitive proxy statement with respect to the preceding year’s annual meeting was first sent to shareholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so received no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the date on which we publicly announce the meeting date. Assuming the date of our 2021 Annual Meeting is not so advanced or delayed, shareholders who wish to include a director nominee in our 2021 proxy statement must notify us no earlier than July 7, 2020 and no later than the close of business on August 6, 2020. Such notice must provide the information required by our Bylaws.

Inclusion of Shareholder Proposals or Nominations in Annual Meeting Agenda but Not in Proxy Statement

A shareholder proposal or a nomination for director to be presented at the Company’s 2021 Annual Meeting that is not to be included in the Company’s proxy statement and form of proxy relating to the meeting must be delivered to or mailed and received by the Company (a) not later than the close of business on the 90th calendar day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting, or (b) not later than the close of business on the 45th calendar day, nor earlier than the close of business on the 75th calendar day, prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting, whichever period occurs first. Assuming the date of our 2021 Annual Meeting is not so advanced or delayed, shareholders who wish to make a proposal at the 2021 Annual Meeting must notify us no earlier than September 19, 2020 and no later than the close of business on October 19, 2020. Such notice must provide the information required by the Bylaws with respect to each matter the shareholder proposes to bring before the 2021 Annual Meeting.

PROXY SOLICITATION COSTS

The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees, who will receive no additional compensation for their services, may solicit proxies by telephone or in person. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing. In addition, we have engaged Alliance Advisors to assist in the solicitation of proxies and provide related advice and informational support for a service fee of $17,700 plus reimbursement of out-of-pocket expenses.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the 2020 Annual Meeting, nine directors will be elected to the Board. The Nominating & Governance Committee of the Board of Directors recommended, and the Board of Directors approved, Lloyd Carney, Mark Benjamin, Daniel Brennan, Thomas Ebling, Robert Finocchio, Laura Kaiser, Michal Katz, Mark Laret, and Sanjay Vaswani as nominees for election at the 2020 Annual Meeting. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until a successor has been elected and qualified.

Information Regarding the Nominees for Election as Directors

Board Member	Qualifications
Lloyd Carney Age: 57 Independent Chairman of the Board Board Member since: September 2018

Mr. Carney currently serves as the CEO of ChaSerg Technology Acquisition Corp (“ChaSerg”), a special purpose acquisition company. From 2013 to 2017, Mr. Carney served as CEO of Brocade Communications Systems, Inc. Prior to that, he served as President and CEO of Xsigo Systems, Inc. from 2008 to 2012, and as Founder and CEO of Carney Global Ventures LLC from 2007 to 2008. He has also served in senior capacities at several other companies, including International Business Machines Corporation, Micromuse, Inc., Juniper Networks, Inc. and Nortel Networks Corporation. Mr. Carney currently serves on the board of directors of Visa Inc. and as a member of its Audit and Risk Committee, on the board of directors of Vertex Pharmaceuticals Inc. and as a member of its Audit and Finance Committee, and on the board of directors of ChaSerg. He earned a B.S. in electronic engineering technology from Wentworth Institute of Technology and a master’s in applied business management from Lesley University.

Mr. Carney currently serves on four public company boards (including Nuance and ChaSerg) while also serving as the CEO of ChaSerg. We believe that serving as a special purpose acquisition company CEO does not require the same time commitment as an operational company CEO. Mr. Carney is a strong leader who is fully dedicated to serving in his role as our independent Chairman. He is a valuable member of our Board and is fully engaged in overseeing Nuance and acting as a steward of shareholder capital, focused on long-term value creation. In addition to his contributions in the board room, Mr. Carney participated in last year’s shareholder engagement initiatives along with Sanjay Vaswani, speaking to shareholders owning approximately 40% of shares. He was then instrumental in forming a plan to respond to shareholder feedback, which included numerous governance and compensation changes over the past two years. Mr. Carney’s serious engagement is also evidenced by the important role he played in the oversight of our recent business transformation, including the successful spin-off of the Automotive division.

Because of his extensive experience in running global technology companies and his experience aligning operations and infrastructure, we believe Mr. Carney is well qualified to serve on our Board.

Mark D. Benjamin Age: 49 CEO Director/Office since: April 2018

Mr. Benjamin has served as the Company’s CEO since April 2018. With extensive experience serving technology markets, Mr. Benjamin has a proven record of advancing growth initiatives related to cloud, SaaS, mobile, big data, and IoT solutions. Prior to joining Nuance, he served as President and Chief Operating Officer of NCR Corporation from October 2016 until March 2018, where he oversaw sales, solutions management, business and product development, services and supply chain operations. Before that, he spent more than 20 years holding various leadership appointments at Automatic Data Processing, Inc., including President of Global Enterprise Solutions, where he led a team of 20,000 employees, and managed a multi-billion-dollar portfolio across more than 100 countries. Mr. Benjamin holds a bachelor’s degree in International Finance and Marketing from the University of Miami.

Because of his extensive experience in management and leadership, and because of his role as our CEO, we believe Mr. Benjamin is well qualified to serve on our Board.

Board Member	Qualifications
Daniel Brennan Age: 54 Audit Committee Member Board Member since: September 2018

Mr. Brennan has served as the Executive Vice President and Chief Financial Officer of Boston Scientific Corporation since 2014. Prior to that, he served in various other positions at Boston Scientific Corporation, including as Senior Vice President and Corporate Controller from 2010 to 2013, and as Vice President and Assistant Corporate Controller in 2009. Mr. Brennan has a B.S. and an MBA from Babson College.

Due to his deep understanding of complex healthcare markets, and his financial and accounting expertise, we believe that Mr. Brennan is well qualified to serve on our Board.

Thomas Ebling Age: 64 Compensation Committee Member Board Member since: September 2018

Mr. Ebling has served as Executive-in-Residence at General Catalyst Partners and CEO of Scipio Boston, LLC since 2017. Previously, he served at Demandware, Inc., as Chairman, President and CEO from 2014 to 2016 and as President and CEO from 2009 to 2014. Prior to that, Mr. Ebling served as CEO of Lattice Engines, Inc. from 2007 to 2009 and as CEO of Profit Logic, Inc. and Torrent Systems, Inc. He earned his B.S. in mathematics from Williams College.

Due to his vast experience in software applications, cloud infrastructure, and data warehousing, including as a member of the board of directors of numerous privately-held companies, we believe that Mr. Ebling is well qualified to serve on our Board.

Robert Finocchio Age: 68 Audit Committee Chair Board Member since: April 2015

Mr. Finocchio has been a Dean’s Executive Professor at Santa Clara University’s Leavey School of Business since September 2000 and was a former chairman of its Board of Trustees. From July 1997 to September 2000, he served as Chairman of Informix Corporation and from July 1997 to July 1999, he served as its CEO and President. From 1988 to 1997, Mr. Finocchio held several positions at 3Com Corporation, including President of 3Com Systems, Executive Vice President of Network Systems Operations and Executive Vice President of Field Operations. He also served in numerous executive and management roles at IBM, Rolm Corporation and Bank of America. Mr. Finocchio also serves on the boards of Skyfront Inc., JustAnswer.com, Silver Peak, Inc. and Vistage International and previously served on the boards of Echelon Corporation (until September 2018) and Broadcom Corporation (until February 2016). Mr. Finocchio earned a B.S. in economics from the University of Santa Clara and an MBA from the Harvard Graduate School of Business Administration.

Mr. Finocchio’s experience as chairman and CEO of a technology company, executive leadership positions at various technology companies, and board experience make him well qualified to be a member of our Board of Directors.

Laura S. Kaiser Age: 58 Compensation Committee Member Board Member since: December 2017

Ms. Kaiser has served as President and CEO of SSM Health since May 2017. Prior to SSM Health, Ms. Kaiser served as Executive Vice President and Chief Operating Officer of Intermountain Healthcare from March 2012 to April 2017. Prior to Intermountain Healthcare, Ms. Kaiser served in numerous leadership roles at Ascension Health. Ms. Kaiser holds a Bachelor of Science in Health Services Management from the University of Missouri-Columbia and a Master of Business Administration and a Master’s in Healthcare Administration from Saint Louis University.

We believe Ms. Kaiser’s experience as an executive at numerous health care companies makes her well qualified to be a member of our Board of Directors.

Board Member	Qualifications
Michal Katz Age: 52 Nominating & Governance Committee Member Board Member since: September 2018

Ms. Katz has served as head of corporate investment banking for the Americas for Mizuho Financial Group, Inc. since November 2019. Prior to that, Ms. Katz was a Managing Director and Co-Head of the Global Technology Investment Banking Group at RBC Capital Markets, LLC (“RBC”) from 2013 through August 2019 and then an employee of RBC on garden leave through October 2019. She served as Managing Director and Global Head, Software, at Barclays Capital Inc. from 2008 to 2013, and prior to that served as Managing Director and in other roles at Lehman Brothers Inc. from 1996 to 2008. Ms. Katz earned a B.A. in political science from the Binghamton University and a J.D. from New York University.

Due to her deep experience with strategic and digital transformation initiatives, and strong insights into the intersection of the financial and technology markets, we believe Ms. Katz is well qualified to serve on our Board.

Mark Laret Age: 65 Chair of Nominating & Governance Committee Audit Committee Member Board Member since: June 2010

Since April 2000, Mr. Laret has served as CEO of the University of California San Francisco Medical Center. From 2007 to January 2018, Mr. Laret served as a director of Varian Medical Systems, Inc. Mr. Laret earned a B.A. from UCLA and a master’s degree in political science from the University of Southern California.

We believe Mr. Laret’s corporate executive experience in the healthcare industry and his significant professional expertise and background in medical and technical issues make him well qualified to be a member of our Board of Directors.

Sanjay Vaswani Age: 59 Compensation Committee Chair Nominating & Governance Committee Member Board Member since: February 2018

Mr. Vaswani has been a managing partner of the Center for Corporate Innovation, Inc., a professional services firm focused on the technology and healthcare industries, since 1990. From 1987 to 1990 he was with McKinsey & Company. Prior to that, Mr. Vaswani was employed by Intel Corporation. Mr. Vaswani previously served as a director of Brocade Communications Systems, Inc. from April 2004 until the sale of Brocade to Broadcom Ltd. in November 2017 and as a director at Blue Star Infotech Ltd. and Persistence Software, Inc. Mr. Vaswani received a B.B.A. degree from the University of Texas at Austin and an M.B.A. degree from the Wharton School of Business at the University of Pennsylvania.

Mr. Vaswani’s leadership and prior board experience, together with his global perspective and corporate advisory experience makes him well qualified to be a member of our Board of Directors.

Vote Required; Recommendation of the Board

Each nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes against and withheld from such nominee’s election. Unless marked to the contrary, proxies received will be voted “FOR ALL” the Board’s nominees. Withhold votes will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR ALL” ON THE ELECTION OF THE FOREGOING NOMINEES TO SERVE AS DIRECTORS UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS.

CORPORATE GOVERNANCE

Corporate Governance Overview and Shareholder Engagement

We are committed to good corporate governance, which we believe promotes the long-term interests of our shareholders and strengthens our Board of Directors and management accountability. Highlights of our corporate governance practices include the following:

✓	Annual elections of directors

✓	Separate Chairman and CEO (as of 2018)

✓	Board composed of all non-employee directors (other than CEO)

✓	100% independent committee members

✓	Majority voting for directors (as of 2018)

✓	Shareholder right to call special meeting (as of 2018, reduced threshold as of 2019)

✓	Proxy access (as of 2017)

We believe that effective corporate governance should also include regular, constructive conversations with our shareholders. The Board and management conducted extensive shareholder outreach throughout fiscal 2019 to solicit feedback on the Company’s corporate governance. During the fall of 2019 alone, we reached out to shareholders owning approximately 60% of our outstanding shares and spoke with shareholders owning approximately 35% of our outstanding shares. Our Compensation Committee Chair, Sanjay Vaswani, participated in a majority of these engagements. In response to shareholder feedback from the last two years and a comprehensive assessment of Nuance’s governance practices, the Board made a number of significant changes to the Company’s corporate governance practices, notably those highlighted above.

As stated above, in 2018, we adopted the right for shareholders holding at least 20% of outstanding shares to call a special meeting. At the Company’s 2019 Annual Meeting, a shareholder proposal requesting Nuance to provide shareholders with the right to act by written consent received the approval of approximately 61.9% of the votes cast on the proposal, representing approximately 50.6% of the outstanding shares of the Company. In light of the vote outcome on this proposal, during the 2019 shareholder outreach campaign discussed above, the Company solicited shareholders’ input on adopting action by written consent in order to understand the driving factors behind shareholders’ support.

A majority of shareholders consulted, holding shares representing about 22% of shares outstanding, indicated that, while they had voted for last year’s shareholder proposal, they had done so in order to signal their desire for the Company to permit shareholders to call a special meeting at a lower threshold than the current 20%, not to express support for the written consent right specifically. Additionally, a notable portion of shareholders consulted, representing 11% of shares outstanding, who had previously voted against action by written consent, expressed the concern that granting shareholders the right to act by written consent would disenfranchise some shareholders if other shareholders are able to act by written consent without notifying all shareholders, noting that special meetings are the more effective tool for shareholder action.

In light of the shareholder feedback we received, in November 2019, the Board, on the recommendation of the Nominating & Governance Committee, amended the Company’s Bylaws to decrease the threshold necessary for shareholders to call a special meeting from 20% of outstanding shares to 15%.

Board Leadership Structure

Our current leadership structure splits the roles of CEO and Chairman. As part of our CEO transition in 2018, our Board considered the appropriate leadership structure for the Board and decided to have a separate Chair and CEO. When Mr. Benjamin joined the Company in April 2018 as CEO, he was appointed to our Board as a director. Shortly thereafter, in September 2018, Mr. Carney was appointed as Chairman when he joined the Board. Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure based on the specific needs of our business and the best interests of our shareholders. The Board has determined that having this current leadership structure allows our CEO to focus on the operations of our business while the Chairman focuses on leading the Board in its responsibilities, and is in the best interests of Nuance’s shareholders at this time as well as in the foreseeable future. The Board will continue to evaluate its leadership structure on an ongoing basis and make any changes as appropriate.

As Chairman of our Board, Mr. Carney has the following responsibilities:

Chairman Responsibilities

•	Preside over, set agenda for and chair board meetings and shareholder meetings

•	Serve as principal representative of the Board

•	Facilitate boardroom discussions among independent directors on key issues

•	Coordinate with the Board’s committee chairs

•	Act as liaison between the Board and the management team

•	Communicate any issues of concern to the CEO

•	Assist with the annual board evaluation process and conduct discussions with non-employee directors

•	Represent the Company in stakeholder engagements, as appropriate

Independence of our Board

The Board has determined that Messrs. Brennan, Carney, Ebling, Finocchio, Laret and Vaswani and Mses. Kaiser and Katz are independent under the director independence standards of the Nasdaq Stock Market LLC (“Nasdaq”) and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each member of our standing committees is independent within the meaning of both Nasdaq’s and the SEC’s director independence standards. In making these determinations, the Board solicited information from each of our directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transaction involving Nuance, or received personal benefits outside the scope of such person’s normal consideration.

There are no family relationships among any of our directors or executive officers.

Corporate Governance Guidelines

The Board is governed by its Corporate Governance Guidelines, which were adopted by the Board in November 2016 and amended in April 2019, and are available under “Corporate Governance – Governance Documents” in the Investors section of our website, www.nuance.com. These guidelines cover, among other items, the following significant topics:

Board Selection Process and Qualifications.    The Nominating & Governance Committee is responsible for reviewing the skills and characteristics required of prospective Board members and is responsible for recommending to the Board candidates for directorship. Among the criteria the Board may consider are experience, diversity, an understanding of the fiduciary responsibilities that are required of a member of the Board, and the time commitment and energy necessary to diligently carry out those responsibilities. With respect to diversity, the Board may consider such factors as gender, race, ethnicity, differences in professional background, experience at policy making levels in business, finance and technology and other areas, education, skill, and other individual qualities and attributes. While the Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board does endorse the value of seeking qualified directors from backgrounds relevant to the Company’s mission, strategy and business operations and perceived needs of the Board at a given time.

Director’s Eligibility, Education, and Term of Office.    Directors may not serve on the board of directors of more than four other public companies without first obtaining specific approval from the Board. Each director is required to notify the Chairman and the Chair of the Nominating & Governance Committee upon a change in principal professional responsibilities. The Nominating & Governance Committee may consider such change of status in recommending to the Board whether the director should continue serving as a member of the Board, and the Nominating & Governance Committee reassesses the commitments of the Board members on an ongoing basis to ensure each director has sufficient time to be a fully engaged member of our Board. The Board encourages, and the Company will reimburse the costs associated with, directors participating in continuing director education. The Board believes that term and age limits may result in the loss of long-serving directors who over time have developed unique and valuable insights into the Company’s business and therefore can provide a significant contribution to the Board. As a result, there are no term limits on Board service, and the Board removed the director age limit from its Corporate Governance Guidelines effective April 2019.

Board Leadership.    The leadership of the Board shall include a Chairman of the Board and, if the Chairman of the Board is an employee, a Lead Independent Director designated by the Nominating & Governance Committee. The Lead Independent Director, who shall be independent under the independence rules of Nasdaq, shall serve as the focal point for non-employee directors in resolving conflicts with the CEO, or other non-employee directors, and coordinating feedback to the CEO on behalf of non-employee directors regarding business issues and Board management.

Committees.    The current committee structure of the Board includes the following standing committees: Audit, Compensation and Nominating & Governance. Committees may be created or disbanded upon approval of the Board. The Nominating & Governance Committee recommends, and the full Board approves, the composition of the Board’s standing committees. The charters of each standing committee are reviewed periodically with a view to delegating committees with the authority of the Board concerning specified matters appropriate to such committee.

Board Composition and Annual Evaluation Process

Our Board members’ comprehensive set of skills and diverse backgrounds are designed to ensure effective oversight of our business strategy and our corporate governance practices. The Board consists of directors with a diversity of gender, ethnicity, skills and experiences, with women and ethnically diverse directors representing 44% of our Board. Each of our non-employee directors has extensive professional experience relevant to Nuance’s current profile and strategic needs. Due to our extensive board refreshment efforts in fiscal year 2018, our average director tenure is 2.3 years.

In an effort to maintain a Board of Directors with collectively diverse skills and experiences that evolve with the Company and its strategy, our Board conducts annual self-evaluations overseen by the Nominating & Governance Committee. This evaluation process plays a critical role in ensuring our Board functions effectively, as well as identifies any gaps in the necessary skills needed to effectively oversee the Company’s management, strategy and risk profile. In fiscal year 2019, at the direction of the Nominating & Governance Committee, our annual self-evaluations took the form of discussion among the committee members in executive session led by the committee Chair (with respect to each committee) and the Board in executive session led by the Chairman (with respect to the Board), guided by evaluation questions circulated in advance of the meeting which focused on committee and Board operations and performance, the relationship and engagement of the committee and Board with management and external advisors, and individual performance. As a result of such discussions, committee and Board practices were updated in response to the feedback discussed. For fiscal year 2020 and subsequent years, the Nominating & Governance Committee will consider incorporating in the annual self-evaluation process the completion and review of written surveys, one-on-one interviews with the Chairman, and discussion facilitated by third parties.

Committees of the Board of Directors

The composition, duties and responsibilities of our committees are as set forth below. Each of these committees has a written charter approved by our Board. Copies of these committee charters as well as our corporate governance guidelines are available, without charge, upon request in writing to Nuance Communications, Inc., One Wayside Road, Burlington, MA 01803, Corporate Secretary, or under “Corporate Governance – Governance Documents” in the Investors section of our website, www.nuance.com.

All members of the committees are appointed by the Board and meet the independence requirements of the respective committees on which they serve.

Functions of the Committees

Audit Committee Met five times during fiscal year 2019. Current Committee Members: • Robert Finocchio (Chair) • Daniel Brennan • Mark Laret

Primary Responsibilities

•    Reviewing the engagement of the Company’s independent registered public accounting firm

•    Reviewing the annual financial statements

•    Considering matters relating to accounting policy and internal controls

•    Reviewing whether non-audit services provided by the independent registered public accounting firm affect the accountants’ independence

•    Reviewing the scope of annual audits

•    Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies

•    Reviewing and discussing with management, the independent auditor and the internal auditor the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures

Financial Expertise and Independence

Each of Messrs. Brennan, Finocchio and Laret is a non-employee director who meets the applicable requirements for financial literacy. The Board has determined that Messrs. Brennan and Finocchio are audit committee financial experts as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

In addition, our Board has determined that each of Messrs. Brennan, Finocchio, and Laret meets the definition of an “independent director” for purposes of serving on an audit committee under Rule 10A-3 and the Nasdaq rules. None of our Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours.

Report

The Audit Committee Report is included in this Proxy Statement beginning on page 74.

Compensation Committee Met four times during fiscal year 2019. Current Committee Members: • Sanjay Vaswani (Chair) • Laura Kaiser • Thomas Ebling

Primary Responsibilities

•    Overseeing, evaluating and approving compensation plans, policies and practices applicable to, and approving the compensation of, the Company’s executive officers

•    Annually reviewing and approving for the CEO and executive officers of the Company the annual incentive bonus, including the specific goals and amounts

•    Designing and overseeing the CEO performance review process, which for fiscal year 2019 included reviewing the CEO’s self-evaluations and feedback from the CEO’s direct reports and leading evaluation of his performance with the full Board

•    Overseeing employment agreements, severance arrangements, and change in control agreements/provisions

•    Making regular reports to the Board on compensation matters

•    Administering the Company’s equity-based incentive compensation except to the extent that authority to administer the plans has been delegated to the CEO to administer such plans as to non-executive personnel

Independence

Our Board has determined that each of Ms. Kaiser and Messrs. Ebling and Vaswani meet the definition of an “independent director” under Nasdaq corporate governance standards and under the Exchange Act.

Report

The Compensation Committee Report and the Compensation Discussion and Analysis are included in this Proxy Statement beginning on page 44 and 20, respectively.

Compensation Advisor

The Compensation Committee retains the right to engage independent advisors to assist in fulfilling its charter and is responsible for assessing their performance and independence as required under any applicable law, regulation, or listing standard. The Compensation Committee engaged Semler Brossy in August 2018 to serve as its independent advisor. Semler Brossy advised the Compensation Committee with respect to trends in executive compensation, review of market information, and assessment of compensation actions required under its charter.

Semler Brossy has not provided any other services to us nor received compensation from us other than with respect to the services described above. Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of Nasdaq, the Compensation Committee has determined that its relationship with Semler Brossy has not raised any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been or is an officer or employee of the Company. In addition, none of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee.

Nominating & Governance Committee Met twelve times during fiscal year 2019. Current Committee Members: • Mark Laret (Chair) • Michal Katz • Sanjay Vaswani

Primary Responsibilities

•    Overseeing the corporate governance practices of the Board, including its annual self-evaluation process

•    Considering and periodically reporting to the full Board on matters relating to the identification, selection and qualification of candidates to serve as directors

•    Recommending to the Board on an annual basis the candidates to be nominated by the Board for election as directors at the Company’s annual meeting of shareholders

•    Evaluating the current composition and organization of the Board and its committees, determining future requirements, and making recommendations to the Board concerning the appointment of directors to committees of the Board, and recommending the selection of chairs of committees of the Board

Independence

The Nominating & Governance Committee is comprised entirely of directors who meet the independence requirements under the Nasdaq corporate governance standards and under the Exchange Act.

Consideration of Director Nominees

Shareholder Nominees

The Nominating & Governance Committee will consider properly submitted shareholder nominations for candidates for membership on the Board as well as candidates recommended for consideration by the Nominating & Governance Committee as described below under “Identifying and Evaluating Nominees for Directors.” Any shareholder nominations must comply with the requirements of the Company’s Bylaws and should include all information relating to such nominee as would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act, such nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected, as well as a written statement executed by such nominee acknowledging that as a director of the Company, such nominee will owe a fiduciary duty under the General Corporation Law of the State of Delaware exclusively to the Company and its shareholders. In addition, shareholder nominations should be submitted within the time frame as specified under “Shareholder Proposals and Director Nominations for the 2020 Annual Meeting of Shareholders” above for inclusion in the proxy materials or agenda, as appropriate, and addressed to: Nuance Communications, Inc., Attention: Corporate Secretary, One Wayside Road, Burlington, MA 01803.

A shareholder that instead desires to merely recommend a candidate for consideration by the Nominating & Governance Committee shall direct the recommendation in writing to Nuance Communications, Inc., Attention: Corporate Secretary, One Wayside Road, Burlington, MA 01803, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of shareholders, directors are encouraged to attend annual meetings of the Company. All of our directors attended the 2019 Annual Meeting in person.

Communication with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders who are interested in communicating with the Board of Directors are encouraged to do so by submitting an email to generalcounsel@nuance.com or by writing to us at Nuance Communications, Inc., Attention: Corporate Secretary, One Wayside Road, Burlington, MA 01803. Shareholders who would like their submission directed to a particular member of the Board of Directors may so specify.

Code of Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. Our Code of Business Conduct and Ethics can be found at “Corporate Governance – Governance Documents” in the Investors section of our website, www.nuance.com. We will provide to any person without charge, upon request, a copy of our Code of Business Conduct and Ethics. Such a request should be made in writing and addressed to Nuance Communications, Inc., Attention: Investor Relations, One Wayside Road, Burlington, MA 01803. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics affecting our executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.

Stock Ownership Guidelines

In July 2019, the Board of Directors approved revised stock ownership guidelines for our executive officers and non-employee directors. These guidelines were adopted to further align the interests of our executive officers and non-employee directors with the interests of our shareholders and to promote the Company’s commitment to sound corporate governance practices.

Under these guidelines, the target share ownership levels are five times base salary for our CEO, three times base salary for our other executive officers, and five times the annual cash retainer for the non-employee directors. The following shares and units count towards satisfaction of the guidelines: shares owned outright by the executive or non-employee director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive or non-employee director or his or her family; 50% of unvested restricted stock units; and vested shares or units held in any deferral plan. Unvested performance awards do not count for purposes of satisfying the guidelines.

Each executive and non-employee director must achieve the guideline amount within five years of becoming subject to the guidelines. In addition, until an individual has reached the appropriate target level, an executive is required to retain 25% of the net shares received as a result of the exercise of stock options or vesting of long-term equity awards, and a non-employee director is required to retain 25% of the net shares received as a result of the exercise of stock options or vesting of restricted stock. Satisfaction of the stock ownership guidelines is calculated based on the closing market price of the Company’s common stock on a quarterly basis.

Board’s Role in Strategy and Risk Oversight

Strategy

A key responsibility for our Board is oversight of our corporate strategy and management’s execution of such strategy. The Board believes that this is a continuous process that requires regular attention from the full board as well as within each board committee. This ongoing effort allows the Board to focus on the Company’s operational and financial performance over the short, intermediate and long term.

Fiscal year 2019 was a busy year for our Board as they oversaw the implementation of CEO Mark Benjamin’s strategic transformation of the Company, which focused on strategic growth opportunities to unlock value for shareholders, as well as the redefining of the image and culture of Nuance. This transformation included the completion of the sale of our Imaging business, the spin-off of our Automotive business, the wind-down of our non-core Other segment, and focused investments in our Healthcare and Enterprise businesses. At each Board meeting, the full Board discussed the progress of these strategic initiatives, receiving updates from our executive officers as well as other managers from key business units. Additionally, the Board provided active oversight of the Automotive business spin-off, laying the foundation for the new company (Cerence Inc.) by putting the appropriate management team and board of directors in place and ensuring that an effective governance framework informed by industry best practices was installed.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of Company risk. This role is one of informed oversight rather than direct management of risk. The Board regularly reviews and consults with management on strategic direction, and challenges and risks faced by the Company. The Board also reviews and discusses with management quarterly financial results and forecasts. The following graphic and subsequent paragraphs summarize the Board’s role in risk oversight at Nuance:

The Audit Committee oversees management of financial risks, including investment and foreign currency fluctuation risk mitigation policies and risks. The Board’s oversight on cybersecurity includes reporting and updates from senior management and the Company’s experts in areas such as cybersecurity threats, technologies and solutions deployed internally and for the benefit of Company customers and technologies, and policies and procedures to address these risks. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to and arising from the Company’s compensation plans and arrangements. The Nominating & Governance Committee oversees the composition of our Board and development of our directors, as well as oversees management in executing corporate human capital management initiatives and defining the corporate culture. These committees provide regular reports—generally on a quarterly basis—to the full Board.

Management has responsibility for the direct management and oversight of legal, financial, cybersecurity, privacy and commercial compliance matters, which includes identifying areas of risk and implementing policies, procedures and practices to mitigate the identified risks. Additionally, the CFO, the Chief Legal Officer and the Senior Director of Corporate Compliance provide regular reports to the Audit Committee concerning financial, tax, legal and compliance related risks and the Company’s experts report to the Board on cybersecurity. Management also provides the Audit

Committee with periodic reports on the Company’s compliance programs and efforts, investment policy and practices, and compliance with debt covenants. Management and the Company’s compensation consultant provide analysis of risks related to the Company’s compensation programs and practices to the Compensation Committee.

Board’s Role in ESG Oversight

As part of our strategic transformation, CEO Mark Benjamin has been focused on defining our corporate culture, leading with purpose and introducing a number of new corporate giving and social responsibility programs. The Board and management are keenly aware of the importance of minimizing our environmental impact yet maximizing our positive corporate social responsibility. With the success over the last few years of reconstituting our Board and improving our corporate governance framework and executive compensation practices, our Board can now spend more time and attention focused on the “E” (Environmental) and “S” (Social) elements of ESG. Led by our Nominating & Governance Committee and informed by our management team, the Board is currently in the process of formalizing our ESG vision and approach. Some of our current ESG efforts, upon which we hope to continue building, are highlighted in the following graphic.

Human Capital Development

The Board plays an active role in overseeing the Company’s human capital management efforts. The full Board has worked closely with the executive management team, and in particular the Company’s Chief People Officer, in helping to shape the newly defined culture and focus efforts on developing formal human capital management and talent development initiatives to better support our workforce as the Company continues to evolve. The Board and management strive to foster a diverse and inclusive, collaborative environment for all employees and strongly believe that formalizing current and future corporate initiatives that support this vision will further drive positive company performance.

Compensation Risk Assessment

In November 2019, the Compensation Committee conducted its annual review of Nuance’s compensation philosophy and strategy inclusive of compensation-related risk management. The Compensation Committee reviews the Company’s compensation programs for executives and employees, including both short-term compensation and long-term equity-based incentive awards. We believe that the mix and design of the elements of our executive compensation are well balanced and do not encourage management to take or assume unreasonable risk.

Compensation of Non-Employee Directors

Non-employee director compensation is recommended by the Compensation Committee and approved by the Board. In recommending the types and amounts of non-employee director compensation to the Board, the Compensation Committee generally considers market information provided and reviewed by its independent compensation consultants regarding the non-employee director pay practices of the peer companies described in the Compensation Discussion and Analysis below. In fiscal 2019, following a review of non-employee director pay practices at our peer companies and consultation with its independent compensation consultant, the Compensation Committee recommended, and the Board approved, an increase in the committee chair fee for the chair of the Nominating &

Governance Committee from $10,000 to $15,000 per year and replaced the $500,000 initial equity award granted to non-employee directors joining the Board with a prorated annual equity award, in each case, effective as of July 30, 2019.

Under our non-employee director compensation program, cash compensation is paid quarterly in arrears and equity awards are granted under our 1995 Directors’ Stock Plan on an annual basis. The Company also reimburses non-employee directors for their expenses in connection with their attendance at Board and committee meetings.

The structure of our non-employee director compensation program for fiscal 2019 is set forth below:

Cash		Amount

Board service retainer		$60,000

Committee members	Audit: Compensation: Nominating & Governance:	$15,000 $15,000 $ 5,000

Committee Chairs	Audit: Compensation: Nominating & Governance:	$35,000 $30,000 $15,000	(1)

Independent Chairman of the Board		$150,000

(1)	As described above, the committee chair fees for the Nominating & Governance committee increased from $10,000 to $15,000, effective July 30, 2019.

Committee member, committee chair and independent Chairman of the Board fees were paid in addition to the annual board service retainer. The committee chair fee is paid in lieu of the committee member fee for the chair of a committee.

Equity	Terms	Value

Annual Award	Target amount converted to restricted stock units (“RSUs”) using the closing price of a share of our Common Stock on the date of grant Cliff vests after one year, subject to continued service through that date Only non-employee directors who have served for at least six months prior to grant date are eligible for this grant	$250,000

Initial Award(1)	Target amount converted to RSUs using the closing price of a share of our Common Stock on the date of grant Vests annually over three years in three equal installments, subject to continued service on applicable anniversary dates	$500,000

(1)	As described above, the initial award was eliminated effective July 30, 2019. In lieu of an initial award, newly appointed directors will receive a prorated Annual Award based on service.

Cash and equity compensation paid to non-employee members of the Board for fiscal 2019 is included in the table below:

FISCAL 2019 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)(4)	Total ($)
Daniel Brennan	75,000	—	75,000
Lloyd Carney	210,000	—	210,000
Thomas Ebling	75,000	—	75,000
Robert Finocchio Jr.	95,000	249,974	344,974
Laura Kaiser	75,000	249,974	324,974
Michal Katz	65,000	—	65,000
Mark Laret	85,856	249,974	335,830
Sanjay Vaswani	95,000	249,974	344,974

(1)

Amounts reported in the Stock Awards column represent the grant date fair value of the RSU awards granted to the non-employee directors during fiscal 2019, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures, based on the closing market price of our Common Stock on the grant date (which was $13.09 per share for the annual RSU award).

(2)	Messrs. Brennan, Carney, Ebling and Ms. Katz were all appointed on September 18, 2018 and therefore were not eligible to receive an annual grant in fiscal 2019.

(3)	The aggregate number of stock awards, in the form of unvested RSUs, held by each non-employee director as of September 30, 2019 is set forth in the following table:

Name	Unvested Shares Subject to Outstanding Stock Awards
Mr. Brennan	20,263
Mr. Carney	20,263
Mr. Ebling	20,263
Mr. Finocchio	19,098
Ms. Kaiser	39,202
Ms. Katz	20,263
Mr. Laret	19,098
Mr. Vaswani	37,930

(4)

Effective with the spin-off of our Automotive division on October 1, 2019, outstanding equity awards were equitably adjusted to preserve the value of the awards. The awards were adjusted by a conversion ratio of 1.16667 per 1 RSU then held. All share numbers presented in the table above are pre-spin share numbers that have not been adjusted to account for the spin-off.

EXECUTIVE COMPENSATION, MANAGEMENT AND OTHER INFORMATION

Information Concerning Current Executive Officers

Executive Officer	Biography
Mark Benjamin Age: 49 CEO Executive Officer since: April 23, 2018

Mr. Benjamin has served as the Company’s CEO since April 2018. With extensive experience serving technology markets, Mr. Benjamin has a proven track record of advancing growth initiatives related to cloud, SaaS, mobile, big data, and IoT solutions. Prior to joining Nuance, he served as President and Chief Operating Officer of NCR Corporation from October 2016 until March 2018, where he oversaw sales, solutions management, business and product development, services and supply chain operations. Before that, he spent more than 20 years holding various leadership appointments at Automatic Data Processing, Inc., including President of Global Enterprise Solutions, where he led a team of 20,000 employees, and managed a multi-billion-dollar portfolio across more than 100 countries. Mr. Benjamin holds a bachelor’s degree in International Finance and Marketing from the University of Miami.

Daniel Tempesta Age: 49 EVP & CFO Executive Officer since: July 21, 2015

Mr. Tempesta joined the Company in March 2008 and was appointed as the Company’s CFO in July 2015. Prior to his appointment as CFO, Mr. Tempesta served as the Company’s Chief Accounting Officer, Corporate Controller and Senior Vice President of Finance. At Nuance, Mr. Tempesta has led the majority of Nuance’s finance and accounting operations, as well as tax, treasury, order management, and internal control activities. Before joining Nuance, Mr. Tempesta was with Teradyne, Inc. from February 2004 to February 2008 where he held several positions, including Chief Accounting Officer and Corporate Controller. Prior to that, he was in the audit practice of PricewaterhouseCoopers L.L.P. He received an accounting degree from the Isenberg School of Management at the University of Massachusetts, Amherst.

Thomas Beaudoin Age: 66 EVP Business Transformation Executive Officer since: November 7, 2018

Mr. Beaudoin re-joined Nuance in 2017. He serves as the head of Nuance’s Business Transformation Office and is responsible for leading efforts to align and fully leverage technologies within Nuance’s key vertical markets, and drive growth while improving margins and cost structure. Mr. Beaudoin has also been on the board at Cerence Inc., a NYSE-listed company, since October 2019. With more than 40 years’ experience, Mr. Beaudoin has deep insight and experience in developing financial and operational leadership strategies for global enterprises. Prior to re-joining Nuance, Mr. Beaudoin held several executive leadership roles, including CFO of SimpliVity Corp. (now HPE SimpliVity) from 2015 to 2017; executive vice president and CFO of Nuance from 2008 to 2015; president and CFO of Polaroid Corporation; senior vice president and CFO of Parametric Technology Corporation; and a number of senior finance positions during his 24-year career at Digital Equipment Corporation then Compaq Computer Corporation now HP. Mr. Beaudoin holds a B.S.B.A. degree and an M.B.A. from Babson College.

Wendy Cassity Age: 44 EVP & Chief Legal Officer Executive Officer since: November 7, 2018

Ms. Cassity joined the Company in September 2018. As Chief Legal Officer, Ms. Cassity is responsible for oversight of all legal, corporate governance, intellectual property and regulatory activities across the Company’s global operations. Prior to joining Nuance, she was general counsel of Zayo Group, a publicly-traded communications infrastructure company from January 2016 to August 2018, and general counsel of Thompson Creek Metals Company, a publicly-traded natural resources company, from 2010 to January 2016. Prior thereto, Ms. Cassity was in private practice as a corporate transactional attorney at McDermott Will & Emery, LLP and Cravath Swaine & Moore, LLP in their New York offices. Ms. Cassity holds a B.A. from the University of Arizona in English and History and received her J.D. from Columbia Law School.

Executive Officer	Biography
Robert Dahdah Age: 51 EVP & Chief Revenue Officer Executive Officer since: April 15, 2019

Mr. Dahdah joined the Company in April 2019. As EVP and Chief Revenue Officer, Mr. Dahdah is responsible for leading our global sales organization. With nearly 30 years of global sales experience, Mr. Dahdah joins the Company from Benefitfocus, Inc., a global provider of SaaS-based benefits platforms, where he led the company’s global sales organization as Executive Vice President, Global Sales and Marketing. Prior to joining Benefitfocus in 2017, he was Senior Vice President, Global Sales of Verizon Communications, Inc.’s Verizon Connect business since its acquisition of Fleetmatics Group, PLC in 2016, Senior Vice President, Global Sales of Fleetmatics since 2016, Senior Vice President, Global Sales for Insurance and Risk at Fidelity National Information Services, Inc. (“FIS”) since 2015 and Senior Vice President, Global Sales at SunGard in 2015 until its acquisition by FIS, and, from 1994-2015, held progressively senior positions at ADP, most recently Senior Vice President Sales, Global Enterprise Solutions International. Mr. Dahdah holds a BS degree in Marketing/Management from Syracuse University.

Joseph Petro Age: 53 EVP & Chief Technology Officer Executive Officer since: July 31, 2019

Mr. Petro joined the Company in 2008. As EVP and Chief Technology Officer, Mr. Petro is responsible for overseeing research, platform development, application development, dev ops, and cloud readiness for the Company. Prior to joining Nuance, Mr. Petro served as senior vice president of product development at Eclipsys Corporation, where he oversaw the development of more than 30 solution sets spanning diverse healthcare environments. Over the course of his career, he has held a number of executive roles both in venture-backed startups and large-scale enterprises. Mr. Petro holds a B.S. in Mechanical Engineering from the University of New Hampshire and an M.S. in Mechanical Engineering from Kettering University.

Robert Weideman Age: 61 EVP & GM Enterprise Division Executive Officer since: August 1, 2017

Mr. Weideman joined the Company in November 2001 and has served as EVP and GM, Enterprise Division from October 2012. He is responsible for customer self-service solutions that are used by leading organizations around the world to automate and optimize the customer care experience. In his tenure with Company, he has been the general manager for the Dragon and Imaging businesses, as well as senior vice president of international marketing in the EMEA region. Previously, Mr. Weideman served as chief marketing officer for ScanSoft, and vice president of marketing for the Adobe Systems’ portfolio company Cardiff Software. He has also held senior marketing and management roles at TGS.com and CA (Computer Associates). Mr. Weideman holds a B.S. in Computer Information Systems and Software Engineering from San Diego State University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section (“CD&A”) describes the material elements of our executive compensation programs and policies for fiscal 2019, the principles and objectives of our decisions with respect to fiscal 2019 compensation for our named executive officers (“Named Executive Officers” or “NEOs”) and the significant changes we have made to better align our programs with our pay-for-performance philosophy. The Nuance Board, Compensation Committee and management team are committed to maintaining a competitive and comprehensive executive compensation program aligned with market best practice and seeking ongoing shareholder feedback.

Named Executive Officers

Our NEOs for the fiscal year ending September 30, 2019 are:

Name	Title
Mark Benjamin	Chief Executive Officer (“CEO”)
Daniel Tempesta	Executive Vice President and Chief Financial Officer (“CFO”)
Thomas Beaudoin	Executive Vice President, Business Transformation
Joseph Petro	Executive Vice President and Chief Technology Officer
Robert Weideman	Executive Vice President and General Manager, Enterprise Division

Nuance at a Glance

We are a pioneer and leader in conversational AI innovations that bring intelligence to everyday work and life. We deliver solutions that understand, analyze, and respond to people—amplifying human intelligence to increase productivity and security. With decades of domain and AI expertise, we work with thousands of organizations globally across healthcare, financial services, telecommunications, government, and retail—to create stronger relationships and better experiences for their customers and workforce. We offer our customers high accuracy in ASR, NLU capabilities, dialog and information management, biometric speaker authentication, TTS, and domain knowledge, along with professional services and implementation support. In addition, our solutions increasingly utilize our innovations in AI, including cognitive sciences and machine learning to create smarter, more natural experiences with technology.

Using advanced analytics and algorithms, our technologies create personalized experiences and transform the way people interact with information and the technology around them. We market and sell our solutions and technologies around the world directly through a dedicated sales force, and also through a global network of resellers, including system integrators, independent software vendors, value-added resellers, distributors, hardware vendors, telecommunications carriers and e-commerce websites.

Nuance Business Segments—Fiscal 2019

Healthcare	Enterprise	Automotive[2]	Other[3]

53% of Revenues[1]	27% of Revenues[1]	17% of Revenues[1]	3% of Revenues[1]

Intelligent solutions to support a more natural and insightful approach to clinical documentation across the continuum of care	Intelligent customer service and engagement solutions powered by artificial intelligence	Unique infotainment systems that enable drivers and passengers to effortlessly interact with their cars	Non-core lines of business built on voice recognition and artificial intelligence technologies

✓ Real-time medical Automatic Speech Recognition (ASR) and transcription ✓ Diagnostics Reporting, Image Sharing & Analytics ✓ Medical coding, documentation improvement, Consumer ASR	✓ Omni-Channel Engagement ✓ Security, Engines & Analytics ✓ Professional Services	✓ Conversational Artificial Intelligence (AI) platforms ✓ Automotive & Mobility Digital Assistants ✓ Driver & Passenger User Experience (UX)	✓ Speech recognition solutions and predictive text technologies for handset devices

[1]

Represents our non-GAAP revenue percentage by business segment for fiscal 2019. GAAP revenue percentages by business segment for fiscal 2019 are as follows: Healthcare (52%), Enterprise (28%), Automotive (17%) and Other (3%).

[2]	Our Automotive business segment was spun off on Oct. 1, 2019 into a publicly traded company called Cerence Inc. (NASDAQ: CRNC).
[3]

The Company is in the process of winding down its Devices and Subscription Revenue Services businesses within its non-core Other business segment, and completed the sale of its Mobile Operator Services business in July 2019.

Significant Progress Against New Strategic Initiatives

Following a transformative fiscal 2018 in which we accelerated our efforts to position the Company for growth and long-term value creation, we continue to implement strategic initiatives designed to make us a more focused, growth-oriented company. We believe that our new management team has positioned the Nuance of the future to be a company that embraces a culture of innovation and growth. As a result of the strategic review undertaken by the Board and management, led by CEO Mark Benjamin, we have made several significant strategic changes intended to simplify the business from five segments down to two through a series of sales, wind-downs and a spin-off. In November 2018, we agreed to sell our Imaging business segment for approximately $400 million, and the sale closed on February 1, 2019. On October 1, 2019, we completed the spin-off of our Automotive segment into a separate publicly-traded company, Cerence Inc. (NASDAQ: CRNC), and we are currently in the process of winding down our Devices and SRS businesses within our “Other” business segment. As part of this wind-down, we completed the sale of our SRS business in July 2019. The chart below shows our non-GAAP revenues by business segment for fiscal 2018 (“Old” Nuance) compared against the non-GAAP revenues for fiscal 2018 for the Healthcare and Enterprise segments (“New” Nuance).

In just over one year, Nuance has made meaningful progress in our ongoing effort to drive transformation and simplification by continuing to execute on our strategic plan. Nuance’s new strategic plan is to focus on growth, invest significantly in key business segments, diligently scale operating margins and generate meaningful free cash flow. Progress in these areas to date includes:

2019 Performance Update

We completed the transformative fiscal 2019 year on strong footing, delivering on our strategic and financial objectives and posting strong operational performance. Consistent with our strategic initiatives and ongoing effort to drive transformation and simplification, we achieved the following in fiscal 2019:

We adopted the new ASC 606 revenue recognition standard using the modified retrospective approach, effective October 1, 2018. Under this adoption methodology, we do not recast our historical financials for the provisions of ASC 606. ASC 605 financial results are presented below to help investors understand relevant year over year comparisons.

ASC 606 Performance Summary: Fiscal 2019

•	Revenue. Our GAAP revenue was $1,823.1 million and our non-GAAP revenue was $1,829.4 million.
•

Net Income. We recognized a GAAP net income from continuing operations of $114.3 million, or $0.39 per diluted share. Non-GAAP net income from continuing operations was $332.1 million or $1.14 per diluted share.

ASC 605 Performance Summary: Fiscal 2019

•	Revenue. Our GAAP revenue was $1,858.7 million, up 0.9% from $1,842.3 million in fiscal 2018. Our non-GAAP revenue was $1,866.3 million, up 0.5% from $1,856.5 million in fiscal 2018.
•	Recurring Revenue. Our total GAAP recurring revenue for fiscal 2019 was $1,445.6 million, up 4.7% year over year representing 77% of total revenue.
•	Gross Margin. Our GAAP gross margin was 58.2%, compared to 55.2% in fiscal 2018. Our non-GAAP gross margin was 62.0%, compared to 60.2% in fiscal 2018.
•

Net Income. We recognized a GAAP net income from continuing operations of $144.8 million, or $0.50 per share, compared to a GAAP net loss from continuing operations of $(184.9) million or $(0.63) per diluted share in fiscal 2018. Non-GAAP net income from continuing operations in fiscal 2019 was $359.1 million or $1.24 per diluted share, compared to $295.7 million or $1.00 per diluted share in fiscal 2018.
•	Operating Margin. GAAP operating margin in fiscal 2019 was 8.9%, compared to (6.4)% in fiscal 2018. Non-GAAP operating margin in fiscal 2019 was 28.0%, compared to 25.3% in fiscal 2018.
•

Net New Bookings. Our net new bookings were $1,075.2 million for fiscal 2019. In fiscal 2019 we changed the manner in which we value net new bookings for our Healthcare segment from total contract value to annual contract value. The annual value is calculated by taking the total contractual value and dividing it by the contractual term. This has the effect of lowering the overall booking value and therefore 2019 net new bookings result is not comparable with our previously reported net new bookings for 2018 and earlier.

•

Capital Allocation. Repurchased a total of 8.2 million shares at an aggregate purchase price of $126.9 million. In addition, during fiscal 2019, we repaid $300.0 million of our 2020 5.375% high-yield bonds at par, which is expected to reduce our fiscal 2020 cash interest expense by $16.1 million.

A reconciliation of the GAAP to non-GAAP financial measures is set forth in Annex A to this Proxy Statement.

[1]	For a reconciliation of GAAP to Non-GAAP financial measures, please see Annex A.

Compensation Philosophy and Objectives

Our compensation philosophy is designed to promote our business objectives and is based on the principle that our strategic and operational achievements result from the coordinated efforts of all employees working toward common strategic goals. Our guiding compensation principles focus on:

•	Aligning executive compensation with long-term shareholder value;

•	Attracting, retaining and motivating a high-performing team;

•	Rewarding executives for achieving near- and long-term business goals;

•	Promoting clarity and alignment with shareholders by focusing on drivers of long-term success;

•	Maintaining stability and minimizing change in our compensation programs going forward, where possible;

•	Paying for performance, with a significant portion of executive compensation linked to Company performance; and

•	Maintaining flexibility to address potential changes in Company strategy and structure.

Our overall compensation objective is to compensate our executive officers and other employees in a manner that attracts and retains the caliber of individuals needed to lead, manage and staff a dynamic, highly-complex business in an innovative and competitive industry.

Engaging with Shareholders and Evolving our Executive Compensation Program

Shareholder Engagement on Compensation

Our annual say-on-pay vote is one of our opportunities to receive feedback from shareholders regarding our executive compensation program. We were disappointed with the results of our advisory say-on-pay proposal at our last annual meeting. In order to address this, during the fall of 2018, Nuance actively sought feedback from shareholders to better understand what motivated their votes and reached out to shareholders owning approximately 60% of our outstanding shares and speaking with shareholders owning approximately 40% of our outstanding shares. Our Compensation Committee Chair, Sanjay Vaswani, participated in a majority of these conversations. All shareholder feedback was shared with the full Board and helped to shape changes made to our executive compensation program.

Over the course of this engagement, we learned that shareholders were generally satisfied with the fiscal 2018 compensation program that the Compensation Committee designed for our CEO, Mark Benjamin, which was generally implemented for all NEOs in fiscal 2019. Nevertheless, shareholders voted on our fiscal 2018 executive compensation program as a whole and many were displeased with the compensation and severance program the previous Compensation Committee designed and put in place for our former CEO, which we believe was the reason for a significant portion of “against” votes. As a result, the Compensation Committee has confidence that our 2019 executive compensation program, which was designed to incentivize achievement of short-term goals and reward long-term shareholder value creation, will be well received by our shareholders. A general overview of our fiscal 2019 annual executive compensation program is below.

The 2019 compensation plan design shown in the graphic above reflects long-term incentive award target value and excludes transition and other one-time awards that are not considered part of our standard annual compensation program. A full discussion of Fiscal 2019 compensation decisions related to our Long-Term Incentive Plan begins on page 37 of the Proxy Statement.

The fiscal 2019 executive compensation program incorporates the following changes in response to prior shareholder feedback:

•	Increased disclosure pertaining to the achievement of MBOs (strategic goals) and the corresponding payouts under the Annual Incentive Plan (“AIP”);

•	Transitioned to a 3-year cliff vesting period for performance-based restricted stock units (“PSUs”) under our Long-Term Incentive (“LTI”) Plan; and

•

Unified PSU performance metric across NEOs and increased transparency around the payout range for PSUs in the LTI Plan, including what achievement of relative TSR is needed to achieve the specified payout levels.

Fiscal 2020 Compensation Program Changes

While our shareholders were generally supportive of the fiscal 2019 executive compensation program during the shareholder engagement process, shareholders also provided feedback for the Compensation Committee to consider in the evolution of our executive compensation program in the future. In designing our fiscal 2020 executive compensation program, a key priority for the Compensation Committee was to be responsive to the shareholder feedback it had received. During the shareholder engagement process, the Compensation Committee sought further input on our fiscal 2020 executive compensation program design specifically with regard to:

•	Increasing the percentage of PSUs in our CEO’s fiscal 2020 LTI Plan awards to 60% (assuming target performance); and

•	Maintaining relative TSR as the sole performance metric for PSUs granted under our fiscal 2020 LTI Plan.

Overall, the shareholders we engaged with were supportive of the proposed increase in the proportion of PSUs in our CEO’s fiscal 2020 LTI Plan to 60% of the target value of his annual award, which would more heavily weight his annual equity awards towards performance-based equity as compared to other CEOs in the market generally and at our peer companies. Additionally, these shareholders generally understood our Compensation Committee’s determination that, given the ongoing business transformation occurring at Nuance (including the sale of the Imaging business, spin-off of the Automotive business and sale and wind-down of the SRS and Devices businesses), relative TSR is the most appropriate performance metric for the PSU awards in the fiscal 2020 LTI Plan, and that it appropriately ties pay outcomes to the overall shareholder experience. However, shareholders did also express their desire for the Compensation Committee to incorporate an operational metric once the business was further through this transformation. In response to the feedback, the Compensation Committee committed to incorporating an operational metric in the fiscal 2021 PSU awards and plans to engage with shareholders in the fall of 2020 to provide shareholders an opportunity to share their perspectives on the metric(s) under consideration. The below table summarizes shareholder feedback and actions the Compensation Committee took in direct response.

Feedback Received	2020 Program Changes
Performance Share Units: Asked Nuance to consider increasing the PSU portion of our CEO’s fiscal 2020 LTI Plan to be greater than 50% (assuming target performance)	Approved fiscal 2020 LTI Plan for our CEO to consist of 60% PSUs (assuming target performance), an increase from 50% in fiscal 2019
New Metrics in LTI Plan: Request Compensation Committee to consider adding an operational metric to LTI Plan in addition to relative TSR

As discussed above, due to the business transformation the Company will still be undergoing in fiscal 2020, the Compensation Committee determined that relative TSR is the most appropriate performance metric for fiscal 2020 PSUs. In response to shareholder feedback, the Board committed to incorporating an operational metric in fiscal 2021 PSU awards.

Our executive compensation program has undergone meaningful change in response to shareholder feedback. The Compensation Committee and management team are committed to continued engagement on an ongoing basis.

Robust Process to Ensure Responsiveness to Shareholder Feedback

The below graphic provides a timeline for shareholder engagement and decisions made by the Compensation Committee in order to be responsive to shareholder feedback.

Compensation Governance Highlights

Our executive compensation program also includes a number of key features intended to manage compensation risk, which are highlighted below.

What We Do	What We Don’t Do
✓ Balance between short-term and long-term pay to incentivize sustainable long-term value creation	✗ No excise tax gross-ups
✓ Stock ownership requirements for our executive officers and directors	✗ No automatic acceleration of equity awards on a “change of control”
✓ Robust clawback policy	✗ No pension arrangements or defined benefit retirement plans covering our executive officers
✓ Anti-hedging and pledging policies
✓ Independent compensation consultant advises Compensation Committee

Elements of Fiscal 2019 Executive Compensation

Overview of Fiscal 2019 Executive Compensation Program

The executive compensation program for our NEOs for fiscal 2019 consisted of a mix of variable and fixed compensation in order to align compensation with short- and long-term shareholder value creation. These fiscal 2019 compensation elements included:

Pay Component	Rationale and Value to Shareholders
Base Salary	• Forms basis for competitive compensation package • Reflects competitive market conditions, individual performance, and internal parity
Annual Bonus (AIP)

•  Motivates achievement of strategic priorities as measured by financial metrics

•  A diversified mix of metrics intended to drive efficient growth and shareholder value creation

•  Individual strategic MBO incentivize achievement of non-financial goals which support Company strategy

Performance-Based Restricted Stock Units (PSUs)

•  Encourages focus on long-term shareholder value creation

•  Aligns compensation with relative TSR, which reflects the stock price performance and compensates executives for performance relative to peers

Restricted Stock Units (RSUs)	• Encourages focus on long-term shareholder value creation • Aligns to shareholder interests • Provides retention incentive

Our compensation philosophy places an emphasis on “at-risk” pay, with a balanced focus on short-term and long-term performance. Consistent with this philosophy, the majority of the annual compensation opportunities of our executive officers, including our NEOs, is variable in nature, the payment and value of which depends on our performance. As illustrated below, in fiscal 2019, 92% of the CEO’s total target compensation and 85% of other NEO compensation was based on performance and therefore at-risk.

CEO 2019 Target Compensation(1)	NEO 2019 Target Compensation(1)

(1)

Reflects the allocation of base salary, annual target bonus opportunity, and LTI Plan award target value; excludes transition and other one-time awards that are not considered standard annual compensation in fiscal year 2019.

To further align the interest of our executives with our shareholders, our performance-based annual bonuses under the AIP may be paid out in cash or RSUs, or a combination of both, with vesting occurring shortly after the date of grant. We also grant long-term incentive compensation under our LTI Plan in the form of RSUs and PSUs that are settled in shares of our common stock.

The performance measures we establish for the performance-based annual bonuses and the PSUs are designed to promote shareholder returns, market share increase, and revenue and earnings growth.

In addition, the Compensation Committee uses a combination of different non-GAAP financial measures in our AIP. A description of these measures, as well as a discussion of how they are used in our executive compensation program, is set forth in this CD&A. A reconciliation of the GAAP to non-GAAP financial measures is set forth in Annex A to this Proxy Statement.

Compensation-Setting Process

The Compensation Committee reviews the compensation of our executive officers, including the NEOs, annually to ensure that it is consistent with our compensation philosophy, corporate and individual performance, changes in the competitive market and our executive officers’ individual responsibilities.

For its review of the CEO’s performance for purposes of determining the AIP payout, the CEO, on a quarterly basis, completes a self-evaluation of his performance relative to his MBOs established at the beginning of the fiscal year and provides the Committee a complete annual self-evaluation of his MBO and overall performance. The Committee reviews these materials in executive session and agrees on the CEO’s annual performance against his MBOs as well as AIP payment, if any, for the last completed year. The Committee presents the MBO assessment and recommends the annual bonus payment to the full Board for discussion and approval.

In addition, at the end of the fiscal year, the Committee solicits a self-evaluation from the CEO for the just-completed year as well as feedback from the CEO’s direct reports on the CEO’s performance. The Committee reviews these materials in executive session and completes an overall CEO performance appraisal, which includes his performance relative to his MBOs, his strengths, weaknesses and development plans. Taking into consideration the CEO’s performance and evaluation of the competitive market, the Committee determines adjustments, if any, to elements of the CEO’s compensation opportunity, including performance-based compensation. The Committee recommends any adjustments to the CEO compensation elements to the full Board for discussion and approval.

For its annual review of executive officers other than the CEO, our CEO presents to the Compensation Committee at the end of the fiscal year his evaluation of each executive officer (other than himself), which includes a review of the executive officer’s contribution and performance during the fiscal year (compared against the executive officer’s MBOs established at the beginning of the fiscal year), strengths, weaknesses, and development plans. The Committee reviews and evaluates this information in consultation with the CEO and in executive session.

On the basis of the MBO assessment and full performance appraisals, the Committee approves each executive officer’s AIP payout, if any, for the last completed fiscal year, as well as any discretionary compensation adjustments. Adjustments, if any, to elements of each executive officer’s compensation opportunity, including performance-based compensation, take into account the scope of the executive officer’s responsibilities and experience; an evaluation of the competitive market; and the need to retain executives.

Compensation Peer Group

The Compensation Committee reviews annually the compensation for comparable positions within our industry, the historical compensation levels of our executive officers and the individual performance of our executive officers evaluated against their individual objectives established for the preceding fiscal year.

The Compensation Committee obtains compensation data for comparable positioning from compensation surveys, compensation peer group publicly available proxy statements and other public filings. In addition, this data is supplemented by Radford executive compensation survey data representing a broader group of technology companies that are of similar size, with revenues greater than $1 billion.

The Compensation Committee, with the assistance of our compensation consultant, updated the compensation peer group in July 2018 for purposes of the Compensation Committee’s fiscal 2019 compensation analysis. The group consisted of the following companies:

Akamai Technologies, Inc.	LogMeIn, Inc.
Allscripts Healthcare Solutions, Inc.	OpenText Corporation
ANSYS, Inc.	Pegasystems Inc.
athenahealth, Inc.	PTC, Inc.
Cadence Design Systems, Inc.	Synopsys, Inc.
CDK Global Inc.	Teradata Corporation
Citrix Systems, Inc.	Verint Systems, Inc.
Dolby Laboratories, Inc.	WEX Inc.
Fair Isaac Corporation

The Compensation Committee made changes to the peer group in April 2019 for purposes of fiscal 2020 compensation analysis to adjust for M&A activity and to better align the members of our peer group with our revenue and market capitalization. At that time, the Compensation Committee removed athenahealth, Inc., which was acquired during fiscal 2019, and added j2 Global.

Base Salary

We use base salary to provide our executive officers, including the NEOs, with a basic fixed amount of compensation. Base salary levels reflect each executive officer’s responsibilities, performance and expertise and are intended to be competitive with the base salary levels of comparable positions at the companies in our compensation peer group.

The Compensation Committee establishes base salary levels based, in part, on a review of market data for our compensation peer group, as well as input from our compensation consultant, the job performance and level of experience of each individual executive officer, and internal pay parity considerations. Based on these considerations, the Compensation Committee approved an increase in the base salary of Mr. Tempesta for fiscal 2019 in order to bring his base salary more in line with market levels and for Mr. Petro in connection with his promotion from Senior Vice President of Research and Development to Executive Vice President (“EVP”) and Chief Technology Officer in July 2019. The Compensation Committee did not increase the base salary of any other NEO for fiscal 2019. Generally, we tie the performance-based incentive compensation opportunities and post-employment compensation arrangements for each executive officer to his or her base salary.

The base salaries of the NEOs during fiscal 2019 were as follows:

NEO	Fiscal 2018 Base Salary	Fiscal 2019 Base Salary	Percentage Change
Mark Benjamin	$800,000	$800,000	—
Daniel Tempesta	$450,000	$500,000	11.1%
Thomas Beaudoin	$400,000	$400,000	—
Joseph Petro(1)	$425,000	$500,000	17.6%
Robert Weideman	$500,000	$500,000	—

(1)	Mr. Petro was appointed an executive officer in Fiscal 2019.

Fiscal 2019 Performance-Based Annual Bonus

Consistent with our compensation philosophy, the Compensation Committee has designed our executive compensation program to provide that a significant portion of our executive officers’ compensation opportunities are performance-based. To help accomplish this objective, under our AIP, we provide for performance-based annual bonus opportunities for our executive officers, including the NEOs, based 80% on the achievement of corporate financial performance objectives and 20% on individual performance objectives (MBOs), in each case, that are established at the beginning of the fiscal year.

During fiscal 2019, the Compensation Committee established performance objectives and payout targets under our AIP for our executive officers, including the NEOs, which were designed to promote the attainment of specific financial objectives (consistent with our annual operating plan), while, at the same time, supporting our longer-term strategic business objectives and encouraging leadership and teamwork. The Compensation Committee, after consultation with our CEO, established three financial performance measures, as well as minimum, target and maximum performance levels for each measure, as described in more detail below.

Each executive officer was assigned a target annual bonus opportunity under our AIP expressed as a percentage of his or her base salary. The target annual bonus opportunity for each executive officer for fiscal 2019 was determined by the Compensation Committee based, in part, on a review of market data for our compensation peer group, as well as input from our compensation consultant and internal pay parity considerations. The target bonus opportunities of the NEOs for fiscal 2019, which remain unchanged from fiscal 2018, were as follows:

NEOs	Fiscal 2019 Target Bonus Opportunity (as a percentage of base salary)
Mark Benjamin	150%
Daniel Tempesta	75%
Thomas Beaudoin	75%
Joseph Petro	75%
Robert Weideman	75%

Annual Incentive Plan Structure:

For fiscal 2019, the Compensation Committee approved a redesign of our AIP to emphasize both Company and business segment financial performance, with weighting based on the participating employee’s role.

1.	Under the redesigned AIP, a bonus pool is funded based 50% on Company revenue and 50% on Company operating margin.
2.

For each business segment or corporate function, the allocation of the funding is then determined based on the achievement of three equally weighted metrics aligned to the applicable business segment or corporate function. See image below for more detail.

3.	Then, each employee’s bonus is based 80% on the allocation achievement of the applicable business segment or corporate function, and 20% on individual achievement of fiscal year MBOs.

The illustration and three steps are further described below:

1. Program Funding Determination

For fiscal 2019, the AIP funding was based on our actual performance as measured against two equally-weighted financial performance measures: non-GAAP revenue and non-GAAP operating margin, which the Compensation Committee determined were critical to the successful execution of our fiscal 2019 operating plan and were important measures of our growth and profitability.

The minimum, target and maximum performance levels for each of these measures for fiscal 2019 are set forth below. The plan provides for non-linear interpolation between minimum and target levels, and between target and maximum levels. The targets and actual results exclude the Imaging and SRS business segments, which the Compensation Committee felt was appropriate in light of their sale during fiscal 2019 and our strategic focus on our core business segments. The Compensation Committee set the target for non-GAAP revenue for fiscal 2019 at $1.879 billion, which although below our non-GAAP revenue for fiscal 2018 (which was $2.069 billion) because of the exclusion of our Imaging segment and SRS business due to the sale of Imaging and SRS, was higher than our external corporate guidance range. The Compensation Committee set the target for non-GAAP operating margin at 26%, which was in-line with our fiscal 2018 non-GAAP operating margin of 26.1%. The Compensation Committee believed setting this target slightly below fiscal 2018 operating margin levels was appropriate due to anticipated one- time expenditures relating to our change in strategic focus. The Compensation Committee believed these targets were challenging, yet attainable, and would appropriately incentivize our executives.

Financial Performance Measure	Minimum Threshold	Target	Maximum	Actual
Non-GAAP Revenue	$1.776B	$1.879B	$1.983B	$1.866B
Non-GAAP Operating Margin	24.7%	26.0%	28.8%	28.0%
Funding %	25.0%	100.0%	150.0%	113.8%

For fiscal 2019, our reported non-GAAP corporate revenues were $1.866 billion, or 99.3% of the target, and our operating margin was 28.0%, or 107.9% of the target. After reviewing these financial results, the Compensation Committee approved the funding of the AIP bonus pool for NEO bonuses at 113.8% of target, based on the weighted achievement of the corporate revenues and operating margin targets, which is consistent with our AIP funding matrix for fiscal 2019, as described above. The Compensation Committee did not exercise its discretion to adjust the funding level of the AIP bonus pool for our NEOs for fiscal 2019.

2. Allocation of Funding for NEOs

Once the bonus pool is funded, the allocation of this funding is determined based 80% upon achievement of key operating metrics which vary if the employee reports to a Corporate Function, Business Segment or has a Hybrid Reporting role.

For fiscal 2019, this portion of the AIP allocation was based solely on achievement of three equally-weighted financial performance measures: non-GAAP Segment or Company revenue, non-GAAP Segment or Company operating margin and Segment or Company net new bookings. These performance measures were selected by the Compensation Committee after considering the financial objectives contained in our annual operating plan, our longer-term strategic objectives, the relationship between our annual and long-term incentive compensation plans and feedback from our shareholders concerning the selection of performance measures for our incentive compensation awards.

Metric	Rationale
Non-GAAP Revenue	• Measures growth of the business
Non-GAAP Operating Margin	• Measure of profitability
Net New Bookings	• Indicator of high value growth, measured by the expansion of existing customer relationships and acquisition of new customers

The financial metrics and their corresponding target levels were determined taking into consideration the Company’s current strategic transformation, historical financial performance, internal budgeting, external guidance and expected market conditions. The Compensation Committee set the target for Company non-GAAP revenue at $1.879 billion, which was below the actual Company non-GAAP revenue of $2.069 billion reported for fiscal year 2018, in order to account for the sale of our Imaging and SRS businesses. Given these strategic business actions, our Compensation Committee anticipated our full year fiscal 2019 non-GAAP revenues to decline year-over-year, but ensured the Company non-GAAP revenue target was still rigorous, setting the $1.879 billion target above the high end of our external corporate guidance range which was reaffirmed during our third quarter 2019 earnings results on August 7, 2019. Similar consideration was given with regards to setting the Company net new bookings target of $1.235 billion below fiscal year 2018’s actual Company net new bookings of $1.735 billion. While the Company has discontinued publicly disclosing guidance for net new bookings, the Compensation Committee set this target based on internal Company financial models which accounted for the business transactions described above. The target for Company non-GAAP operating margin was set at 26.0% which was in-line with fiscal year 2018 actual of 26.1%.

Four of our five NEOs, Messrs. Benjamin, Tempesta, Beaudoin and Petro, are within the Corporate Function. As a result, their financial performance allocations for fiscal 2019 were based on Company non-GAAP revenue, operating margin and net new bookings. The minimum, target, maximum and actual performance levels and the percentage of target opportunity earned with respect to each measure for fiscal 2019 are below.

Metric	Minimum	Target	Maximum	Actual	Weighting at Target	Percentage of Target Opportunity Earned
Company Non-GAAP Revenue	$1.776B	$1.879B	$1.983B	$1.866B	33.3%	32.1%
Company Non-GAAP Operating Margin	24.7%	26%	28.8%	28.0%	33.3%	39.3%
Company Net New Bookings	$803.1M	$1.235B	$1.482B	$1.075B	33.3%	26.2%
						Total: 97.6%

Based on this performance, Messrs. Benjamin, Tempesta, Beaudoin, and Petro each earned 97.6% of the allocation of funding for performance against financial metrics.

Mr. Weideman, as the General Manager of the Enterprise Division, is the only NEO whose financial performance allocation was eligible to be earned based on segment performance rather than Company performance. Mr. Weideman’s financial performance allocation was earned based on the achievement of key operating metrics of the Enterprise segment. The minimum, target, maximum and actual performance levels, as well as the percentage of target opportunity earned, for Enterprise revenue and Enterprise operating margin for fiscal 2019 were as below.

The Compensation Committee set the Enterprise non-GAAP revenue target at $502 million, or 4% above our fiscal 2018 actual of $483.2 million. Similarly, the Enterprise non-GAAP operating margin target of 29.3% was set above our fiscal year 2018 actual of 29.0% and the Enterprise net new bookings target was set at $455 million or 11% above our fiscal 2018 actual of $410.2 million.

Metric	Minimum	Target	Maximum	Actual	Weighting at Target	Percentage of Target Opportunity Earned
Enterprise Non-GAAP Revenue	$474.4M	$502.0M	$529.6M	$507.4M	33.3%	35.1%
Enterprise Non-GAAP Operating Margin	27.8%	29.3%	32.5%	28.0%	33.3%	25.8%
Enterprise Net New Bookings	$295.7M	$455.0M	$546.0M	$307.0M	33.3%	16.7%
						Total: 77.5%

Our Enterprise segment’s performance for fiscal 2019 resulted in Mr. Weideman earning 77.5% of the allocation of funding for performance against financial metrics.

3. Individual Award Delivery

Individual awards under the AIP are determined by multiplying each executive’s target annual bonus by the percentage of the Company and/or segment allocation earned (weighted at 80%) and the percentage of MBOs achieved (weighted at 20%).    Due to the Company-wide extraordinary efforts relating to execution of the key transformation activities of the Company, the Compensation Committee authorized the MBO allocation pool equal to 120% of the weighted target for MBO achievements. The Committee determined that this MBO allocation pool level was appropriate to reward employees at all levels, including our NEOs, for their efforts that drove our fiscal 2019 performance. The MBO portion of our NEOs annual bonuses was eligible to be earned between 0% and 150% for fiscal 2019 under the AIP.

For the CEO, his strategic MBO goals were established by the Compensation Committee at the beginning of fiscal 2019 and communicated to him. There is a rigorous process in place to ensure fair and independent assessment of the CEO’s performance. As illustrated below, this process includes a self-evaluation, a Compensation Committee evaluation, and a live discussion where the Board provides an overview of performance against MBOs and resulting earned compensation.

Rigorous MBO Performance Review Process

1.  CEO Self Evaluation: Mark Benjamin completes self-evaluations quarterly on his performance against his MBO goals

2.  Board Review of Self Evaluation: The Board annually reviews Mark Benjamin’s self-evaluations

3.  Live Discussion: In an annual executive session of the Board, the directors share with Mark all factors that went into their determination of MB0 performance, including the aforementioned self- evaluation among other factors

In addition to the actions above, for the CEO performance appraisal, the Compensation Committee solicits feedback from the CEO’s direct reports.

For all other NEOs, the CEO established the MBO goals at the beginning of the fiscal year and set goals that would align the focus of the executives with the strategic transformation plan for the Company. Each NEO has three to five MBOs that are similar and focus on the successful execution of strategic initiatives, cost saving improvements and succession planning. In establishing the MBOs, the CEO reviewed the MBOs with each NEO, and considered any input from the respective NEO. At the end of the fiscal year, the CEO assessed the performance of each NEO and presented his recommendations on the NEO’s individual performance against the NEO’s MBOs to the Compensation Committee for approval.

The 2019 MBO performance assessments—noting both 2019 MBOs and achievements for each NEO—are detailed below.

Mr. Benjamin

2019 MBOs for Mr. Benjamin

•	Successfully execute on strategic transformation activities

•	Establish, develop and retain a strong and qualified executive team with focus on succession planning

•	Clearly communicate Nuance’s new veracity with investors

•	Successfully execute critical initiatives for our business transformation, including divesting our Imaging business and spinning out our Automotive business

The Compensation Committee reviewed Mr. Benjamin’s performance against his MBOs, and noted that Mr. Benjamin:

•

Exceeded expectations on initiatives aligned with the Company’s strategic transformation, including rebalancing resources and accelerating cost savings to position the Company to invest in strategic growth areas

•	Led Nuance’s culture transformation by creating a purpose-driven company, heightening focus on employee communications, and investing in talent

•

Built out revamped management team with the hiring of Beth Conway, EVP and Chief People Officer (Dec 2018), David Garfinkel, SVP Corporate Development (Jan 2019), Rob Dahdah, EVP Chief Revenue Officer (Apr 2019) and Tracy Krumme, SVP Investor Relations (Apr 2019)

•

Launched a comprehensive succession program with a focus on developing high-potential leaders and building a pipeline with diverse talent at all levels to ensure organizational sustainability and scalability

•	Proactively engaged and met with investors and analysts and established a transparent dialogue while effectively messaging Nuance’s strategic transformation plan and its progress

•

Continued to drive business model shift to focus on key growth areas. Completed a thorough business review and led successful execution of key priorities including divesting our Imaging business (Feb 2019), divesting our SRS business (July 2019), and spinning out our Automotive business into an independent public company (Oct 2019)

•	Built relationships with key Healthcare and Enterprise customers to understand current and future business needs and priorities

Based on this review, the Board and Compensation Committee determined Mr. Benjamin earned 125% of the MBO portion of his annual award.

Mr. Tempesta

2019 MBOs for Mr. Tempesta

•	Successfully execute on strategic transformation activities

•	Establish, develop and retain a strong and qualified team with focus on succession planning

•	Clearly communicate Nuance’s new veracity with investors

•	Successfully execute critical initiatives for our business transformation, including divesting our Imaging business and spinning out our Automotive business

•	Successfully build relationships with key customers

The Compensation Committee reviewed Mr. Tempesta’s performance against his MBOs, and noted that Mr. Tempesta:

•	Managed the rebalancing of resources across the Company to enable investment into key priorities that will drive growth in the future and exceeded expectations on cost savings goal

•	Completed a comprehensive review of organizational talent and developed succession plans for key roles to ensure organizational scalability and sustainability

•

Proactively engaged and met with shareholders and investors in partnership with our CEO. Renewed and built new relationships with investors through transparent dialogues on Company overview, strategic direction and ongoing feedback

•

Played a key role in successfully executing key priorities, including: divesting our Imaging business (Feb. 2019), divesting our SRS business (July 2019), and spinning out our Automotive business (Oct. 2019)

•	Built new relationship with 12 key customers in fiscal 2019 to understand key customer business issues and priorities

Based on this review, the Compensation Committee determined Mr. Tempesta earned 105% of the MBO portion of his annual award.

Mr. Beaudoin

2019 MBOs for Mr. Beaudoin

•	Successfully execute on strategic transformation activities

•

Successfully execute critical initiatives for business transformation, including divesting our Imaging business and spinning out our Automotive business; lead project management of both our Imaging divestiture and our Automotive spin-out

•	Create site strategy and drive change across the organization to reduce costs and fragmentation

The Compensation Committee reviewed Mr. Beaudoin’s performance against his MBOs, and noted that Mr. Beaudoin:

•	Successfully rebalanced resources to enable investment into key priorities that will drive growth in the future

•

Played a key role in successfully executing key priorities, including: divesting our Imaging business (Feb 2019), divesting our SRS business (July 2019), and spinning out our Automotive business (Oct 2019) holding the top leadership role for the overall project management of the Automotive spin-off

•	Executed a comprehensive global site strategy and real estate portfolio review and implemented a plan to reduce fragmentation and improve outcomes

Based on this review, the Compensation Committee determined Mr. Beaudoin earned 125% of the MBO portion of his annual award.

Mr. Petro

2019 MBOs for Mr. Petro

•	Successfully execute on strategic transformation activities

•	Establish, develop and retain a strong and qualified team with a focus on succession planning

•	Successfully execute critical initiatives for our business transformation, including divesting our Imaging business and spinning out our Automotive business

•	Design, develop and implement a new, agile R&D organization

•	Achieve key milestones for development of Ambient Clinical Intelligence (ACI)

•	Partner with our Chief Information Officer on cloud strategy development and implementation

The Compensation Committee reviewed Mr. Petro’s performance against his MBOs, and noted that Mr. Petro:

•

Played a key role in successfully executing key priorities, including: divesting our Imaging business (Feb. 2019), divesting our SRS business (July 2019), and spinning out our Automotive business (Oct. 2019)

•	Completed a comprehensive review of organizational talent and developed succession plans for key roles to ensure organizational scalability and sustainability

•	Defined and executed complex technology inventory and subsequent segmentation required to divest Imaging and SRS businesses, and spin Auto business

•	Created a new centralized R&D organization aligned to business segments and central technology platforms to drive breakthrough innovation and harness the collective power of the R&D organization

•	Achieved and created an accelerated path for the ACI solution with key roadmap milestones

•	Effectively partnered with our Chief Information Officer and across the organization to develop and implement the Nuance cloud strategy

Based on this review, the Compensation Committee determined Mr. Petro earned 135% of the MBO portion of his annual award.

Mr. Weideman

2019 MBOs for Mr. Weideman

•	Successfully execute on strategic transformation activities

•	Establish, develop and retain a strong and qualified team with a focus on succession planning

•	Improve customer satisfaction and overall customer experience

•	Enable customers to drive efficiencies through automation

The Compensation Committee reviewed Mr. Weideman’s performance executing against his MBOs, and noted that Mr. Weideman:

•	Enabled and optimized the Enterprise organization by rebalancing resources to improve internal efficiency and reinvest in strategic growth areas

•	Completed a comprehensive review of organizational talent and developed succession plans for key roles to ensure organizational scalability and sustainability

•	Identified key customer satisfaction drivers to drive positive improvements in net promoter stores (customer experience programs)

•	Developed and implemented a strategy for hosting services and tooling ability for customers to adapt solutions to their environments

•

Played a key role in successfully executing key priorities, including: divesting our Imaging business (Feb. 2019), divesting our SRS business (July 2019), and spinning out our Automotive business (Oct. 2019)

Based on the review, the Compensation Committee determined Mr. Weideman earned 110% of the MBO portion of his annual award.

The actual bonus payments to the NEOs for fiscal 2019 were as follows:

NEOs	Fiscal 2019 Target Bonus Opportunity	Percentage of Fiscal 2019 Target Bonus Opportunity Earned	Actual Fiscal 2019 Bonus Earned($)(1)	Actual Fiscal 2019 Bonus (shares)
	(as a percentage of base salary)			(as a number of shares of Common Stock)
Mark Benjamin	150%	103.1%	$1,236,960	69,687
Daniel Tempesta	75%	99.1%	$371,550	20,932
Thomas Beaudoin	75%	103.1%	$309,240	17,421
Joseph Petro	75%	105.1%	$394,050	22,200
Robert Weideman	75%	84.0%	$315,000	17,746

(1)

The amount shown in this column was paid in the form of RSUs with an equal value based on the closing price of our Common Stock on November 22, 2019, or $17.75 per share, which was the date the Compensation Committee approved the fiscal 2019 bonuses. These RSU awards vested in full on December 6, 2019.

Long-Term Incentive Compensation

LTI compensation is used to incentivize strong sustained financial performance and to encourage retention by providing NEOs with equity ownership interests that vest over multiple years. We believe a focus on long-term Company performance also discourages employees from taking actions that focus only on our short-term success. The Compensation Committee believes that granting a mix of both time-based and performance-based equity awards enhances our ability to retain our executive officers by providing a portion of their long-term incentive compensation opportunity in the form of full value equity awards that will vest if they remain employed and a portion that will be earned if performance vesting conditions are satisfied and they remain employed through the performance period. For fiscal 2019, generally 50% of the long-term incentive compensation granted to our NEOs was in the form of PSUs and 50% in the form of RSUs, determined based on the nominal number of shares underlying the award as of the grant date and assuming target performance for PSUs (and not taking into account the transition awards described below). All equity awards are granted under the Company’s Amended and Restated 2000 Stock Plan (the “Plan”).

PSUs for fiscal 2019 are earned based on the Company’s TSR as compared against the S&P Software & Services Industry index over a three-year performance period commencing November 6, 2018 and ending November 6, 2021. The RSUs vest ratably over three years on each November 6th.

An illustration of the fiscal 2019 LTI Plan design is below:

(1)	Relative TSR Payout scale has interpolation between payout levels

The CEO and other NEOs were granted the following 2019 LTI awards:

NEO	2019 RSUs			2019 PSUs			Total
	Shares	Face Value	Grant Date Fair Value(2)(4)	Shares(3)	Face Value	Grant Date Fair Value(2)(4)	Shares(3)	Face Value	Grant Date Fair Value(2)(4)
Mark Benjamin(1)	223,240	$4,000,000	$4,020,824	223,240	$4,000,000	$5,529,887	446,480	$8,000,000	$9,550,711
Daniel Tempesta	80,176	$1,375,000	$1,382,154	80,176	$1,375,000	$1,900,893	160,352	$2,750,000	$3,283,047
Thomas Beaudoin	65,598	$1,125,000	$1,130,844	65,598	$1,125,000	$1,555,263	131,196	$2,250,000	$2,686,107
Joseph Petro	64,141	$1,100,000	$1,105,727	64,141	$1,100,000	$1,520,719	128,282	$2,200,000	$2,626,446
Robert Weideman	72,887	$1,250,000	$1,256,499	72,887	$1,250,000	$1,728,078	145,774	$2,500,000	$2,984,577

Effective with the spin-off of our Automotive division on October 1, 2019, outstanding equity awards were equitably adjusted to preserve the value of the awards. The awards were adjusted by a conversion ratio of 1.16667 per 1 RSU or PSU then held. All share numbers presented in the table above and the tables below represent the number of RSUs and PSUs at grant and have not been adjusted to account for the spin-off.

(1)

On May 7, 2018, Mr. Benjamin was granted 328,256 RSUs and 328,256 PSUs (assuming target performance) under the Plan in connection with his commencement of employment. A portion of this grant was later determined to have exceeded the per-person limit on awards granted in any fiscal year under the Plan, counting the PSUs as if maximum performance levels were achieved. As a result, following the end of fiscal 2018, 116,071 RSUs underlying this award were rescinded. The Compensation Committee believed that Mr. Benjamin should receive the benefit of the full award that the committee previously approved and, as a result, the Compensation Committee granted Mr. Benjamin an award of 116,071 RSUs in fiscal 2019. The incremental value associated with this award of 116,071 RSUs, determined as of its date of grant of April 11, 2019, was $218,213, as a result of a higher stock price on the date of grant. These RSUs are not included in the table above. If they had been included, the aggregate grant date fair value included in the table above for Mr. Benjamin would have been $11,551,775. Further details on these awards can be found in the Grants of Plan Based Awards table.

(2)

The “Grant Date Fair Value” for RSUs is equal to the closing price ($17.24) of our Common Stock as quoted on Nasdaq on the date of grant multiplied by the number of shares subject to the award. The “Grant Date Fair Value” for PSUs has been determined as described in note (4) below. The Compensation Committee approved the aggregate grant date value authorized to be delivered in respect of the awards listed in the table above, and the number of shares underlying each award (with PSUs determined based on target) was determined by dividing that value by $17.15, the 30-trading day average closing price leading up to and including the grant date as quoted on Nasdaq.

(3)	Represents number of shares at target in the case of PSUs.

(4)

As a result of the performance conditions associated with the PSU awards and the opportunity for a participant to earn up to 200% of the target award, the grant date fair value under the accounting rules for the PSUs is approximately 38% higher than for the RSUs ($23.71 per share).

Additional LTI Items Approved by Compensation Committee

The above section generally describes the fiscal 2019 standard annual LTI compensation program which was designed within the context of the Compensation Committee’s compensation philosophy and structured to be responsive to shareholder feedback while aligning with market practices. This section describes actions the Compensation

Committee took in fiscal 2019 with respect to previously authorized LTI awards and transition awards to address “gaps” created by the change to cliff-vesting PSU awards:

1.	NEO Transition Awards related to 2019 PSU Design Changes

2.	Target-Setting for Outstanding PSUs for Other NEOs

3.	Fiscal 2019 Equity Award Outcomes

These items are distinct from the fiscal 2019 standard annual LTI compensation program, do not apply to our CEO Mark Benjamin’s compensation, and are not a part of the fiscal 2020 compensation program.

1. NEO Transition Awards related to 2019 PSU Design Changes

Fiscal 2019 was the first year where all NEOs’ PSUs were based on a three-year performance period measured by relative TSR. This design was approved in direct response to shareholder feedback requesting that the Compensation Committee establish a three-year performance period for all NEOs’ 2019 PSUs, essentially transitioning the NEOs to the same design that was established for Mark Benjamin when he was hired in 2018.

For our NEOs, other than Mark Benjamin, the shift from annual vesting to a three-year relative TSR performance period created a lag between when the annual vesting awards would have vested, had they been granted, and when the cliff-vested awards begin to vest. The Compensation Committee believed this gap was inconsistent with our intention to provide continuous long-term performance incentives that are eligible to vest each year based on pre-established performance periods, and as a result, evaluated a number of alternatives to address this gap while adhering to our commitment to lengthen our PSU performance period. After full evaluation of the alternatives, the Compensation Committee decided to award additional RSUs in fiscal 2019 to address the vesting gap for our NEOs other than Mark Benjamin. These RSU awards vest 1/3 on the first anniversary of grant and 2/3 on the second anniversary of grant. The RSUs are intended to provide the same vesting opportunity the executives would have had in fiscal 2020 and fiscal 2021 under the prior PSU program (assuming target performance) had awards under such prior program been granted. These RSU awards are intended to specifically address the vesting gap created by the lengthening of our PSU performance period and the Compensation Committee has no intention of making any similar grants in fiscal 2020 or in the future once we are on a continuous PSU vesting cycle. The following illustration reflects the vesting gap created as a result of moving from an annual PSU vesting period to a three-year PSU vesting period. The table below reflects the grant and vesting for the 2016-2023 fiscal years.

The following transition awards were approved by the Compensation Committee. Mr. Benjamin did not participate in the transition award.

Participating NEO	Shares	Face Value	Grant Date Fair Value(1)
Daniel Tempesta	80,176	$1,375,000	$1,382,154
Thomas Beaudoin	65,598	$1,125,000	$1,130,844
Robert Weideman	72,887	$1,250,000	$1,256,499

(1)

The “Grant Date Fair Value” is equal to the closing price ($17.24) of our Common Stock as quoted on Nasdaq on the date of grant multiplied by the number of shares subject to the award. The Compensation Committee approved the amount authorized to be delivered in respect of the awards listed in the table above, and the number of shares was determined by dividing that value by $17.15, the 30-trading day average closing price leading up to and including the grant date as quoted on Nasdaq.

Mr. Petro was promoted to EVP, Chief Technology Officer in September 2018. The Compensation Committee gave special consideration to Mr. Petro’s transition awards in order to ensure alignment of his LTI with the rest of the management team. As a result, Mr. Petro was granted both an RSU transition award (similar to the other NEOs) and a PSU transition award. The awards were granted to address the shift to a three-year cliff vesting PSU program, as discussed above, and to address that his fiscal 2018 grants were delayed to align with his expanded new leadership role and consolidation of the global R&D organization. Due to the delay, Mr. Petro did not receive LTI grants in fiscal 2018. The vesting gap and Mr. Petro’s not receiving a fiscal 2018 LTI grant resulted in Mr. Petro’s not receiving LTI awards with a face value of $3,300,000. The Compensation Committee addressed 2/3 of the gap, $2,200,000, through an RSU transition award that vests 1/2 on the first anniversary of grant and 1/2 on the second anniversary of grant, and 1/3 of the gap through a PSU transition award with a face value of $1,100,000 (assuming target performance) that vests 2/3 on the first anniversary of grant contingent based on one-year relative TSR and 1/3 on the second anniversary of grant based on two-year relative TSR. More information on the specific measurements for payout may be found in Target-Setting for Outstanding PSUs to other NEOs below.

Participating NEO	2019 Transition RSUs	2019 Transition PSUs	Total
Joseph Petro
Number of Shares	128,282	64,140	192,422
Amount Authorized	$2,200,000	$1,100,000	$3,300,000
Grant Date Fair Value(1)(2)	$2,211,453	$1,143,766	$3,355,219

(1)

The “Grant Date Fair Value” is equal to the closing price ($17.24) of our Common Stock as quoted on Nasdaq on the date of grant multiplied by the number of shares subject to the award. The “Grant Date Fair Value” for PSUs is slightly higher than for RSUs for the reasons described in note (4) on page 38 above. The Compensation Committee approved the aggregate grant date value authorized to be delivered in respect of the awards listed in the table above, and the number of shares underlying each award (with PSUs determined based on target) was determined by dividing that value by $17.15, the 30-trading day average closing price leading up to and including the grant date as quoted on Nasdaq.

(2)

The Grant Date Fair Value (“GDFV”) of the 1-year TSR awards is $17.51 and 2-year TSR awards is $18.48 due to the market-based conditions of the award and opportunity for the awards to be settled for up to 150% of the underlying shares. This is approximately 2% and 7% higher than the closing stock price on the date of grant ($17.24 per share).

2. Target-Setting for Outstanding PSUs to Other NEOs

As discussed in last year’s proxy, on November 6, 2019, the reconstituted Compensation Committee established performance measures and targets for certain outstanding PSUs that were authorized by the former Compensation Committee in previous fiscal years but that did not include performance vesting measures or targets and for Mr. Petro’s 2019 Transition PSU award. The Compensation Committee chose relative TSR as the performance measure for the

PSUs granted in previous years, to be measured over the original one-year and two-year performance periods for the awards, to align them to fiscal 2019 PSUs and chose the same measure and targets for Mr. Petro’s 2019 Transition PSU award. While the PSUs were originally granted by the previous Compensation Committee before fiscal 2019 (with the exception of Mr. Petro’s awards as described above), because the performance measures and targets for the awards were not established until fiscal 2019, the grant date fair value of the awards is included in this year’s Summary Compensation Table.

The below table shows the outstanding awards and Mr. Petro’s transition awards for which the Compensation Committee set performance measures and targets in fiscal 2019:

Participating NEO	Original Award Date	Goal: 1-Year TSR		Goal: 2-Year TSR		Total
		Shares(1)	GDFV(2)	Shares(1)	GDFV(2)	Shares(1)	GDFV(2)
Daniel Tempesta	11/15/2016	25,000	$437,725			75,000	$1,337,425
	12/29/2017	25,000	$437,725	25,000	$461,975
Thomas Beaudoin	11/1/2017	50,000	$875,450	25,000	$461,975	75,000	$1,337,425
Joseph Petro	11/6/2018	42,760	$748,685	21,380	$395,081	64,140	$1,143,766
Robert Weideman	12/22/2016	25,000	$437,725			75,000	$1,337,425
	12/29/2017	25,000	$437,725	25,000	$461,975

(1)

Between 0%—150% of the target number of shares subject to the award are eligible to be earned and vest based upon our TSR as compared to the Software & Select Services Index measured over a one-year and two-year performance period, as applicable, commencing November 6, 2018 and ending November 6, 2019 and November 6, 2020, as applicable.

(2)

The Grant Date Fair Value (“GDFV” in the chart above) of the 1-year TSR awards is $17.51 and 2-year TSR awards is $18.48 due to the market-based conditions of the award and opportunity for the awards to be settled for up to 150% of the underlying shares. This is approximately 2% and 7% higher than the closing stock price on the date of grant ($17.24 per share).

3. Fiscal 2019 Equity Award Outcomes

The Compensation Committee certified achievement of the performance measures related to PSU awards for Messrs. Tempesta and Weideman that were eligible to be earned and vest based on two-year relative TSR for fiscal 2019. These PSU awards would be earned and vest only if we achieved or exceeded the 60th percentile of stock performance as compared to the S&P Software & Services Select Industry Index over a two-year performance period October 1, 2017 to September 30, 2019.

Name	Relative TSR Ranking Target	Relative TSR Ranking	Number of Shares	Final Payout
Daniel Tempesta	60th percentile	25th percentile	33,333	—
Robert Weideman	60th percentile	25th percentile	50,000	—
			83,333	—

Because our relative TSR over this period was below the 60th percentile, these PSUs were forfeited in their entirety.

Other Compensation-Related Information

Compensation Risk Assessment

Similar to the review conducted with the Compensation Committee in November 2018, the Compensation Committee conducted its annual review in November 2019 of Nuance’s compensation philosophy and strategy, and as part of this review, assessed compensation-related risk management. The Compensation Committee reviews the Company’s compensation programs for executives and employees, including both short-term compensation and long-

term equity-based incentive awards. We believe that the mix and design of the elements of our executive compensation are well balanced and do not encourage management to take or assume unreasonable risk.

Stock Ownership Guidelines

In July 2019, the Board of Directors approved revised stock ownership guidelines for our executive officers and non-employee directors. These guidelines were adopted to further align the interests of our executive officers and non-employee directors with the interests of our shareholders and to promote the Company’s commitment to sound corporate governance practices.

Under these guidelines, the target share ownership level is five times base salary for our CEO, three times base salary for our other executive officers, and five times the annual cash retainer for the non-employee directors. The following shares and units count towards satisfaction of the guideline: shares owned outright by the executive or non-employee director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive or non-employee director or his or her family; shares subject to equity awards; 50% of unvested RSUs; and vested shares or units held in any deferred compensation plan. Unvested PSUs do not count for purposes of satisfying these guidelines.

Under these guidelines, each executive and non-employee director must achieve the target ownership level within five years of becoming subject to the guidelines. In addition, until an individual has reached the target ownership level, an executive is required to retain 25% of the net shares received as a result of the exercise of stock options or vesting of RSUs, PSUs or other awards, and a non-employee director is required to retain 25% of the net shares received as a result of the exercise of stock options or vesting of RSUs or other equity awards. Satisfaction of the stock ownership guidelines is calculated based on the closing market price of the Company’s common stock on a quarterly basis.

The Nominating & Governance Committee reviews these guidelines and compliance with these guidelines on an annual basis. As of the end of fiscal 2019, all NEOs had satisfied our stock ownership guidelines.

Compensation Recovery Policy (“Clawback”)

We maintain a compensation recovery (“clawback”) policy which provides that, in the event that we are required to prepare an accounting restatement, we may recover from any executive officer any incentive compensation erroneously paid or awarded in excess of what would have been paid under the accounting restatement. This policy covers the three-year period preceding the date on which we are required to prepare the accounting restatement.

Derivatives Trading, Hedging and Pledging Policies

We maintain an insider trading policy that applies to all of our employees worldwide, including our executive officers, and members our Board. The policy prohibits short sales and prohibits our employees from engaging in any transaction in publicly-traded options and derivatives on our stock. This policy also prohibits our employees from trading our stock on margin (i.e., borrowing money from a brokerage firm, bank or other entity in order to buy our stock).

Retirement, Welfare and Personal Benefits

We offer our United States employees, including our executive officers, comprehensive health and welfare programs including medical, wellness, dental, vision, disability, life insurance and accidental death and dismemberment protection. In addition, we offer a Section 401(k) plan and employee stock purchase plan.

In 2019, the Company implemented a Nuance Cares program where we match eligible charitable contributions up to $1,000 made by our employees and up to $20,000 for our CEO and all SVP level and above employees that are direct reports to our CEO, including our executive officers.

We provide our executive officers, including the NEOs, with certain perquisites and personal benefits, including reimbursement for tax and financial planning services, the incremental costs to us of which are reflected in the Summary Compensation Table below. The Compensation Committee believes these personal benefits are reasonable and consistent with our overall executive compensation program, because they better enable us to attract and retain superior individuals for our key executive positions. In addition, certain of these personal benefits are provided to ensure our executive officers’ health and financial affairs are taken care of in a manner that enables them to focus their full attention on their respective positions. The Compensation Committee reviews and approves the personal benefits provided to our executive officers on an annual basis.

Enhanced welfare benefits and other personal benefits provided to our CEO and other executive officers for fiscal 2019 are as follows:

Enhanced Wellness Benefit	Term Life Insurance Policy	Charitable Contribution Match	Enhanced Long- Term Disability Coverage	Personal Aircraft Use(1)	Tax, Financial Planning and Legal Expense Reimbursement
Coverage of enhanced Executive physical examination	$500,000 term life policy, subject to medical clearance	Company match of up to $20,000 for eligible charitable contributions	Coverage of 60% of eligible earnings capped at a maximum benefit of $18,500 per month

CEO: Used for commuting to and from home to Company headquarters until he relocated his residence in September 2019, and available for other personal use as approved by the Board.

Other Executive Officers: Generally only business travel but family members may accompany executive officer on business travel with CEO approval and, in limited cases, the CEO may approve other personal aircraft use.

CEO: $10,000 per calendar year benefit Executive Officers: $5,000 per calendar year benefit

(1) Personal	aircraft use:

•

To increase the number of in-person meetings with our customers, as well as to reduce the physical strain of heavy travel schedules, we own a corporate aircraft and also lease a charter aircraft from time to time for business-related travel. The Compensation Committee has adopted a policy governing the use of the corporate aircraft, which states that the corporate aircraft must primarily be used for business travel and can be used on a limited basis for personal use. Specifically, the policy permits the corporate aircraft to be available for the personal use of our CEO for his protection and the protection of our assets, to reduce his travel time and allow him to devote more time to work duties. The CEO can also approve personal use of the aircraft by others for commuting between home and Company office locations and for other personal travel and does so to reduce travel time and allow more time for work duties for the other NEOs and other key employees.

•

In July 2018, the Compensation Committee approved the use of the corporate aircraft for Mr. Benjamin for commuting from his personal residence to the Company headquarters until such time that he relocated to an area near our headquarters, which occurred in September 2019. This was to reduce travel time and allow him to devote more time for work duties.

Post-Employment Compensation

The Compensation Committee has approved agreements with our CEO and certain other executive officers, including each of the other NEOs, which provide for certain payments and benefits upon certain specified terminations of employment, including certain specified terminations of employment following a change of control of the Company. In exchange for these payments and benefits, each executive officer must release the Company from any claims relating to his or her employment and termination of employment.

We believe that these protections are necessary to help motivate and retain our executive officers and, in some cases, helped induce them to forego other opportunities or leave their then-current employment for the uncertainty of a demanding position in a new and unfamiliar organization. We also believe that these protections will help our executive officers maintain continued focus and dedication to their responsibilities to help maximize shareholder value when analyzing a potential transaction that could involve a change of control of the Company.

Further details of these agreements are outlined in the narrative following the “Potential Payments upon Termination or Change of Control” table further in this proxy.

Equity Granting Policy

We grant equity awards to new hires on a quarterly basis, generally the second month in the quarter. We grant equity awards to existing employees in two annual cycles in the first and fourth quarter of the fiscal year.

Equity awards are granted for annual bonuses, in lieu of paying cash. Awards are granted promptly following the final determination of achievement and payout levels by the Compensation Committee. Awards are granted and vest shortly thereafter.

The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information about the Company based on equity award grant dates.

Tax Considerations

Section 162(m) of the Internal Revenue Code (Section 162(m)) limits the tax deductibility of compensation for certain executive officers that is more than $1 million. Prior to the enactment of 2017 U.S. tax reform legislation, there was an exception to this deduction limitation for compensation that qualified as “performance-based compensation.” The 2017 U.S. tax reform legislation repealed the performance-based compensation exception to Section 162(m) and made certain other changes Section 162(m), generally effective for taxable years beginning after December 31, 2017. As a result, beginning in fiscal 2019, compensation paid to certain current and former executive officers in excess of $1 million in a taxable year generally will not be deductible unless such compensation qualifies for transition relief applicable to legally-binding contracts that were in effect on November 2, 2017. The Compensation Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing the Company’s executive compensation program. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers and other key employees that are important to the Company’s success. Accordingly, the Compensation Committee, in its judgment, may authorize and has authorized compensation payments that are limited as to tax deductibility.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on its review and discussion with management, the Compensation Committee, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

The Compensation Committee:

Sanjay Vaswani, Chairman

Thomas Ebling

Laura Kaiser

FISCAL 2019 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by, paid to, or received by the NEOs from the Company during fiscal 2019, and if applicable fiscal 2018 and fiscal 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)(4)		Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)	Total ($)
Mark Benjamin	2019	$800,000	—	$9,768,924	(5)	$1,236,960	$776,299	$12,582,183
CEO(1)	2018	338,462	850,000	13,222,752		—	138,946	14,550,160
Daniel Tempesta	2019	$493,750	—	$6,002,626		$371,550	$32,779	$6,900,705
Executive Vice President	2018	436,538	—	3,296,095		317,250	12,677	4,062,560
and CFO	2017	400,000	—	3,331,572		150,000	10,604	3,892,176
Thomas Beaudoin	2019	$400,000	—	$5,154,376		$309,240	$23,928	$5,887,544
Executive Vice President
Business Transformation(2)
Joseph Petro	2019	$500,000	—	$4,875,939		$394,050	$8,586	$5,778,575
Executive Vice President
Chief Technology Officer(2)
Robert Weideman	2019	$500,000	—	$5,578,501		$315,000	$4,928	$6,398,429
Executive Vice President	2018	500,000	—	4,126,655		352,500	1,742	4,980,897
GM, Enterprise Division	2017	500,000	—	4,100,750		187,500	1,742	4,789,992

(1)

Mr. Benjamin commenced employment with us in April 2018. In connection with his commencement of employment, Mr. Benjamin received a one-time signing bonus of $250,000 and, pursuant to his employment agreement, was paid a guaranteed bonus of $600,000 for fiscal 2018 in lieu of an annual bonus for fiscal 2018. The signing bonus and guaranteed bonus are reported in the “Bonus” column for fiscal 2018.

(2)	No amounts are reported for fiscal 2018 or fiscal 2017 for Messrs. Beaudoin and Petro because they were not named executive officers of the Company for those fiscal years.

(3)

The amounts reported represent the grant date fair value of the stock awards granted to Named Executive Officers in each covered fiscal year, as determined in accordance to FASB ASC Topic 718, excluding the effects of estimated forfeitures. The stock awards included in the table for each fiscal year include stock awards that were treated as granted in the fiscal year under FASB ASC Topic 718, even if the stock award was authorized by the Board or Compensation Committee in an earlier fiscal year. The assumptions used to calculate the grant date fair value of the stock awards reported in the Stock Awards column are set forth in Note 15 to the Consolidated Financial Statements included within the Company’s Annual Report on Form 10-K for fiscal 2019 filed with the SEC on November 26, 2019.

If we assume that the highest level of performance conditions will be achieved with respect to the PSU awards granted (and thus the maximum number of shares that may be issued under the PSUs), using the fair value of our common stock on the grant date for such shares, the fiscal 2019 award value would be as follows: $8,042,115 for Mr. Benjamin, $4,703,968 for Mr. Tempesta, $3,870,242 for Mr. Beaudoin, $$4,452,644 for Mr. Petro, and $4,201,319 for Mr. Weideman.

If we assume that the highest level of performance conditions will be achieved with respect to the PSU awards granted (and thus the maximum number of shares that may be issued under the PSUs), using the fair value of our Common Stock on the grant date for such shares, the fiscal 2018 award value would be as follows: $9,972,417 for Mr. Benjamin, $2,622,802 for Mr. Tempesta and $3,167,813 for Mr. Weideman. For fiscal 2017, assuming the highest level of achievement of the performance conditions, was $2,383,797 for Mr. Tempesta and $3,299,563 for Mr. Weideman. The amounts reported in this column do not correspond to the actual value that may ultimately be realized by the Named Executive Officer from his equity awards. Further details on these awards can be found in Fiscal 2019 Grants of Plan-based Awards Table below and in the CD&A above.

(4)

The stock award values presented in the summary compensation table are inclusive of target setting for awards authorized in previous years, fair value measures associated with the upside opportunity for PSUs aligned to TSR and transition awards. For a full discussion of these items refer to our CD&A above.

(5)

On May 7, 2018, Mr. Benjamin was granted 328,256 RSUs and 328,256 PSUs (assuming target performance) under the Plan in connection with his commencement of employment. A portion of this grant was later determined to have exceeded the per-person limit on awards granted in any fiscal year under the Plan, counting the PSUs as if maximum performance levels were achieved. As a result, following the end of fiscal 2018, 116,071 RSUs underlying this award were rescinded. The Compensation Committee believed that Mr. Benjamin should receive the benefit of the full award that the committee previously approved and, as a result, the Compensation Committee granted Mr. Benjamin an award of 116,071 RSUs in fiscal 2019. The incremental value associated with this award of 116,071 RSUs, determined as of its date of grant of April 11, 2019, was $218,213, as a result of a higher stock price on the date of grant. This $218,213 incremental value is included in the Stock Awards column for fiscal 2019.

(6)

The amounts reported represent fiscal 2019 bonuses paid under our AIP. Messrs. Benjamin, Tempesta, Beaudoin, Petro and Weideman received their fiscal 2019 bonus in the form of RSUs, which vested in full on December 6, 2019.

Name	Annual Incentive Plan Value Earned or Paid	Restricted Stock Units Issued	Vesting Date

Mark Benjamin	$1,236,960	69,687	December 6, 2019

Daniel Tempesta	$371,550	20,932	December 6, 2019

Thomas Beaudoin	$309,240	17,421	December 6, 2019

Joseph Petro	$394,050	22,200	December 6, 2019

Robert Weideman	$315,000	17,746	December 6, 2019

ALL OTHER COMPENSATION

The following table sets forth a schedule of the amounts included in “All Other Compensation” for fiscal 2019, as presented in the Summary Compensation Table.

Name	Relocation ($)(1)	Relocation Tax Gross-up ($)(1)	Aircraft- related Benefit ($)(2)	President’s Club ($)(3)	Enhanced Long-Term Disability Benefits ($)	Matching 401(k) Contributions ($)	Charitable Match ($)(4)	Financial Planning & Tax Reimbursement ($)	Enhanced Life Insurance Benefit ($)	Total ($)
Mr. Benjamin	341,799	270,588	124,982	3,720	286	9,192	15,000	10,000	732	776,299
Mr. Tempesta	—	—	11,850	3,720	286	6,923	10,000	—	—	32,779
Mr. Beaudoin	—	—	—	1,950	286	1,692	20,000	—	—	23,928
Mr. Petro	—	—	—	1,950	286	4,250	—	2,100	—	8,586
Mr. Weideman	—	—		1,950	286	2,692	—	—	—	4,928

(1)

The amounts shown reflect the relocation expenses reimbursed to Mr. Benjamin in fiscal 2019 in connection with his relocation to Massachusetts. Relocation reimbursement amounts related to commuting expenses, temporary housing until Mr. Benjamin permanently relocated to Massachusetts, brokerage commissions relating to the sale of his primary residence, moving expenses and tax gross-ups with respect to such payments. The relocation expenses related to commuting and temporary housing are $34,231, with a tax gross-up of $31,409. The relocation expenses related to moving fees are $112,568, with a tax gross-up of $83,144. The brokerage commission fees are $195,000, with a tax gross-up of $156,035.

(2)

The amounts shown reflect the combined value of the Named Executive Officer’s personal use of Company-owned aircraft and amounts paid by the Company for a Named Executive Officer’s personal use of Company-paid private jet service. For personal use of Company-owned aircraft, we value the aggregate incremental cost to the Company using a method that takes into account the cost of fuel, trip related cabin services, crew travel expenses, on-board catering, landing fees, trip related hangar parking costs and other variable costs. Since our aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition cost of the aircraft and the cost of maintenance not related to trips. For personal use of Company-paid private jet service, we value the aggregate incremental cost based on the actual cost incurred by the Company for each flight. In the case of Mr. Tempesta, the amount shown was calculated using the IRS standard industry fare level value of his aircraft-related benefit, as his aggregate incremental value was $0.

(3)	The amounts shown reflect the cost associated with bringing a guest to attend the President’s Club, a Company sponsored annual event recognizing the Company’s top sales achievers.

(4)	The amounts shown reflect matching contribution made by the Company under the Nuance Cares charitable matching program for fiscal 2019.

FISCAL 2019 GRANTS OF PLAN-BASED AWARDS

The following table sets forth all plan-based awards granted to the NEOs during fiscal 2019. The RSU and PSU awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table.

Effective with the spin-off of our Automotive division on October 1, 2019, outstanding equity awards were equitably adjusted to preserve the value of the awards. The awards were adjusted by a conversion ratio of 1.16667 per 1 RSU or PSU then held. The share numbers presented in the table below represent the number of RSUs and PSUs at grant and have not been adjusted to account for the spin-off.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Type	Authorization Date(3)	Grant Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark Benjamin
	AIP		10/1/2018	300,000	1,200,000	1,800,000
	RSU		11/6/2018							233,240	4,020,824
	PSU		11/6/2018				116,620	233,240	466,480		5,529,887
	RSU—Re-grant		4/11/2019							116,071	218,213
Daniel Tempesta
	AIP		10/1/2018	93,750	375,000	562,500
	RSU		11/6/2018							80,176	1,382,154
	PSU		11/6/2018				40,088	80,176	160,352		1,900,893
	RSU—Transition		11/6/2018							80,176	1,382,154
	PSU—Legacy	11/15/2016	11/6/2018				12,500	25,000	37,500		437,725
	PSU—Legacy	12/29/2017	11/6/2018				12,500	25,000	37,500		437,725
	PSU—Legacy	12/29/2017	11/6/2018				12,500	25,000	37,500		461,975
Thomas Beaudoin
	AIP		10/1/2018	75,000	300,000	450,000
	RSU		11/6/2018							65,598	1,130,844
	PSU		11/6/2018				32,799	65,598	131,196		1,555,263
	RSU—Transition		11/6/2018							65,598	1,130,844
	PSU—Legacy	11/1/2017	11/6/2018				25,000	50,000	75,000		875,450
	PSU—Legacy	11/1/2017	11/6/2018				12,500	25,000	37,500		461,975
Joseph Petro
	AIP		10/1/2018	93,750	375,000	562,500
	RSU		11/6/2018							64,141	1,105,727
	PSU		11/6/2018				32,070	64,140	128,280		1,520,719
	RSU—Transition		11/6/2018							128,282	2,211,453
	PSU—Transition		11/6/2018				32,070	64,140	96,210		1,143,766
Robert Weideman
	AIP		10/1/2018	93,750	375,000	562,500
	RSU		11/6/2018							72,887	1,256,499
	PSU		11/6/2018				36,443.5	72,887	145,774		1,728,078
	RSU—Transition		11/6/2018							72,887	1,256,499
	PSU—Legacy	12/22/2016	11/6/2018				12,500	25,000	37,500		437,725
	PSU—Legacy	12/29/2017	11/6/2018				12,500	25,000	37,500		437,725
	PSU—Legacy	12/29/2017	11/6/2018				12,500	25,000	37,500		461,975

Type of Award:

AIP = Annual Incentive Plan

RSU = Restricted Stock Unit

PSU = Performance Stock Unit tied to 3-Year cliff vest TSR as compared to Software & Select Services Index

RSU—Transition = Restricted Stock Units granted in connection with the transition from ratable to cliff vesting PSUs

PSU—Transition = Performance Stock Units granted in connection with the transition from ratable to cliff vesting PSUs

PSU—Legacy = Performance Stock Units authorized in prior years, with 1 & 2-year TSR goals established in the current year

RSU Re-grant= Restricted Stock Units awarded as a replacement grant following the rescission of the CEO’s new hire award as described above

(1)

The Company’s practice is to pay annual bonuses under the AIP in the form of RSUs, which may be subject to additional vesting requirements, as determined by the Compensation Committee. The amounts reported in the “Threshold,” “Target” and “Maximum” columns represent the amounts that would be payable under the AIP assuming achievement of performance targets at threshold, target and maximum performance levels. The actual amount paid to each NEO under the AIP with respect to fiscal 2019 was determined based upon the final assessment of achievement of the performance targets established for the plan for the fiscal year. The actual bonus payments to each NEO and the form of payment are disclosed in the CD&A above.

(2)

Represents the threshold, target and maximum number of shares that may be earned with respect to the separate tranches and/or to reflect that such tranches have different grant dates or grant date values for accounting purposes. PSUs authorized and granted in fiscal 2019 and PSUs that were authorized in prior fiscal years but treated as granted for purposes of FASB ASC 718 in fiscal 2019. The PSUs authorized and granted in fiscal 2019 are eligible to be earned and vest based on our relative TSR over a three-year performance period. The PSUs authorized in prior fiscal years and the transition PSU awards are eligible to be earned and vest based on relative TSR over a one- or two-year performance period, as described in more detail in the CD&A above and the Fiscal 2019 Outstanding Equity Awards at Fiscal Year End Table below.

(3)

The authorization date reflects the date on which a given award was approved by our Compensation Committee or Board, as applicable, if prior to grant date. The grant date reflects the date of the award is considered granted for purposes of FASB ASC Topic 718. In November 2018, the compensation committee took action to align outstanding PSUs granted in prior fiscal years for which performance targets had not yet been set to a relative TSR metric that would be measured over a one-year or two-year performance period.

(4)

Except as described in footnote 5 below, the amounts reported represent the grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See footnote (3) to the Summary Compensation Table for more information about the values shown here and the maximum grant date fair values associated with PSUs. The amounts reported in this column do not correspond to the actual value that may ultimately be realized by the NEO from his equity awards.

(5)	The amounts reported represents the incremental fair value, computed in accordance with FASB ASC Topic 718, of the RSUs granted to Mr. Benjamin.

NARRATIVE DISCLOSURE TO THE FISCAL 2019 SUMMARY COMPENSATION TABLE AND FISCAL 2019 GRANTS OF PLAN-BASED AWARDS TABLE

For a description of Mr. Benjamin’s employment agreement, see “Potential Payments upon Termination or Change in Control” and “Employment Agreement with Mr. Benjamin” below.

FISCAL 2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth all outstanding equity awards held by each NEO as of September 30, 2019. The equity awards were all in the form of RSUs and PSUs. None of the NEOs held options at September 30, 2019. For purposes of valuing the outstanding awards, the amounts below are based on a per share price of $16.31 for the Common Stock, which was the closing market price of the Common Stock as reported on the Nasdaq on September 30, 2019, the last day of the fiscal year.

Effective with the spin-off of our Automotive division on October 1, 2019, outstanding equity awards were equitably adjusted to preserve the value of the awards. The awards were adjusted by a conversion ratio of 1.16667 per 1 RSU or PSU then held. the share numbers presented in the table below are pre-spin share numbers that have not been adjusted to account for the spin-off.

Name	Authorization Date	Type of Award	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Type of Award	Equity Incentive Plan Awards: Number of Unearned Shares, or Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark Benjamin	May 7, 2018	RSU	207,107	(1)	$3,377,915	PSU	328,256	(6)	$5,353,855
	November 6, 2018	RSU	233,240	(2)	3,804,144	PSU	233,240	(7)	3,804,144
	April 11, 2019	RSU Regrant	77,380	(1)	1,262,068		—		—
	Total		517,727		$8,444,127		561,496		$9,157,999
Daniel Tempesta	November 15, 2016	RSU	—		$—	PSU Legacy	25,000	(8)	$407,750
	December 29, 2017	RSU	25,000	(3)	407,750	PSU Legacy	50,000	(8)	815,500
	November 6, 2018	RSU	80,176	(2)	1,307,671	PSU	80,176	(7)	1,307,671
	November 6, 2018	RSU Transition	80,176	(4)	1,307,671
	Total		185,352		$3,023,092		155,176		$2,530,921
Thomas Beaudoin	November 1, 2017	RSU	25,000	(3)	$407,750	PSU Legacy	75,000	(8)	$1,223,250
	November 6, 2018	RSU	65,598	(2)	1,069,903	PSU	65,598	(7)	1,069,903
	November 6, 2018	RSU Transition	65,598	(4)	1,069,903
	Total		156,196		$2,547,556		140,598		$2,293,153
Joseph Petro	November 6, 2018	RSU	64,141	(2)	$1,046,140	PSU	64,141	(7)	$1,046,140
	November 6, 2018	RSU Transition	128,282	(5)	2,092,279	PSU Transition	64,140	(9)	$1,046,123
	Total		192,423		$3,138,419		128,281		$2,092,263
Robert Weideman	December 22, 2016	RSU	—		$—	PSU Legacy	25,000	(8)	$407,750
	December 29, 2017	RSU	25,000	(3)	407,750	PSU Legacy	50,000	(8)	815,500
	November 6, 2018	RSU	72,887	(2)	1,188,787	PSU	72,887	(7)	1,188,787
	November 6, 2018	RSU Transition	72,887	(4)	1,188,787
	Total		170,774		$2,785,324		147,887		$2,412,037

(1)

Represents 175,070 RSUs that are scheduled to vest on April 23, 2020 and 109,418 RSUs that are scheduled to vest on April 23, 2021, generally subject to the Named Executive Officer’s continued employment through the applicable vesting date. On April 11, 2019, 77,380 RSUs pursuant to Mr. Benjamin’s new hire award were canceled and re-granted in order to comply with annual plan limits under the plan.

(2)

Represents an RSU award, that is scheduled to vest in three equal installments on November 6, 2019, November 6, 2020 and November 6, 2021, generally subject to the Named Executive Officer’s continued employment through the applicable vesting date.

(3)	Represents the remaining installment of an RSU award that is scheduled to vest on September 30, 2020, generally subject to the Named Executive Officer’s continued employment through the vesting date.

(4)

Represents RSU transition awards. The RSU award is scheduled to vest 33% on November 6, 2019 and 67% on November 6, 2020, generally subject to the Named Executive Officer’s continued employment through the applicable vesting date.

(5)

Represents RSU transition awards. The RSU award is scheduled to vest 50% on November 6, 2019 and 50% on November 6, 2020, generally subject to the Named Executive Officer’s continued employment through the applicable vesting date.

(6)

Represents PSUs (at target levels of performance) that will be eligible to vest at the end of a three-year performance period on April 23, 2021. The PSUs are aligned to the Company’s relative TSR compared to the S&P Software & Services Select Industry Index. The payout ranges from 50% to 200% of target with payout capped at 100% of target if the absolute TSR is negative at the end of the performance period.

(7)

Represents PSUs (at target levels of performance) that will be eligible to vest, to the extent earned, at the end of a three-year performance period on November 6, 2021, generally subject to the Named Executive Officer’s continued employment through the applicable vesting date. The PSUs are eligible to be earned and vest based on the Company’s relative TSR compared to the S&P Software & Services Select Industry Index. The payout ranges from 50% to 200% of target, with payout capped at 100% of target if the absolute TSR is negative at the end of the performance period.

(8)

Represents PSUs (at target levels of performance) that were authorized in fiscal 2017 and fiscal 2018 but for which performance targets were not established until fiscal 2019. On November 6, 2018, the Compensation Committee established one-year and two-year relative TSR performance targets. These awards have a payout scale of 0%-150% based on the Company’s relative TSR compared to the S&P Software & Services Select Industry Index and will be eligible to vest at the end of the applicable one- or two-year performance period as described below, generally subject to the Named Executive Officer’s continued employment through the applicable vesting date.

Name	Authorization Date	Goal	Scheduled to Vest November 2019(#)	Scheduled to Vest November 2020(#)	Total Performance Share Units(#)
Daniel Tempesta	11/15/2016	1-Year TSR	25,000		25,000
	12/29/2017	1 & 2 Year TSR	25,000	25,000	50,000
			50,000	25,000	75,000
Thomas Beaudoin	11/1/2017	1 & 2 Year TSR	50,000	25,000	75,000
			50,000	25,000	75,000
Robert Weideman	12/22/2016	1-Year TSR	25,000		25,000
	12/29/2017	1 & 2 Year TSR	25,000	25,000	50,000
			50,000	25,000	75,000

(9)

Represents PSU transition awards (at target levels of performance). These PSUs are eligible to be earned based on relative TSR over one-year and two-year performance periods and have a payout scale of 0%-150% based on the Company’s relative TSR compared to S&P Software & Services Select Industry Index. The PSUs, to the extent earned, are scheduled to vest as to 67% of the earned PSUs on November 6, 2019 and as to 33% of the earned PSUs on November 6, 2020, generally subject to the Named Executive Officer’s continued employment through the applicable vesting date.

FISCAL 2019 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the stock awards vested, and the value realized upon vesting, by the Named Executive Officers during fiscal 2019.

Effective with the spin-off of our Automotive division on October 1, 2019, outstanding equity awards were equitably adjusted to preserve the value of the awards. The awards were adjusted by a conversion ratio of 1.16667 per 1 RSU or PSU then held. All share numbers presented in the table below are pre-spin share numbers that have not been adjusted to account for the spin-off, except as noted below.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mr. Benjamin	212,879	3,557,786
Mr. Tempesta	192,956	3,069,668
Mr. Beaudoin	208,236	3,317,129
Mr. Petro	128,616	2,043,417
Mr. Weideman	189,452	3,014,329

(1)	The number of shares vested includes:
a)	fiscal 2018 annual bonuses that were paid in RSUs and were settled in shares in fiscal 2019;
b)	other shares received in settlement of equity awards in fiscal 2019; and
c)	shares delivered in settlement of equity awards that vested on September 30, 2019 and subsequently settled in shares in November 2019. These awards include the post-spin conversion ratio adjustment.

(2)	Value calculated by multiplying the number of shares vesting by the closing price of a share of the Common Stock on the vesting date, less the par value of shares.

PENSION OR NONQUALIFIED DEFERRED COMPENSATION PLANS

The Company had no pension plans or nonqualified deferred compensation arrangements in which the NEOs participated during fiscal 2019.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have agreements with each of our currently employed Named Executive Officers that provide the payments and benefits described below in connection with certain terminations of their employment, including following a change of control of the Company. To receive any of severance payments and benefits described below, the executive must generally execute a release of claims in favor of the Company and its affiliates and continue to comply with certain post-termination covenants in favor of the Company and its affiliates. The severance and benefits listed in the table below assume that a qualifying termination of employment occurred on September 30, 2019, the last day of fiscal 2019.

Name	Event or Circumstances of Termination or Event(1)
	Termination without Cause or Good Reason(2)	Termination without Cause or Good Reason in connection with Change of Control(3)	Disability or Death
Mark Benjamin
CEO
Base Salary(4)	$1,600,000	$2,000,000	$—
Target Bonus(5)	1,200,000	2,400,000	—
Pro-Rated Target Bonus(6)	1,200,000	1,200,000	—
Accelerated Equity—RSU(7)	5,908,037	8,444,127	8,444,127
Accelerated Equity—PSU(8)	2,534,769	9,158,000	2,534,769
Benefits Continuation(9)	36,844	36,844	24,563
Total	$12,479,650	$23,238,971	$11,003,459
Daniel Tempesta
CFO
Base Salary(10)	$500,000	$500,000	$—
Target Bonus(11)	—	375,000	—
Pro-Rated Target Bonus(11)	375,000	—	—
Accelerated Equity—RSU(12)	867,447	3,023,091	3,023,091
Accelerated Equity—PSU(13)	815,500	2,530,921	—
Benefits Continuation(9)	25,346	25,346	25,346
Total	$2,583,293	$6,454,358	$3,048,437
Thomas Beaudoin
EVP, Transformation
Base Salary(10)	$400,000	$400,000	—
Target Bonus(11)	—	300,000	—
Pro-Rated Target Bonus(11)	300,000	—	—
Accelerated Equity—RSU(14)	—	2,547,557	2,547,557
Accelerated Equity—PSU(15)	—	2,293,153	—
Benefits Continuation(9)	19,559	19,559	19,559
Total	$719,559	$5,560,269	$2,567,116

Name	Event or Circumstances of Termination or Event(1)
	Termination without Cause or Good Reason(2)	Termination without Cause or Good Reason in connection with Change of Control(3)	Disability or Death
Joseph Petro
CTO
Base Salary(10)	$500,000	$500,000	—
Target Bonus(11)	—	375,000	—
Pro-Rated Target Bonus(11)	375,000	—	—
Accelerated Equity—RSU(14)	—	3,138,419	3,138,419
Accelerated Equity—PSU(15)	—	2,092,263	—
Benefits Continuation(9)	25,346	25,346	25,346
Total	$900,346	$6,131,028	$3,163,765
Robert Weideman
EVP, Enterprise Division
Base Salary(10)	$500,000	$500,000	—
Target Bonus(11)	—	375,000	—
Pro-Rated Target Bonus(11)	375,000	—	—
Accelerated Equity—RSU(14)	—	2,785,324	2,785,324
Accelerated Equity—PSU(15)	—	2,412,037	—
Benefits Continuation(9)	16,920	16,920	16,920
Total	$891,920	$6,089,281	$2,802,244

(1)

Equity value is based on the closing stock price of our Common Stock on September 30, 2019 ($16.31), the last trading day of fiscal 2019 and the value for PSUs assume that such awards vest at target levels. The treatment of equity awards is described in more detail below.

(2)	Mr. Benjamin and Mr. Tempesta are the only executives with the ability to receive benefits as a result of voluntary termination for good reason other than in connection with a change of control.

(3)

These benefits would be payable in connection with a termination without cause or good reason resignation within the 12 months following a change of control (or, for Mr. Benjamin, within the three months prior to or 12 months following a change of control).

(4)

Upon a termination without cause or resignation for good reason, Mr. Benjamin would receive payment of 200% of his base salary if such termination occurred other than in connection with a change of control and payment of 250% of his base salary if such termination occurred in connection with a change of control.

(5)

Upon a termination without cause or resignation for good reason, Mr. Benjamin would receive payment of 100% of his target annual bonus if such termination occurred other than in connection with a change of control and payment of 200% of his target annual bonus if such termination occurred in connection with a change of control.

(6)	Upon a termination without cause or resignation for good reason, Mr. Benjamin would receive a pro-rated payment of his target annual bonus for the year of termination.

(7)

Upon a termination without cause or good reason, the unvested portion of Mr. Benjamin’s new hire time-based RSU awards, inclusive of his re-grant of new hire award, would vest in full. Additionally, time-based RSU awards scheduled to vest within the next twelve months would accelerate and vest. Upon a termination without cause or resignation for good reason in connection with a change of control, or by reason of death or disability, all time-based equity awards held by Mr. Benjamin would vest in full.

(8)

Upon a termination without cause or resignation for good reason other than in connection with a change of control, or upon termination for reason of death or disability, a prorated portion of Mr. Benjamin’s PSUs granted in fiscal 2018 would vest based on actual performance achieved as of the date immediately prior to the termination date of termination and prorated based on the portion of the performance period that was completed. The amount listed in the table above assumes target achievement level and is prorated based on the portion of the performance period elapsed through September 30, 2019. Upon termination without cause or resignation for good reason in connection with a change in control, Mr. Benjamin’s PSUs granted in fiscal 2018 would vest in full (without proration) based on actual performance through the change in control. The amount listed in the table above assumes target achievement level.

(9)	Amount is based on the cost of COBRA continuation coverage as of September 30, 2019. The COBRA benefits that would be payable to our Named Executive Officers is described below.

(10)

Upon a termination without cause, each of Messrs. Tempesta, Beaudoin, Petro and Weideman would receive payment of 100% of his base salary. Mr. Tempesta would receive the same amount upon a resignation for good reason, and Messrs. Beaudoin, Petro and Weideman would receive the same amount upon a resignation for good reason in connection with a change of control.

(11)

Upon a termination without cause (other than in connection with a change of control), each of Messrs. Tempesta, Beaudoin, Petro and Weideman would receive a pro-rated portion of his target annual bonus. Mr. Tempesta would receive this same amount upon a resignation for good reason other than in connection with a change of control. If such termination occurred in connection with a change of control, each of Messrs. Tempesta, Beaudoin, Petro and Weideman would receive 100% of the greater of target annual bonus for the year of termination or the target bonus in effect immediately prior to the change of control. The amounts listed in the table above include each Named Executive Officer’s full target annual bonus for fiscal 2019.

(12)

Upon a termination without cause or resignation for good reason prior to December 31, 2019, and other than in connection with a change of control, all time-based equity awards held by Mr. Tempesta that otherwise would vest on or before December 31, 2019 would vest in full. Upon a termination without cause or resignation for good reason in connection with a change of control, or by reason of death or disability, all time-based equity awards held by Mr. Tempesta would vest in full.

(13)

Upon a termination without cause or resignation for good reason prior to December 31, 2019, and other than in connection with a change of control, all performance-based equity awards that otherwise would vest on or before December 31, 2019 would vest in full, with performance deemed achieved at target performance levels. The table above includes the value of the 50,000 PSUs held by Mr. Tempesta that are eligible to vest on or before December 31, 2019, assuming achievement at target performance levels. Upon a termination without cause or resignation for good reason in connection with change of control, all TSR-based performance-based equity awards would vest in full based on actual performance, all non-TSR-based performance-based equity awards that are subject to performance goals for the year in which the change of control occurs would vest at target levels of achievement, and 50% of all non-TSR-based performance-based equity awards that are subject to performance goals for the years following the year in which the change of control occurs would vest at target levels of achievement. The table above includes the value of the 155,176 PSUs held by Mr. Tempesta, assuming that all TSR-based PSUs vest at target levels of achievement.

(14)

Upon a termination without cause other than in connection with a change of control, all time-based equity awards held by Messrs. Beaudoin, Petro and Weideman that are scheduled to vest in the fiscal year in which the termination occurs would vest on a prorated basis. No amounts are included in the table above in respect of this prorated vesting because no additional time-based equity awards would be scheduled to vest in the fiscal year of termination, assuming such termination occurs on the last day of the fiscal year. Upon a termination without cause or resignation for good reason in connection with change of control, or upon a termination by reason of death or disability, all time-based equity awards held by Messrs. Beaudoin, Petro and Weideman would vest in full.

(15)

Upon a termination without cause or resignation for good reason in connection with change of control, all TSR-based performance-based equity awards would vest in full based on actual performance, all non-TSR-based performance-based equity awards that are subject to performance goals for the year in which the change of control occurs would vest at target levels of achievement, and 50% of all non-TSR-based performance-based equity awards that are subject to performance goals for the years following the year in which the change of control occurs would vest at target levels of achievement. All outstanding performance-based equity awards are aligned to TSR metrics as of September 30, 2019.

Employment Agreement with Mr. Benjamin

In connection with Mr. Benjamin’s appointment, on March 19, 2018, the Company and Mr. Benjamin entered into an employment agreement (the “Employment Agreement”) effective as of April 23, 2018. The Employment Agreement has an initial term of four years, renewing automatically thereafter for successive one-year terms, unless either the Company or Mr. Benjamin provides prior notice of non-renewal. The Employment Agreement provides an annual salary of $800,000 and a target annual bonus opportunity of not less than 150% of base salary, subject to the terms of the Company’s annual incentive plan then in effect for Company senior executives. The actual earned annual bonus, if any, payable to Mr. Benjamin for any fiscal year will depend upon the extent to which the applicable performance goal(s) specified by the Compensation Committee are achieved or exceeded, except that for fiscal 2018, Mr. Benjamin was entitled to a minimum annual bonus of 50% of his target annual bonus opportunity.

The Employment Agreement provided for initial equity award grants to him, which were granted on May 7, 2018. The Employment Agreement also provides that Mr. Benjamin would receive an RSU and/or PSU grant during fiscal year 2019 with a fair value of at least $6,000,000. After this fiscal year 2019 grant, Mr. Benjamin will be eligible for additional equity grants only to the extent determined by the Board or the Compensation Committee.

The Company also agreed to pay Mr. Benjamin (i) a signing bonus of $250,000, which was required to be repaid on a pro-rated basis if, within one year from his start date, Mr. Benjamin voluntarily terminated employment with the Company, other than for good reason, death or disability, or if his employment was terminated for cause (as such terms are defined in the Employment Agreement); (ii) a temporary living expense budget of $100,000 until such time that Mr. Benjamin relocates his principal residence to the Boston, Massachusetts area; (iii) a relocation package providing for reimbursement of reasonable expenses for moving and home sale that were incurred on or prior to September 1, 2019, to assist Mr. Benjamin in transitioning his family’s principal residence to the Boston, Massachusetts area, capped at $450,000, exclusive of reasonable brokerage commissions and any associated tax offset for the sale of Mr. Benjamin’s current principal residence, and which must be repaid to the Company on a pro-rated basis if, within one year of the relocation of Mr. Benjamin’s family, Mr. Benjamin voluntarily terminates employment with the Company, other than for good reason, death or disability, or if his employment is terminated for cause; and (iv) certain other benefits, including tax planning services, executive life insurance and long-term disability benefits and an annual physical, all as described in the Employment Agreement.

In addition, Mr. Benjamin is entitled to severance benefits under the Employment Agreement if his employment terminates in certain circumstances. In the event Mr. Benjamin’s employment is terminated by the Company other than for cause, death or disability, or by Mr. Benjamin for good reason, and such termination occurs other than during the period beginning three months before and ending 12 months following a change of control (as such term is defined in the Employment Agreement), Mr. Benjamin will be entitled to receive (i) a lump sum severance payment equal to 200% of his base salary; (ii) a lump sum payment equal to 100% of his target annual bonus for the year of termination; (iii) a pro-rated payment of his target annual bonus for the year of termination based on the percentage of the fiscal year completed; (iv) 12 months’ accelerated vesting of all time-based Company equity awards, other than his initial RSU awards, which will fully vest; (v) accelerated vesting of a portion of the initial PSU award, determined by shortening the performance period to the date immediately prior to termination date and vesting a pro-rated portion of the award earned as of that date based on the percentage of the performance period completed; and (vi) continued Company-paid COBRA coverage for 18 months for Mr. Benjamin and his eligible dependents. The accelerated vesting protection for the initial PSU award does not apply to any future PSU awards.

In the event Mr. Benjamin’s employment by the Company is terminated by the Company, other than for cause, death or disability, or by Mr. Benjamin for good reason, and such termination occurs during the period beginning three months before and ending 12 months following a change of control, Mr. Benjamin will instead be entitled to receive (i) a lump sum severance payment equal to 250% of his base salary; (ii) a lump sum payment equal to 200% of his target annual bonus; (iii) a pro-rated payment of his target annual bonus for the year of termination based on the percentage of the fiscal year completed; (iv) full vesting of all time-based Company equity awards he then holds; and (v) continued Company-paid COBRA coverage for 18 months for Mr. Benjamin and his eligible dependents.

In addition, upon a change of control, (i) Mr. Benjamin’s outstanding PSUs that are subject to financial metric performance goals for the fiscal year of the change of control will be converted to time-based RSUs, based on deemed achievement at 100% of targeted performance, which will vest based on his continued service through the end of the remaining original performance period (subject to full vesting upon termination without cause or resignation for good reason); and (ii) Mr. Benjamin’s outstanding PSUs that are subject to relative total shareholder return performance goals will be converted to time-based RSUs, based on actual performance determined as of the change of control, which will vest based on continued service for the remainder of the performance period (subject to full vesting upon termination without cause or resignation for good reason).

If Mr. Benjamin’s employment with the Company terminates because of death or disability, Mr. Benjamin will receive (i) continued Company-paid COBRA coverage for 12 months for Mr. Benjamin and his eligible dependents; (ii) full vesting of all time-based Company equity awards; and (iii) accelerated vesting of the a portion of initial PSU award (but not of any other future PSU awards) determined by shortening the performance period to the date immediately prior to termination and vesting a pro-rated portion of the award earned as of that date, based on the percentage of the performance period completed.

As a condition to receipt of any of the severance payments or benefits under the Employment Agreement, Mr. Benjamin will be required to execute a separation and release of claims agreement in favor of the Company. In connection with his employment, Mr. Benjamin has also entered into the Company’s standard form of confidential information, inventions and noncompetition agreement and the Company’s form of indemnification agreement for officers and directors. Mr. Benjamin’s severance payments and benefits also are generally conditioned on his continuing compliance with the confidential information, inventions and noncompetition agreement.

Change of Control and Severance Agreements with Other NEOs

In August 2018, the Company entered into a Change of Control and Severance Agreement with each of our currently employed Named Executive Officers, other than Mr. Benjamin (whose employment agreement is described above). The agreements have an initial three-year term ending on September 30, 2021, renewing automatically thereafter for successive three-year terms, unless the Company or the executive provides timely notice of non-renewal prior to the end of the initial or a succeeding term. If a change of control occurs within the 12 months before the end of a term, the agreement will automatically extend until 12 months following the change of control. In the event an executive’s employment is involuntarily terminated without cause (and not due to death or disability) other than within 12 months following a change of control of the Company (as those terms are defined in the agreement), the executive will be eligible to receive severance benefits consisting of: (i) 12 months’ base salary, payable in a lump sum; (ii) a pro-rated percentage of his target bonus for the fiscal year in which the termination occurs, payable in a lump sum; (iii) vesting of the pro-rated portion of the outstanding time-based Company equity awards that are scheduled to vest in the fiscal year in which the termination occurs; and (iv) 12 months’ Company-paid health insurance continuation coverage under COBRA, subject to the executive timely electing such coverage.

If an executive’s employment is terminated without cause (and not due to death or disability) or executive resigns for good reason within 12 months following a change of control of the Company, the executive will instead be eligible to receive severance benefits consisting of: (i) 12 months’ base salary, payable in a lump sum; (ii) a lump sum payment equal to 100% of the greater of the executive’s annual target bonus for the year of termination or the executive’s target bonus in effect immediately prior to the change of control; (iii) full vesting of all outstanding time-based Company equity awards; and (iv) 12 months’ Company-paid health insurance continuation coverage under COBRA, subject to the executive timely electing such coverage. In addition, upon a change of control of the Company, (a) the executive’s outstanding performance-based equity awards that are subject to performance goals for the fiscal year of the change of control (other than relative TSR performance goals), will convert to time-based equity awards with respect to the number of shares that would vest at 100% of target performance, (b) the executive’s outstanding performance-based equity awards subject to relative TSR performance goals will convert to time-based equity awards with respect to the number of shares that would vest based on actual performance as of the change of control and (c) the executive’s outstanding performance-based equity awards subject to performance goals for fiscal years after the fiscal year of the change of control (other than relative TSR performance goals) will remain subject to their existing terms, except that the executive will receive acceleration of 50% of shares subject to such awards (determined assuming achievement of performance goals at 100% of target) if the executive’s employment is terminated without cause or for good reason during 12 months following a change of control. Performance-based equity awards described in clauses (a) and (b) of the preceding sentence, as so modified, will vest on the last day of the performance period, subject to the executive’s continued service through such date, or upon earlier termination without cause or resignation for good reason. If an executive’s employment with the Company terminates due to death or disability, he or his eligible dependents (as applicable) will be eligible to receive benefits consisting of 12 months’ Company-paid health insurance under COBRA and immediate acceleration of all of his outstanding and unvested time-based equity awards. To receive the foregoing severance payments and benefits, an executive would be required to enter into a separation and release agreement with the Company and continue to comply with his existing confidentiality and restrictive covenant agreements.

In addition to the benefits described above, the agreement with Mr. Tempesta includes certain enhanced severance benefits. Specifically, if Mr. Tempesta’s employment is terminated by the Company other than for cause or Mr. Tempesta resigns from the Company for good reason on or before December 31, 2019, other than within the 12 months following a change of control, any time-based equity awards outstanding at the time of termination that were scheduled to vest at any time on or before December 31, 2019, will fully vest upon the termination, with performance measures deemed achieved at target levels for any performance-based awards. In addition, after December 31, 2019, Mr. Tempesta will be entitled to receive severance benefits upon resignation for good reason regardless of whether such resignation occurs within the 12 months following a change in control.

CEO PAY RATIO

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The pay ratio presented below is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records. The SEC rules for identifying our median employee and calculating the pay ratio based on that employee’s annual total compensation, allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median employee, we began by examining a group of 8,824 of our full- and part-time employees (other than our CEO), including approximately 2,500 employees who provide transcription services, who were employed by us as of July 31, 2019. We then excluded 398 non-U.S. employees (less than 4.5% of our global workforce) pursuant to the de minimis exemption in the following jurisdictions: Italy (104 employees), Australia (71), Spain (33), France (33), Japan (33), New Zealand (25), Korea (15), Brazil (13), Sweden (13), Israel (11), Hungary (10), Mexico (9), Turkey (5), United Arab Emirates (4), Taiwan (4), Netherlands (4), Greece (3), Argentina (2), Switzerland (2), Singapore (2), Poland (1) and Hong Kong (1). We then annualized the earnings of the included full-time and part-time employees who joined the Company during the one-year period ending on July 31, 2019. Base pay for employees paid in a foreign currency was converted to U.S. dollars using the applicable country’s average exchange rate as of July 31, 2019. We then ranked those employees according to their base pay earnings for the period from August 1, 2018, to July 31, 2019.

After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology that we used for our Named Executive Officers for purposes of the Summary Compensation Table. Mr. Benjamin’s annual total compensation as presented in the Summary Compensation table is used for purposes of determining the CEO pay ratio.

•	Ratio

The fiscal 2019 annual total compensation of our CEO was $12,582,183. The fiscal 2019 annual total compensation of our median compensated employee was $50,397 and the ratio of these amounts is approximately 250 to 1.

This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

EQUITY COMPENSATION PLAN INFORMATION

As of September 30, 2019, there were 10,990,269 shares of the Common Stock subject to full value awards outstanding (assuming target performance for awards that were subject to performance-based vesting). As of September 30, 2019, there were 7,247,793 shares of the Common Stock available for issuance under our equity compensation plans (assuming maximum performance for awards that were subject to performance-based vesting).

The following table provides information as of September 30, 2019 with respect to the shares of Common Stock that may be issued under our equity compensation plans.

Effective with the spin-off of our Automotive division on October 1, 2019, outstanding equity awards were equitably adjusted to preserve the value of the awards. All share numbers presented in the table below are pre-spin share numbers that have not been adjusted to account for the spin-off.

	(a) Number of Securities to be Issued Upon Exercise of Options(2)	(b) Weighted Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders(1)	—	$—	11,157,338	(3)
Equity compensation plans not approved by shareholders(4)	—	—	—
Total equity compensation plans	—	$—	11,157,338

(1)	Consists of our 1995 Directors’ Stock Plan, our Amended and Restated 1995 Employee Stock Purchase Plan and our Amended and Restated 2000 Stock Plan.

(2)	Excludes 10,990,269 securities to be issued upon vesting of RSUs and PSUs (assuming target performance for PSUs) granted under our Amended and Restated 2000 Stock Plan and 1995 Directors’ Stock Plan.

(3)	Includes 3,909,545 shares of the Common Stock available for future issuance under our 1995 Employee Stock Purchase Plan.

(4)

Excludes options assumed by the Company in the acquisition of the Vlingo Corporation. As of September 30, 2019, a total of 11,302 shares of the Common Stock were issuable upon exercise of the assumed options at a weighted average exercise price of $20.04 per share and with an average weighted life remaining of 2.6 years. No additional options may be granted under any of our plans related to the assumed options. No Executive officers participate in awards under any of the assumed plans. The assumed plan covers only awards assumed in the related acquisition transactions.

TRANSACTIONS WITH RELATED PERSONS

Our Policy Regarding Related Party Transactions

The Board has adopted a written policy for approval or ratification of related party transactions. A related party for purposes of the policy is a director, nominee for director, executive officer, immediate family member of the foregoing, beneficial owner of more than 5% of the Common Stock, other counterparties with which the Company may deal such that the relationship between the parties may not appear to be at arms’ length, and certain other parties specified in the policy. A related party transaction for purposes of the policy is any financial transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any related person had, has or will have a direct or indirect material interest irrespective of profit or loss, other than transactions available to all U.S. employees of the Company.

The Audit Committee is responsible for evaluating related party transactions and in determining whether to approve a related party transaction, it must take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If a related party transaction is of the type that will be ongoing, the Audit Committee may establish guidelines for the Company to follow in its ongoing dealing with the related person.

A copy of our related party transactions policy can be found under “Corporate governance—Governance documents” in the Investors section of our website, www.nuance.com.

Related Party Transactions

We believe that, except as disclosed below, there have not been any transaction or series of transactions since the beginning of fiscal 2019 to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our Common Stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in the sections titled “Executive Compensation, Management and Other Information” or “Director Compensation” elsewhere in this Proxy Statement.

•

Director Michal Katz, who joined our Board in September 2018, served as Managing Director, Co-Head, Technology Investment Banking with RBC Capital Markets, LLC, an affiliate of Royal Bank of Canada (“RBC”), through August 2019 and as an employee of RBC on garden leave through October 2019. During fiscal 2019, RBC was a lender to the Company under its revolving credit facility, and the Company maintained bank deposits and transacted forward and spot FX contracts with RBC. The Company’s transactions with RBC were entered into prior to Ms. Katz’s appointment as a director of the Company. We have also entered into ordinary course commercial dealings with RBC that we consider arms-length on terms that are consistent with similar transactions with our other similarly situated customers and vendors. Ms. Katz was not involved in the negotiation of these transactions. We have recognized approximately $460,000 in revenue from RBC since the beginning of fiscal 2019. The Audit Committee has determined that Ms. Katz did not and does not have any direct or indirect material interest in any of the foregoing transactions.

•

Director Laura Kaiser is an executive officer of SSM Health, which is a customer of ours. We have entered into ordinary course commercial dealings with SSM Health that we consider arms-length on terms that are consistent with similar transactions with our other similarly situated customers and vendors. Ms. Kaiser was not involved in the negotiation of these transactions. We have recognized approximately $490,000 in revenue from SSM Health since the beginning of fiscal 2019. The Audit Committee has determined that Ms. Kaiser did not and does not have any direct or indirect material interest in such transactions.

•

Director Mark Laret is an executive officer of UCSF Medical Center, which is a customer of ours. We have entered into ordinary course commercial dealings with UCSF Medical Center that we consider arms-length on terms that are consistent with similar transactions with our other similarly situated customers and vendors. Mr. Laret was not involved in the negotiation of these transactions. We have recognized approximately

$850,000 in revenue from UCSF since the beginning of fiscal 2019. The Audit Committee (with Mr. Laret abstaining) has determined that Mr. Laret did not and does not have any direct or indirect material interest in such transactions.

•

On October 1, 2019, upon the spin-off of our Automotive division, Tom Beaudoin, one of our executive officers, became a member of the board of directors of Cerence Inc. (“Cerence”). Nuance is party to a number of agreements with Cerence that were approved by our Board of Directors. In the ordinary course of business, Nuance may determine to enter into other agreements with Cerence, or to modify the terms of existing agreements with Cerence.

The Audit Committee approved or ratified the above transactions pursuant to the Company’s related party transactions policy. We believe that our arrangements with the counterparties to such transactions were reasonable and fair to the Company and were on arms-length terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

PROPOSAL TWO

APPROVAL OF OUR 2020 STOCK PLAN

On November 5, 2019, our Board adopted, based on the recommendation of our Compensation Committee and subject to shareholder approval, the Nuance Communications, Inc. 2020 Stock Plan (the “2020 Stock Plan”) to replace our 2000 Stock Plan and our 1995 Directors’ Stock Plan (referred to as the “Prior Plans”). We are requesting that shareholders approve the 2020 Stock Plan. The material terms and features of the 2020 Stock Plan are described under “Summary of the 2020 Stock Plan” below.

If shareholders do not approve this Proposal Two, the 2020 Stock Plan will not become effective and the Prior Plans will remain in effect in accordance with their respective terms. If shareholders do approve this Proposal Two, we will no longer make grants under the Prior Plans following such approval and the 2020 Stock Plan will be the only plan under which equity-based awards are granted to our employees, non-employee directors and consultants. We will, however, continue to maintain our 1995 Employee Stock Purchase Plan.

Reasons to Vote for this Proposal

Equity-based awards are a key part of our compensation program

We believe that equity-based compensation has been, and will continue to be, an essential element to our continued success. We view our employees as our most valuable assets and believe that equity-based awards are vital to our ability to attract and retain highly-skilled employees and other service providers in the extremely competitive labor markets in which we compete, particularly as we undergo our continued planned transformational changes to our business model. Equity-based compensation also aligns the interests of our employees and other service providers with the interests of our shareholders and allows us to preserve our cash resources. Unlike many companies, we have a practice of granting equity-based awards deep in our organization and also have a practice of paying annual bonuses in RSUs to our employees over the past several years. Equity-based awards are an essential part of our compensation package and are necessary for us to continue competing for top talent as we grow.

Equity awards incentivize retention and increases in shareholder value

Our equity-based compensation program primarily consists of RSUs and PSUs. RSUs primarily serve as a retention tool because they require continued employment over a specified vesting schedule, typically three years, to fully vest in the award. Beginning in fiscal 2019, all PSUs are eligible to be earned and vest based on our relative TSR compared to our peers, as described in the Compensation Discussion and Analysis above. PSUs serve as both a retention tool and also are an important element of our performance-based compensation program. These awards will not vest unless our stock price performance is at a pre-established level as compared with our peers. We believe that equity awards have been and will continue to play an important role in incentivizing employees and other service providers across our Company to drive increases in shareholder value.

The 2020 Stock Plan is consistent with principles of good corporate governance

Our Board believes that our 2020 Stock Plan will promote the interests of shareholders and is consistent with principles of good corporate governance, including:

•	No Evergreen Share Pool. The plan does not include an “evergreen” share pool that would increase the number of shares available without shareholder approval.

•

No Discounted Stock Options or SARs.    All stock option and stock appreciation rights (“SAR”) awards under the plan must have an exercise or base value that is not less than the fair market value of the underlying common stock on the date of grant.

•	No Repricing. Other than in connection with a corporate transaction affecting the Company, the plan prohibits any repricing of stock options or SARs without shareholder approval.

•	No “Single-Trigger” Accelerated Vesting. Awards under the 2020 Stock Plan do not automatically accelerate upon a change in control or other corporate transaction.

•

Limits on Awards.    Notwithstanding the elimination of the performance-based compensation exemption from Section 162(m) of the Code, the plan limits the number of stock options, SARs and other awards that may be granted to plan participants. It also contains a separate limit on the amount of compensation payable to non-employee directors in any year and provides for the automatic grant of initial and annual awards to non-employee directors.

•

Limits on Share Recycling.    Shares underlying stock options and other awards issued under the plan will not be recycled into the share pool if they are withheld in payment of the exercise price of a stock option or base price of a SAR or to satisfy tax withholding obligations in respect of a stock option or SAR. The number of shares available for delivery under the plan will not be increased by any shares that have been delivered under the plan that are subsequently repurchased using proceeds directly attributable to stock option exercises.

•	No Reload Awards. The plan prohibits the grant of “reload” awards.

•	No Dividends on Options, SARs or Unvested Awards. Dividend and dividend equivalents may not be paid on stock options or SARs and may not be paid on a current basis on other unvested awards.

Additional shares are necessary in order for us to meet our anticipated equity-based compensation needs

As of November 25, 2019, there were 5,034,596 shares remaining available for issuance under the Prior Plans. If shareholders do not approve the 2020 Stock Plan, our ability to grant equity-based awards to our planned new hires, existing employees and other service providers, will be limited, which would place us at a competitive disadvantage in the extremely competitive labor market in which we compete.

In determining the number of shares that would be available under the 2020 Stock Plan, our Board considered the number of equity-based awards we granted during the past three fiscal years, as well our anticipated needs in the future. In fiscal 2019, 2018 and 2017, we granted equity-based awards in respect of 10,905,562 shares, 10,969,574 shares and 10,498,275 shares, respectively, under the Prior Plans (with performance-based awards counted as number of shares earned). The weighted average number of shares of our common stock outstanding in fiscal 2019, 2018 and 2017 was 286,347,000, 291,318,000 and 289,348,000, respectively. As a result, our three-year average burn rate is 3.73%, which we believe is reasonable, particularly because of our broad-based use of equity-based awards, including in respect of annual bonus payments.

After a review of our historical practices and our anticipated future growth, we believe that the shares that would become available under the 2020 Stock Plan if this Proposal Two is approved would enable us to continue to grant equity-based awards for approximately two to three years. Having this additional number of shares available is vital to our ability to attract and retain the talent required to support our continued growth and the continued transformational changes to our business model.

Existing Stock Plan Information

As of November 25, 2019, there were 13,805,443 shares subject to outstanding awards under the Prior Plans and, as of this same date, the shares subject to outstanding equity-based awards and available for issuance under the Prior Plans represented approximately 4.9% of our outstanding shares (commonly referred to as the “overhang”), assuming target performance for awards that were subject to performance-based vesting. The table below includes aggregate information regarding equity-based awards outstanding and the number of shares available for future awards under the Prior Plans and our 1995 Employee Stock Purchase Plan, as well as stock options assumed by us in the acquisitions of Vlingo Corporation, in each case, as of November 25, 2019, and the number of shares that would be available for issuance under the 2020 Stock Plan if this Proposal Two is approved by shareholders.

	Number of Shares	As a percentage of stock outstanding (as of November 25, 2019)
Outstanding stock options under the Prior Plans	—	—%
Outstanding RSUs and PSUs under the Prior Plans (with PSUs measured at target performance)	13,805,443	4.9%
Other awards outstanding under the Prior Plans	—	—%

Total shares subject to outstanding awards under the Prior Plans	13,805,443	4.9%
Total shares available for future issuance under the Prior Plans(1)	5,034,596	1.8%
Additional shares proposed to be available for issuance under the 2020 Stock Plan	9,000,000	3.2%

Maximum shares proposed to be available for issuance under the 2020 Stock Plan(2)	27,840,039	9.8%
Total shares available for future issuance under 1995 Employee Stock Purchase Plan	4,561,148	1.6%
Total shares subject to stock options assumed in the acquisitions of Vlingo Corporation(3)	13,185	—%

Total shares subject to existing equity awards, available for future issuance and proposed to be available for issuance	32,414,372	11.4%
Shares Outstanding as of November 25, 2019	284,174,622

(1)

Excluding shares subject to existing awards that may become available again for grant under the Prior Plans. If this Proposal Two is approved, any such shares, and any shares available for issuance under the Prior Plans as of the date of shareholder approval of this Proposal Two, will become available for grant under the 2020 Stock Plan, as described below under “Authorized Shares”.

(2)

Share counting provisions, including adjustments to the number of shares available under the 2020 Stock Plan and recycling of shares issued or available under the Prior Plans, are described below under “Authorized Shares” and “Adjustments.”

(3)

Stock options assumed in the acquisition of Vlingo Corporation have a weighted average exercise price of $17.17 and a weighted average remaining contractual term to exercise of 2.3 years. These are the only stock options outstanding.

Summary of the 2020 Stock Plan

The following is a brief summary of the material terms and features of the 2020 Stock Plan. A copy of the 2020 Stock Plan is attached as Annex B to this Proxy Statement, and we urge our shareholders to read it in its entirety. The following description of certain terms and features of the 2020 Stock Plan is qualified in its entirety by reference to the full text of the 2020 Stock Plan.

Administration

The 2020 Stock Plan will be administered by our Compensation Committee, which will have the discretionary authority to:

•	interpret the plan;

•	determine eligibility for and grant awards;

•	determine, modify or waive the terms and condition of any award;

•	determine whether awards will be settled in cash, shares of common stock, awards or other property;

•	prescribe forms, rules and procedures relating to the plan and awards; and

•	otherwise do all things necessary or desirable to carry out the purposes of the plan.

The Compensation Committee may delegate certain of its powers under the 2020 Stock Plan, to the extent permitted by law, to one or more of its members or members of the Board, officers, employees or other persons. As used in this summary, the term “Administrator” refers to our Compensation Committee or its authorized delegates, as applicable.

Eligibility to Receive Awards

Employees, directors, consultants and advisors of the Company and its subsidiaries will be eligible to receive awards under the 2020 Stock Plan. Eligibility for stock options intended to be incentive stock options within the meaning of Section 422 of the Code (“ISOs”) will be limited to employees of the Company or certain subsidiaries.

As of November 25, 2019, we estimate that approximately 5,000 employees and 8 directors would be eligible to participate in the 2020 Stock Plan.

Authorized Shares

Subject to adjustment as described below, the maximum number of shares of common stock that may be issued in satisfaction of awards under the 2020 Stock Plan will be 9,000,000 shares, plus (i) the number of shares available for issuance under the our Prior Plans as of the date the 2020 Stock Plan is approved by our shareholders (not to exceed 5,034,596 shares) and (ii) the number of shares underlying awards under the Prior Plans that on or after such date of shareholder approval expire or terminate or are surrendered without the delivery of shares, are forfeited to or repurchased by us or otherwise become available for grant under the terms of the applicable Prior Plan (not to exceed 13,805,443 shares) (the “Share Pool”). Up to 9,000,000 shares from the Share Pool may be issued in satisfaction of ISOs.

The following rules will apply in respect of the Share Pool:

•

Any shares of common stock withheld in payment of the exercise price or purchase price of a stock option or SAR, or in satisfaction of tax withholding requirements with respect to a stock option or SAR, will reduce the Share Pool.

•	All shares of common stock covered by a SAR any portion of which is settled in common stock will reduce the Share Pool.

•

Any shares of common stock withheld by us in satisfaction of tax withholding requirements for any award other than a stock option or SAR, and any shares of common stock underlying any portion of an award that is settled in cash or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by us without the issuance of common stock (or retention, in the case of restricted or unrestricted common stock), will increase the Share Pool.

•	The Share Pool will not be increased by any shares that are delivered under the 2020 Stock Plan that are subsequently repurchased by us using proceeds directly attributable to stock option exercises.

•	Shares issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the Share Pool.

Shares that may be issued under the 2020 Stock Plan may be authorized but unissued shares of our common stock or previously issued shares of our common stock that are acquired by us. The closing price of our common stock as reported on Nasdaq on November 25, 2019 was $18.04 per share.

Annual Individual Limits

With respect to any person in any calendar year, the maximum number of shares of common stock for which stock options may be granted and the maximum number of shares subject to SARs that may be granted under the 2020 Stock Plan is, in each case, 1,500,000 shares. The maximum number of shares subject to other awards that may be granted to any person in any calendar year is 1,200,000 shares. For the calendar year in which any person commences Employment, each of the foregoing limits shall be multiplied by two (2).

In addition, the aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted under the 2020 Stock Plan and cash fees or other compensation paid by us, in each case, for service as a director, may not exceed $750,000 (or $1 million for the calendar year the director is first elected or appointed to the Board).

Types of Awards

The Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock unit awards and other awards that are convertible into or otherwise based on our common stock, which we refer to collectively as awards. Dividends or dividend equivalents may also be granted or paid in connection with awards other than stock options and SARs under the 2020 Stock Plan, provided that any dividends or dividend equivalents will be subject to the same risk of forfeiture, if any, as applies to the underlying award.

•

Stock Options and SARs.    The Administrator may grant stock options intended to qualify as ISOs, stock options not intended to so qualify and SARs. For each stock option or SAR granted under the 2020 Stock Plan, the Administrator determines the number of shares covered by the stock option or SAR, the exercise price or base value from which appreciation is measured and the terms and conditions of the award. The exercise price of a stock option (or base value of a SAR) granted under the 2020 Stock Plan must be no less than 100% of the fair market value of a share of our common stock on the date of grant (110% in the case of certain ISOs), except in the case of certain substitute awards. Other than in connection with certain corporate transactions, we may not, without obtaining shareholder approval, reduce the exercise price or base value of any outstanding stock option or SAR, cancel outstanding stock options or SARs in exchange for stock options or SARs with a lower exercise price or base value, or cancel stock options or SARs that have an exercise price or base value that is greater than the fair market value of a share of our common stock on the date of such cancellation in exchange for cash or other consideration. No stock option or SAR may be granted for a term in excess of ten years (or five years, in the case of certain ISOs).

•

Stock Awards and Restricted Stock Awards.    The Administrator may grant stock awards, which may, but need not be, subject to forfeiture if specified vesting conditions are not satisfied. The Administrator determines the terms and conditions of any stock award granted under the 2020 Stock Plan.

•

Stock Unit and Restricted Stock Unit Awards.    The Administrator may grant stock unit awards, which may, but need not be, subject to forfeiture if specified vesting conditions are not satisfied. The Administrator determines the terms and conditions of any stock unit award granted under the 2020 Stock Plan.

•	Other Stock-Based Awards. The Administrator may grant other awards that are convertible into or otherwise based on common stock on such terms and conditions as it determines.

•	Performance Awards. The Administrator may grant awards subject to performance vesting conditions and such other terms and conditions as may be determined by the Administrator.

Vesting and Other Terms and Conditions of Awards

The Administrator will determine the terms and conditions of all awards granted under the 2020 Stock Plan, including the time or times an award will vest, become exercisable and remain exercisable, and may at any time accelerate the vesting or exercisability of an award or limit the vesting or exercisability of an award. No term of an award may provide for automatic “reload” grants of additional awards upon exercise of a stock option, SAR or otherwise as a term of an award.

Director Awards

The 2020 Stock Plan provides for the automatic grant of awards to non-employee directors as follows:

•

Initial Awards.    Each non-employee director who is first elected or appointed to the board on or after the date our shareholders approve the 2020 Stock Plan will automatically be granted, on the first business day following such election or appointment, a number of restricted stock units equal to $250,000 divided by the fair market value of a share of our common stock on the date of grant, prorated based on the number of days remaining in the calendar year following such election or appointment. Such restricted stock unit award will vest in full on the first January 1st following the date of grant, subject to the non-employee director’s continued service through such date.

•

Annual Awards.    On January 1st of each year following shareholder approval of the 2020 Stock Plan, each non-employee director who is then serving will automatically be granted a number of restricted stock units equal to $250,000 divided by the fair market value of a share of our common stock on the date of grant. Such restricted stock unit award will vest in full on the first anniversary of the date of grant, subject to the non-employee director’s continued service through such date.

Termination of Employment or Other Status

The Administrator will determine the effect of a termination of employment or other status of a participant on an award.

Transferability of Awards

Except as the Administrator may otherwise provide, awards may not be transferred, other than by will or the laws of descent and distribution, and, during the life of the participant, may be exercised only by the participant.

Corporate Transactions

Except as otherwise provided in an award or other agreement or by the Administrator, in the event of a consolidation, merger or similar transaction or series of related transactions in which we are not the surviving corporation or which results in the acquisition of all or substantially all of our then outstanding common stock by a person or group, a sale of all or substantially all of our assets, a change of control or dissolution or liquidation of the Company:

•

The Administrator will determine the extent to which the applicable performance vesting conditions associated with performance-based awards have been achieved as of the earlier of the transaction or the end of the performance period and, to the extent earned based on performance, such awards shall be eligible to vest based solely on continued employment;

•

Each outstanding unvested award that is eligible to vest solely based on continued employment (including any awards described above that are determined to be earned based on performance) shall be assumed, continued or substituted for by the acquiror with an award that substantially preserves the value as of the transaction and vests on the same schedule, except such award will vest in full if a participant’s employment is terminated for any reason other than cause or if the participant resigns for good reason (if the participant is party to an agreement that includes a definition of good reason), in either case, within one year following the transaction; and

•	Each outstanding unvested award that is not assumed, continued or substituted for as described above will vest in full in connection with the transaction.

In addition, the Administrator may provide for a payment with respect to some or all awards that are not assumed for an amount equal to the fair market value of the common stock subject to the applicable award minus any exercise, base or purchase price of such award and other terms and conditions as the Administrator determines.

Adjustments

In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure that constitutes an equity restructuring under the accounting rules, the

Administrator will make appropriate adjustments to the Share Pool, the individual limits described above, the number and kind of shares of stock or securities underlying awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to awards and any other provision of awards affected by the change. The Administrator may make similar adjustments to account for distributions or other events as appropriate to avoid distortion in the operation of the 2020 Stock Plan or any award.

Clawback

Awards under the 2020 Stock Plan will be subject to any of our policies that provides for forfeiture, disgorgement or clawback and will be subject to forfeiture and disgorgement to the extent required by law or stock exchange listing standards. The Administrator may provide that any outstanding awards or any proceeds or other amounts received in respect of any award will be subject to forfeiture and disgorgement in the event a participant violates any restrictive covenant by which he or she is bound.

Amendment or Termination

The Administrator may at any time amend the 2020 Stock Plan or any outstanding award, subject to the participant’s consent if it would materially and adversely affect the participant’s rights under the award and subject to any applicable shareholder approval requirements. The Administrator may at any time terminate the 2020 Stock Plan as to future grants of awards.

Term

No awards shall be granted under the 2020 Stock Plan after the completion of ten years from the date on which the plan is approved by our shareholders, but awards previously granted may extend beyond that time.

Certain Federal Income Tax Consequences of the 2020 Stock Plan

This following is a summary of certain U.S. federal income tax consequences associated with awards granted under the 2020 Stock Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2020 Stock Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted.

Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Unrestricted Stock Awards

A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Restricted Stock Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2020 Stock Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units

The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

New Plan Benefits

No awards under the 2020 Stock Plan have been granted to date. Because future awards under the 2020 Stock Plan will be granted in the discretion of the Administrator, the type, number, recipients, and other terms of such awards cannot be determined at this time.

The following table sets forth the awards that were granted to our named executive officers, our executive officers as a group, our non-employee directors as a group, and our other employees (who are not executive officers) as a group under the Prior Plans for the fiscal year ended September 30, 2019. The number of performance-based restricted stock units listed in the table below is based on the target number of shares of common stock subject to the awards, assuming the applicable performance conditions are achieved at target levels of achievement.

Name and Position	Number of Restricted Stock Units(1)	Number of Performance- Based Restricted Stock Units(2)
Mark Benjamin, Chief Executive Officer	233,240	233,240
Daniel Tempesta, Chief Financial Officer	160,352	80,176
Thomas Beaudoin, Executive Vice President, Business Transformation	131,196	65,598
Joseph Petro, Executive Vice President and Chief Technology Officer	192,423	128,281
Robert Weideman, Executive Vice President and General Manager, Enterprise Division	145,774	72,887
Executive Group	1,407,659	783,897
Non-Executive Director Group	76,392	—
Non-Executive Officer Employee Group	7,514,893	1,207,428

(1)	Includes RSUs issued in fiscal 2019 in satisfaction of annual bonuses under the fiscal 2018 AIP Program and excludes the RSU award granted to our CEO on April 11, 2019.

(2)	Excludes PSUs that were authorized in previous fiscal years, even if treated as granted for accounting purposes in fiscal 2019.

Vote Required; Recommendation of the Board

The affirmative vote of a majority of the common stock present at the 2020 Annual Meeting in person or by proxy and entitled to vote is required to approve the 2020 Stock Plan. Unless marked to the contrary, proxies received will be voted “FOR” approval of the 2020 Stock Plan. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the 2020 Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE

2020 STOCK PLAN.

PROPOSAL THREE

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Shareholders are being asked to approve, on an advisory basis, the compensation of the NEOs as described in the CD&A beginning on page 20 and the Compensation Tables beginning on page 45.

The Board encourages you to read the CD&A and Compensation Tables sections. As described in such sections, the Board believes the 2019 plan addressed several areas of feedback raised in prior engagement efforts, and the decisions made for 2020 are responsive to recent shareholder feedback.

These changes to the compensation program include:

2019:

•	Increased disclosure pertaining to the achievement of MBOs (strategic goals) and the corresponding payouts under the AIP;

•	Transitioned to a 3-year cliff-vesting period for PSUs under our LTI Plan;

•	Standardized a single performance metric, relative TSR, for PSUs granted so that all NEOs PSUs are earned based on the same metric;

•	Increased transparency around the payout range for PSUs in the LTI Plan, including what achievement of relative TSR is needed to achieve the specified payout levels;

•

Continued to fund the annual incentive plan based on corporate financial targets and changed the delivery of funding outcome to 80% corporate and/or business segment financial metrics and 20% individual MBOs; and

•	Required LTI Plan awards to be awarded by value rather than share count.

In fall of 2019, we reached out to shareholders owning approximately 60% of our outstanding shares and spoke with shareholders owning approximately 35% of our outstanding shares, to solicit feedback on changes contemplated to the program, with our Compensation Committee Chair participating in a majority of such meetings.

As a result of the shareholder feedback received in these meetings, the Board approved:

•	Starting in 2020, to increase the percentage of the PSUs portion of the LTI Plan for our CEO from 50% to 60%; and

•	Committed to incorporating an operational metric in the fiscal 2021 PSU award.

The Board is committed to continuing to engage and be responsive to shareholder feedback.

The Board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, including the CD&A the Compensation Tables and the related narrative.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values shareholders’ opinions, and the Compensation Committee and Board will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Vote Required; Recommendation of the Board

The affirmative vote of a majority of the shares of the Common Stock present or represented by proxy and voting at the 2020 Annual Meeting is required for approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the 2020 Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE COMPENSATION OF THE NAMED

EXECUTIVE OFFICERS

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

In November 2019, the Audit Committee approved the retention of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020. We expect that a representative of BDO will be present at the 2020 Annual Meeting to make a statement if he or she desires to do so, and such representative is expected to be available to respond to appropriate questions.

The shareholders are being asked to ratify the appointment of BDO as independent registered public accounting firm for the Company for the fiscal year ending September 30, 2020. BDO was engaged as the Company’s independent registered public accounting firm by the Audit Committee on October 24, 2004 and has audited the Company’s financial statements since 2004.

Audit Fees During Fiscal Years 2019 and 2018

The following table sets forth the approximate aggregate fees paid by the Company to BDO during the fiscal years ended September 30, 2019 and 2018.

	Fiscal 2019	Fiscal 2018
Audit Fees(1)	$3,532,480	$3,186,383
Audit-Related Fees(2)	4,216,200	3,686,654
Tax Fees(3)	—	—
All Other Fees	—	—
Total Fees	$7,748,680	$6,873,037

(1)

Audit Fees.    This category represents fees billed for professional services rendered by the principal accountant for the audits of the registrant’s annual financial statements and internal controls over financial reporting, review of the interim financial statements included in the registrant’s quarterly reports on Form 10-Q, statutory audits and other SEC filings.

(2)

Audit-Related Fees.    This category represents fees billed for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of registrant’s financial statements, primarily related to audits of specific subsidiaries and acquirees and accounting consultations.

(3)	Tax Fees. This category represents fees billed for professional services rendered by the principal accountant for tax compliance in certain international jurisdictions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the SEC require all independent registered public accounting firms that audit issuers to obtain pre-approval from their respective audit committees in order to provide professional services without impairing independence. As such, our Audit Committee has a policy and has established procedures by which it pre-approves all audit and other permitted professional services to be provided by our independent registered public accounting firm.

The pre-approval procedures include execution by the CFO and Audit Committee Chairperson, on behalf of the Company and the entire Audit Committee, of an audit and quarterly review engagement letter and pre-approval listing of other permitted professional services anticipated to be rendered during the foreseeable future. Additionally, from time to time, we may desire additional permitted professional services for which specific pre-approval is obtained from the Audit Committee Chairman, acting on behalf of the Company and the entire Audit Committee, before provision of such services commences. In doing this, the Company and Audit Committee have established a procedure whereby a BDO representative, in conjunction with the CFO or Chief Accounting Officer, contacts the Audit Committee Chairman and obtains pre-approval for such services on behalf of the entire Audit Committee, to be followed by a written engagement letter, as appropriate, confirming such arrangements between BDO and the Company. In addition, on a periodic basis, the entire Audit Committee is provided with a summary of all pre-approved services to date for its review. During the fiscal year ended September 30, 2019, all services provided by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Vote Required; Recommendation of the Board

Unless marked to the contrary, proxies received will be voted “FOR” approval of the ratification of the appointment of BDO as independent registered public accounting firm for the Company for the fiscal year ending September 30, 2020.

THE BOARD UNANIMOUSLY RECOMMENDS THAT NUANCE

SHAREHOLDERS VOTE “FOR” RATIFICATION OF APPOINTMENT OF BDO USA, LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financing reporting processes of the Company and audits of the financial statements of the Company on behalf of the Board. The Company’s management has primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting.

The Audit Committee is governed by a charter. A copy of the charter can be accessed by clicking on “Corporate governance – Governance documents” in the Investors section of our website, www.nuance.com. The charter was last amended effective May 2, 2017. The Audit Committee held five meetings during fiscal 2019. The Audit Committee is comprised solely of independent directors as defined by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company and the Company’s independent auditor. For fiscal 2019, the Audit Committee discussed with the Company’s independent auditor the overall scope and plan for its audit. The Audit Committee meets with the independent auditor, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditor. The Audit Committee is also involved in the selection of independent auditor’s lead audit partner. The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ (global) capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee retained BDO USA, LLP as the Company’s independent auditor for the fiscal year ended September 30, 2019. BDO USA, LLP has been the independent auditor for the Company since its appointment as such for the nine months ended September 30, 2004. The members of the Audit Committee believe that, due to BDO USA, LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its shareholders to continue retention of BDO USA, LLP to serve as the Company’s independent auditor for the fiscal year ending September 30, 2020. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board ask the shareholders, at the annual meeting of shareholders, to ratify the appointment of the independent auditors.

The Audit Committee reviewed with management the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2019, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in such financial statements. Furthermore, the Audit Committee reviewed and discussed with the Company’s management and BDO USA, LLP the evaluation of the Company’s design and functioning of its internal controls over financial reporting. The Audit Committee reviewed with BDO USA, LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. In addition, the Audit Committee has discussed with BDO USA, LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and has discussed with BDO USA, LLP its independence. The Audit Committee also considered the compatibility of non-audit services with BDO USA, LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2019 for filing with the SEC.

The Audit Committee

Robert Finocchio (Chair)

Daniel Brennan

Mark Laret

PROPOSAL FIVE

SHAREHOLDER PROPOSAL THAT THE CHAIRMAN OF THE BOARD MUST BE INDEPENDENT

Kenneth Steiner has submitted a shareholder proposal for consideration at the 2020 Annual Meeting. Mr. Steiner’s address is 14 Stoner Ave., 2M, Great Neck, NY 11021. We have been notified that Mr. Steiner has continuously held shares of Common Stock of the required value for over a year.

If properly presented at the 2020 Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by Mr. Steiner to the shareholders for approval is as follows:

Proposal 5 – Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require that the Chairman of the Board be an independent member of the Board whenever possible. Although it would be better to have an immediate transition to an independent Board Chairman, the Board would have the discretion to phase in this policy for the next Chief Executive Officer transition.

If the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived in the unlikely event that no independent director is available and willing to serve as Chairman.

It is important to have an independent board chairman policy because under our current governance rules the Chairman of Nuance Communications could always be a non-independent director. Independence is an important attribute for the Chairman of Nuance Communications.

Please vote to enhance oversight of our CEO:

Independent Board Chairman – Proposal 5

Our Board Recommends a Vote AGAINST this Proposal.

1.    The Board’s flexibility to determine the appropriate Board leadership structure is essential. One of the most important tasks undertaken by a board is to select the leadership of the board and the company. In order to execute this critical function most effectively and in the best interests of the shareholders, a board must maintain the flexibility to determine the appropriate leadership structure in light of the circumstances at a given time. The Board and the Nominating & Governance Committee continuously evaluate the appropriate leadership structure for the Board. As part of this evaluation, the Board considers, among other things, whether the current structure is appropriate to effectively address the specific business challenges and opportunities posed by our industry and the long-term interests of our shareholders.

2.    The Board currently has an independent Chairman, and all of our directors other than our CEO are independent. In 2018, we separated the Chairman and CEO roles and appointed a new, non-employee director as Chairman. Over the past two years, we have added six highly qualified, independent directors to the Board. Under the leadership of our independent Chairman, the current Board has made tremendous progress at Nuance over the last few years, including improving our executive compensation program to align with shareholders’ interests, ensuring our governance practices are best in class, and unlocking meaningful shareholder value through oversight of our strategic transformation. Given this success, our Board does not intend to change its leadership structure in the foreseeable future.

3.    Our corporate governance policies and practices promote independent oversight and ensure that the Board is held accountable. The Board is accountable to Nuance’s shareholders through the shareholder rights that are embedded in our governing documents. For example:

•

In 2018, we amended the Bylaws to permit shareholders or a group of shareholders holding 20% or more of our outstanding Common Stock to call a special meeting of shareholders, and in 2019, we reduced this threshold to 15%;

•	In 2018, we adopted majority voting for directors;

•

In 2017, we adopted proxy access, which permits a shareholder, or a group of up to 20 shareholders, owning 3% or more of Nuance’s outstanding Common Stock continuously for at least three years, to nominate and include in Nuance’s proxy materials director nominees constituting up to 20% of the Board (or at least two directors);

•	Our directors are elected annually;

•	The Board annually evaluates its effectiveness at governing the Company as well as its composition to ensure the appropriate mix of skills and diversity to provide strong, independent oversight;

•	Our certificate of incorporation and Bylaws include no supermajority provisions; and

•	We have only one class of stock with equal voting provisions.

The Board believes that adoption of this proposal is not necessary given the reasons noted above. The Board therefore recommends a vote AGAINST this proposal as it is not in the best interests of Nuance or our shareholders.

Vote Required; Board Recommendation

The affirmative vote of a majority of the shares of the Common Stock present or represented by proxy and voting at the 2020 Annual Meeting is required for approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the 2020 Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of November 25, 2019, unless otherwise noted, as to (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the Common Stock; (2) each of our directors and nominees; (3) each NEO; and (4) all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the Common Stock that they beneficially own, subject to applicable community property laws. All shares of Common Stock subject to options or warrants exercisable within 60 days of November 25, 2019 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 284,174,622 shares of Common Stock outstanding as of November 25, 2019.

Name and Address of Beneficial Owner(1)	Number Owned	Percent of Outstanding Shares
5% Shareholders
Vanguard Group, Inc.(2)	26,279,279	9.25%
PO Box 2600 Valley Forge, PA 19482
ClearBridge Investments LLC(3)	21,157,970	7.45%
620 8th Avenue New York, NY 10018
Victory Capital Management Inc.(4)	17,847,894	6.28%
45 Summer Street Boston, MA 02210
Ameriprise Financial, Inc.(5)	16,837,749	5.93%
70100 Ameriprise Financial Center Minneapolis, MN 55474
Named Executive Officers
Mark Benjamin(6)	187,633	*
Daniel Tempesta(7)	364,118	*
Thomas Beaudoin(8)	141,844	*
Joseph Petro(9)	105,803	*
Robert Weideman(10)	296,129	*
Non-Employee Directors
Lloyd Carney	10,132	*
Daniel Brennan	10,132	*
Thomas Ebling	10,132	*
Robert Finocchio Jr.(11)	106,928	*
Laura Kaiser(12)	44,060	*
Michal Katz	10,132	*
Mark Laret(11)	76,428	*
Sanjay Vaswani(11)	31,697	*
All directors and executive officers as a group (15 persons)(13)	1,408,824	*

*	Less than 1%.

(1)	Unless otherwise indicated, the address for the following shareholders is c/o Nuance Communications, Inc., One Wayside Road, Burlington, MA 01803.

(2)	This information regarding the beneficial ownership of Vanguard Group, Inc. is based on the Form 13F filed by such shareholder on September 29, 2019.

(3)	This information regarding the beneficial ownership of ClearBridge Investments LLC is based on Form 13F filed by such shareholder on September 29, 2019.

(4)	This information regarding the beneficial ownership of Victory Capital Management, Inc. is based on Form 13F filed by such shareholder on September 29, 2019.

(5)	This information regarding the beneficial ownership of Ameriprise Financial, Inc. is based on Form 13F filed by such shareholder on September 29, 2019.

(6)

Includes 69,687 unsettled time-based restricted stock units scheduled for issuance within sixty days of the record date. Mr. Benjamin does not have voting rights with respect to the shares underlying the restricted stock units.

(7)

Includes 20,932 unsettled time-based restricted stock units scheduled for issuance within sixty days of the record date. Mr. Tempesta does not have voting rights with respect to the shares underlying the restricted stock units.

(8)

Includes 17,421 unsettled time-based restricted stock units scheduled for issuance within sixty days of the record date. Mr. Beaudoin does not have voting rights with respect to the shares underlying the restricted stock units.

(9)

Includes 22,200 unsettled time-based restricted stock units scheduled for issuance within sixty days of the record date. Mr. Petro does not have voting rights with respect to the shares underlying the restricted stock units.

(10)

Includes 17,746 unsettled time-based restricted stock units scheduled for issuance within sixty days of the record date. Mr. Weideman does not have voting rights with respect to the shares underlying the restricted stock units.

(11)

Includes 22,281 unvested restricted stock units scheduled for issuance within sixty days of the record date for each of Messrs. Finocchio, Laret and Vaswani. Directors do not have voting rights with respect to the unvested restricted stock units.

(12)	Includes 34,008 unvested restricted stock units scheduled for issuance within sixty days of the record date. Ms. Kaiser does not have voting rights with respect to the unvested restricted stock units.

(13)	Includes 276,497 unsettled time-based restricted stock units for all directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC thereunder require the Company’s executive officers, directors and certain shareholders to file reports of ownership and changes in ownership of the Common Stock with the SEC. To the best of our knowledge, all of our executive officers and directors timely filed the reports required under Section 16(a) of the Exchange Act, except for Stefan Ortmanns who filed one late report due to an inadvertent administrative oversight by the Company.

ADDITIONAL INFORMATION

Other Matters

Management knows of no business or nominations that will be presented for consideration at the 2020 Annual Meeting other than as stated in the Notice of the 2020 Annual Meeting of Shareholder. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Householding

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our annual report, proxy statement or

Notice of Internet Availability of Proxy Materials is sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to Nuance Communications, Inc., One Wayside Road, Burlington, Massachusetts 01803 or upon telephonic request to 781-565-5000, Attn: Investor Relations. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Electronic Delivery of Future Proxy Materials

If you receive your proxy materials by mail, we encourage you to elect to receive future copies of our proxy materials by e-mail. To enroll in this program, follow the instructions included on your Notice of Internet Availability of Proxy Materials or in the proxy materials provided by your bank or broker. Enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is canceled. Enrolling to receive proxy materials online will save us the cost of printing and mailing documents and will reduce the environmental impact of our annual meetings.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement and is accessible by following the instructions in the Notice of Internet Availability of Proxy Materials. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

We filed our Annual Report on Form 10-K for fiscal 2019 with the SEC on November 26, 2019. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal 2019, excluding exhibits. Please send a written request to Investor Relations, Nuance Communications, Inc., One Wayside Road, Burlington, MA 01804 or access the report under at “Financial Information – SEC Filings “ in the Investors section of our website, www.nuance.com.

Incorporation by Reference

The information contained in this Proxy Statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Annex A

Reconciliation of GAAP to Non-GAAP Financial Measures

Use of non-GAAP Financial Measures

We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our Board of Directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The Board of Directors and management utilize these non-GAAP measures and results to determine our allocation of resources. In addition, and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our bonus payments made under our AIP are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP operating margin financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP operating margin helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations, we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance.

Definitions:

For purposes of the 2019 bonuses, we calculated the metrics as defined below.

1.

Non-GAAP revenue is defined to mean the sum of (i) GAAP revenue, (ii) revenue related to acquisitions that we would have recognized but for the purchase accounting treatment of these transactions, and (iii) revenue that we would have recognized had we not acquired intellectual property and other assets from the same customer.

2.

Non-GAAP operating expense is defined to mean the total of acquisition-related costs, net, restructuring and other expenses, net, certain non-cash charges including stock-based compensation, amortization of intangible assets, non-cash interest expense, asset impairment charges, and other expenses that we consider may affect our period-over-period comparability.

3.	Operating margin is defined to mean GAAP operating income (loss) as a percentage of GAAP revenue.

4.	Non-GAAP operating margin is defined to mean Non-GAAP operating income as a percentage of Non-GAAP revenue.

A-1

Nuance Communications, Inc.

Supplemental Financial Information—GAAP to Non-GAAP Reconciliations

(in thousands)

Unaudited

	Twelve Months Ended September 30,
	2019			2018
	ASC 606	Adjustments	ASC 605	ASC 605
GAAP revenues	$1,823,092	$35,633	$1,858,725	$1,842,298
Acquisition-related revenue adjustments	6,294	1,250	7,544	14,181

Non-GAAP revenues	$1,829,386	$36,883	$1,866,269	$1,856,479

GAAP income from operations	$132,672	$32,460	$165,132	$(117,477)
Gross profit adjustments	74,195	1,241	75,436	101,016
Stock-based compensation	110,520	—	110,520	107,679
Acquisition-related costs, net	8,909	—	8,909	16,093
Amortization of intangible assets	66,730	—	66,730	73,997
Restructuring and other charges, net	80,465	—	80,465	57,026
Impairment of goodwill and other intangible assets	—	—	—	170,941
Other	15,884	(71)	15,813	60,460

Non-GAAP income from operations	$489,375	$33,630	$523,005	$469,735

GAAP net income (loss) from continuing operations	$114,338	$30,497	$144,835	$(184,904)
Acquisition-related adjustment—revenues	6,294	1,250	7,544	14,181
Acquisition-related costs, net	8,909	—	8,909	16,093
Cost of revenue from amortization of intangible assets	36,833	—	36,833	50,886
Amortization of intangible assets	66,730	—	66,730	73,997
Restructuring and other charges, net	80,465	—	80,465	57,026
Impairment of goodwill	—	—	—	170,941
Stock-based compensation	141,212	—	141,212	142,909
Non-cash interest expense	49,488	—	49,488	49,091
Adjustment to income tax expense	(192,297)	(4,657)	(196,954)	(155,297)
Other	20,111	(79)	20,032	60,786

Non-GAAP net income	$332,083	$27,011	$359,094	$295,709

Non-GAAP diluted net income per share	$1.14		$1.24	$1.00

Diluted weighted average common shares outstanding	290,125		290,125	295,381

A-2

ANNEX B

NUANCE COMMUNICATIONS, INC.

2020 STOCK PLAN

1. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2. PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards.

3. ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; to determine eligibility for and grant Awards; to determine, modify or waive the terms and conditions of any Award; to determine the form of settlement of Awards (whether in cash, shares of Stock, Awards or other property); to prescribe forms, rules and procedures relating to the Plan and Awards; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4. LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares.    Subject to adjustment as provided in Section 8(b), the number of shares of Stock that may be issued in satisfaction of Awards under the Plan is (i) 9,000,000 shares of Stock, plus (ii) the number of shares of Stock available for issuance under the Prior Plans as of the Date of Adoption (which will not exceed 5,034,596 shares), plus (iii) the number of shares of Stock underlying awards under the Prior Plans (which will not exceed 13,805,443 shares) that on or after the Date of Adoption expire or terminate or are surrendered without the delivery of shares of Stock, are forfeited to, or repurchased by, the Company, or otherwise become available again for grant under a Prior Plan in accordance with its terms (collectively, the “Share Pool”). Up to 9,000,000 of the shares of Stock from the Share Pool may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be granted under the Plan. For purposes of this Section 4(a), the number of shares of Stock issued in satisfaction of Awards will be determined (i) by reducing the Share Pool by the number of shares of Stock withheld by the Company in payment of the exercise price or purchase price of a Stock Option or SAR or in satisfaction of tax withholding requirements with respect to a Stock Option or SAR, (ii) by reducing the Share Pool by the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement), and (iii) by increasing the Share Pool by any shares of Stock withheld by the Company in satisfaction of tax withholding requirements, with respect to Awards other than Stock Options or SARs, and by any shares of Stock underlying any portion of an Award that is settled in cash or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance of Stock (or retention, in the case of Restricted Stock or Unrestricted Stock). For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with the requirements of Section 422, to the extent applicable.

(b) Substitute Awards.    The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock issued in respect of Substitute Awards will be in addition to and will not reduce the Share Pool. Notwithstanding the foregoing or anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all, provided, however, that Substitute Awards will not be subject to the limits described in Section 4(d).

(c) Type of Shares.    Stock issued by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be issued under the Plan.

(d) Individual Limits.

(1) The following additional limits apply to Awards of the specified type granted to any person in any calendar year:

(A) Stock Options: 1,500,000 shares of Stock;

(B) SARs: 1,500,000 shares of Stock; and

(C) Awards other than Stock Options and SARs: 1,200,000 shares of Stock;

except that, for the calendar year in which any person commences Employment, each of the foregoing limits shall be multiplied by two (2).

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year are aggregated and made subject to one limit; (ii) the limits applicable to Stock Options and SARs refer to the number of shares of Stock underlying those Awards; and (iii) the share limit under clause (C) refers to the maximum number of shares of Stock that may be issued, or the value of which may be paid in cash or other property, under Awards of the type specified in clause (C), assuming maximum payout levels.

(2) In addition to the foregoing limits, the aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, in each case, for his or her services as a Director during such calendar year, may not exceed $750,000 (or $1,000,000 for the calendar year the Director is first elected or appointed to the Board), calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules and assuming maximum payout levels.

5. ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6. RULES APPLICABLE TO AWARDS

(a) All Awards.

(1) Award Provisions.    The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein. No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Option or SAR or otherwise as a term of an Award. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan.    No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability.    Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and ISOs may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

(4) Vesting; Exercisability.    The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, the following rules will apply if a Participant’s Employment ceases:

(A) Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested, will be forfeited.

(B) Subject to (C) and (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) Subject to (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or by the Company or any of its subsidiaries due to his or her Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of such cessation of employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

(5) Recovery of Compensation.    The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant by which he or she is bound. Each Award shall be subject to any policy of the Company or any of its subsidiaries that provides for forfeiture, disgorgement or clawback with respect to incentive compensation that includes Awards under the Plan and shall be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6(a)(5) and to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5). Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6) Taxes.    The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to an Award as it deems necessary. Without limitation to the foregoing, the Company or any parent or subsidiary of the Company shall have the authority and the right to deduct or withhold (by any means set forth herein or in an Award agreement), or require a Participant to remit to the Company or a parent or subsidiary of the Company, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to the Participant and required by law to be withheld (including any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or any parent or subsidiary of the Company). The Administrator, in its sole discretion, may hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such amounts had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any parent or subsidiary of the Company.

(7) Dividend Equivalents.    The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (b) no dividends or dividend equivalents shall be payable with respect to Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.

(8) Rights Limited.    Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

(9) Coordination with Other Plans.    Shares of Stock and/or Awards under the Plan may be issued or granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the Share Pool in accordance with the rules set forth in Section 4).

(10) Section 409A.

(A) Without limiting the generality of Section 12(b), each Award will contain such terms as the Administrator determines and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B) Notwithstanding anything to the contrary in the Plan or any Award agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including, but not limited to, changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or advisable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(C) If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death

(the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(D) For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

(E) With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of any additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(b) Stock Options and SARs.

(1) Time and Manner of Exercise.    Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be considered to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. The Administrator may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2) Exercise Price.    The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of Section 422(b)(6) of the Code, 110%) of the Fair Market Value of a share of Stock, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.

(3) Payment of Exercise Price.    Where the exercise of an Award (or portion thereof) is to be accompanied by a payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise issuable upon exercise, in either case, that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term.    The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2)).

(5) No Repricing.    Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 8, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs; (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs; or (iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

7. DIRECTOR AWARDS

(a) Initial Director Awards.    Each Director who is first elected or appointed to the Board on or after the Date of Adoption shall be granted on the first business day following the date of such election or appointment (which such date shall be the Grant Date), automatically and without further action by the Board or the Compensation Committee, the number of RSUs, rounded down to the nearest whole number, equal to the quotient of (i) $250,000 divided by (ii) the Fair Market Value of a share of Stock on such Grant Date, pro-rated based on the number of days remaining in the calendar year following such election or appointment divided by three hundred and sixty-five (365) (each, an “Initial Director Award”). Each Initial Director Award shall vest in full on the first January 1st following its Grant Date, provided that the Director remains in continuous Employment through such date. In the event that a Director experiences a termination of Employment for any reason prior to such vesting date, the Director shall automatically forfeit any then unvested Initial Director Award for no consideration.

(b) Annual Director Awards.    On January 1st of each year following the Date of Adoption (which January 1st shall be the Grant Date), each Director who is then serving on the Board shall be granted, automatically and without further action by the Board or the Compensation Committee, the number of RSUs, rounded down to the nearest whole number, equal to the quotient of (i) $250,000 divided by (ii) the Fair Market Value of a share of Stock on such Grant Date (each, an “Annual Director Award”). Each Annual Director Award shall vest in full on the first (1st) anniversary of its Grant Date, provided that the Director remains in continuous Employment through such date. In the event that a Director experiences a termination of Employment for any reason prior to such vesting date, the Director shall automatically forfeit any then unvested Annual Director Award for no consideration.

(c) Terms of Director Awards.    Each Initial Director Award and Annual Director Award shall be subject to a form of Award agreement evidencing Awards to Directors under the Plan as in effect on the Grant Date.

(d) Settlement of RSUs.    Unless the applicable Director elects to defer settlement of his or her Initial Director Award or Annual Director Award, as applicable, in accordance with the terms of any deferred compensation plan of the Company as in effect from time to time, the Company shall deliver to each Director the number of shares of Stock subject to any Initial Director Award or Annual Director Award or, if set forth in the Award agreement evidencing such Award, cash or a combination of cash and shares of Stock, in any case, within thirty (30) days following the vesting date set forth in Section 7(a) or (b) above, as applicable. In the event a Director elects to defer settlement of his or her Initial Director Award or Annual Director Award, as applicable, the Award will be paid at the time and in the form set forth in the applicable deferred compensation plan or election or participation agreement or form thereunder.

(e) Amendment.    Subject to Section 4(d)(2), the Administrator may amend the provisions of this Section 7 at any time and in such respects as it shall deem advisable.

8. EFFECT OF CERTAIN TRANSACTIONS

(a) Covered Transactions.    Except as otherwise expressly provided in an Award or other agreement or by the Administrator, in the event of a Covered Transaction:

(1) With respect to each unvested Award (or portion thereof) that is outstanding as of the consummation of the Covered Transaction that is eligible to vest based on performance, the Administrator shall determine the extent to which the applicable performance vesting conditions have been achieved as of the consummation of the Covered Transaction (or the end of the applicable performance period, if earlier) and the Award (or portion thereof), to the extent earned based on performance, shall thereafter be eligible to vest solely based on continued Employment. Each such Award (or portion thereof), and each unvested Award (or portion thereof) that is outstanding as of the consummation of the Covered Transaction that is eligible to vest solely based on continued Employment, shall be assumed, continued or substituted for by the acquiror or survivor or an affiliate of the acquiror or survivor with an award that substantially preserves the value of the Award (or portion) as of the consummation of the Covered Transaction and vests on the same schedule as the Award so assumed, continued or substituted for; provided, that if within one (1) year following the consummation of the Covered Transaction, a Participant’s Employment is terminated by the Company or any of its subsidiaries or any successor thereof for any reason other than Cause or, if a Participant is party to a then-effective employment, change of control or severance-benefit agreement with the Company or any of its subsidiaries that contains a definition of “Good Reason,” if the Participant resigns for Good Reason (as defined in such agreement), such Award or any award granted in substitution therefor (or portion thereof) shall vest in full.

(2) Each unvested Award that is outstanding as of the consummation of a Covered Transaction that is not assumed, continued or substituted for as provided in Section 8(a)(1) shall vest in full in connection with the consummation of the Covered Transaction.

(3) Subject to Section 8(a)(5), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards that are not assumed, continued or substituted for as described in Section 8(a)(1) above or any portion thereof (including only the vested portion thereof), equal in the case of each applicable Award or portion thereof to the excess, if any, of (i) the fair market value of a share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (ii) the aggregate exercise or purchase price, if any, of such Award or such portion (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally ) as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the fair market value of a share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(4) Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 8(a)(1) and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5) Any share of Stock and any cash or other property delivered pursuant to Section 8(a)(2) or Section 8(a)(3) with respect to an Award may, in the discretion of the Administrator, contain such limitations or restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 8(a)(3) will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions with Respect to Stock.

(1) Basic Adjustment Provisions.    In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the Share Pool, the individual limits described in Section 4(d), the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments.    The Administrator may also make adjustments of the type described in Section 8(b)(1) to take into account distributions to stockholders other than those provided for in Section 8(a) and 8(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3) Continuing Application of Plan Terms.    References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 8.

9. LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to issue any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously issued under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of issuance listed on any stock exchange or national market system, the shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the issuance of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or

non-U.S. securities law. Any Stock issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

10. AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided that, except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to materially and adversely affect the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do in the Plan or at the time the applicable Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, without prejudice to the Administrator’s rights hereunder, no adjustment to any Award pursuant to the terms of Section 8 or Section 13 will be treated as an amendment to such Award requiring a Participant’s consent.

11. OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its subsidiaries to grant any person bonuses or other compensation in addition to Awards under the Plan.

12. MISCELLANEOUS

(a) Waiver of Jury Trial.    By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding, or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability.    Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

13. RULES FOR PARTICIPANTS SUBJECT TO NON-U.S. LAWS

The Administrator may at any time and from time to time (including before or after an Award is granted) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan for Participants based outside of the U.S. and/or subject to the laws of countries other than the U.S., including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award agreement for the purpose of complying or facilitating compliance with non-U.S. laws or taking advantage of tax favorable treatment or for any other legal or administrative reason determined by the Administrator. Any such sub-plan, supplement or appendix may contain, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional or different terms and conditions, as the Administrator deems necessary or desirable and will be deemed to be part of the Plan but will apply only to Participants within the group to which the sub-plan, supplement or appendix applies (as determined by the Administrator); provided, however, that no sub-plan, supplement or appendix, rule or regulation established pursuant to this provision shall increase the Share Pool contained in Section 4 of the Plan or cause a violation of any U.S. law.

14. GOVERNING LAW

(a) Certain Requirements of Corporate Law.    Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

(b) Other Matters.    Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 13, the domestic substantive laws of the Commonwealth of Massachusetts govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction.    Subject to Section 12(a) and except as may be expressly set forth in an Award agreement, by accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by applicable law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cause”: In the case of any Participant who is party to an employment, change of control or severance-benefit agreement with the Company or any of its subsidiaries that contains a definition of “Cause,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Cause” means, as determined by the Administrator, (i) any act of dishonesty or fraud taken by the Participant in connection with his or her responsibilities as an employee or other service provider; (ii) the Participant’s breach of his or her fiduciary duties or duty of loyalty owed to the Company, or breach of the duty to protect the Company’s confidential and proprietary information; (iii) the Participant’s commission of a felony or a crime involving fraud, embezzlement, misappropriation of funds or any other act of moral turpitude; (iv) the Participant’s gross negligence or misconduct in the performance of his or her duties; (v) the Participant’s breach of, or failure to comply with, the Plan, any Award agreement or any other agreement with the Company or any of its subsidiaries or any written policy or code of conduct of the Company or any of its subsidiaries; (vi) the Participant’s engagement in any conduct or activity that results, or could result, in negative publicity or public disrespect, contempt or ridicule of the Company or any of its subsidiaries; (vii) the Participant’s failure to abide by the lawful and reasonable directives of the Company or the Participant’s supervisor; or (viii) the Participant’s failure to perform the material duties of the Participant’s position.

“Change of Control”: the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities;

(ii) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (in substantially the same proportions relative to each other as immediately prior to the transaction); or

(iii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (it being understood that the sale or spinoff of one or more (but not all material) divisions of the Company shall not constitute the sale or disposition of all or substantially all of the Company’s assets).

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Nuance Communications, Inc., a Delaware corporation.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) a Change of Control, or (iv) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The date the Plan was approved by the Company’s stockholders.

“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to an employment, change of control or severance-benefit agreement that contains a definition of “Disability” (or a corollary term), the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Disability” means, as determined by the Administrator, absence from work due to a disability for a period in excess of ninety (90) days in any twelve (12)-month period that would entitle the Participant to receive benefits under the Company’s long-term disability program as in effect from time to time (if the Participant were a participant in such program).

“Employee”: Any person who is employed by the Company or any of its subsidiaries.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries. If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the NASDAQ Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“Grant Date”: The date the applicable Award is granted under the Plan.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the Award Agreement evidencing such Stock Option.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to performance vesting conditions, which may include Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss.

“Plan”: The Nuance Communications, Inc. 2020 Stock Plan, as from time to time amended and in effect.

“Prior Plans”: The Nuance Communications, Inc. 2000 Stock Plan and the Nuance Communications, Inc. 1995 Directors’ Stock Plan, in each case, as amended and/or amended and restated.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the issuance of Stock or delivery of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to issue Stock or deliver cash measured by the value of Stock in the future.

“Substitute Award”: An Award issued under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

VOTE BY INTERNET - www.proxyvote.com
NUANCE COMMUNICATIONS, INC. 1 WAYSIDE ROAD BURLINGTON, MA 01803-4609	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors
Nominees
01 Mark Benjamin 02 Daniel Brennan 03 Lloyd Carney 04 Thomas Ebling 05 Robert Finocchio 06 Laura Kaiser 07 Michal Katz 08 Mark Laret 09 Sanjay Vaswani
The Board of Directors recommends you vote FOR proposals 2. , 3. and 4.							For	Against	Abstain
2.	To approve adoption of the Company’s 2020 Stock Plan.						☐	☐	☐
3.	To approve a non-binding advisory resolution regarding Executive Compensation.						☐	☐	☐
4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020.						☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:							For	Against	Abstain
5.	To vote on a stockholder proposal to require an independent chair.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 are available at www.proxyvote.com

NUANCE COMMUNICATIONS, INC.

Annual Meeting of Stockholders

January 22, 2020

The undersigned stockholder of Nuance Communications, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated December 12, 2019 and hereby appoints Mark Benjamin, Wendy Cassity, and Daniel D. Tempesta and each of them, proxies and attorney-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Nuance Communications, Inc. to be held on January 22, 2020 at 8:00 a.m. local time, at the Company’s office located at One Wayside Road, Burlington, MA 01803 or any adjournment thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned on November 25, 2019 as hereinafter specified upon the proposals listed, and with discretionary authority upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side